As filed with the Securities and Exchange Commission on February 20, 2008.
Registration No. 333-138982

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PROFESSIONAL VETERINARY PRODUCTS, LTD.
(Exact name of registrant as specified in its charter)

Nebraska (State or other jurisdiction of incorporation or organization)	5047 (Primary Standard Industrial Classification Code Number)	37-1119387 (I.R.S. Employer Identification No.)

10077 South 134th Street, Omaha, NE 68138
(402) 331-4440
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

LIONEL L. REILLY, D.V.M.
President and Chief Executive Officer
Professional Veterinary Products, Ltd.
10077 South 134th Street, Omaha, NE 68138
(402) 331-4440
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
Richard E. Putnam
Amber Neubert
Baird Holm LLP
1500 Woodmen Tower, Omaha, Nebraska 68102-2068
(402) 636-8285

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one)

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐

(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as maybe necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED FEBRUARY 20, 2008

500 Shares

PROFESSIONAL VETERINARY PRODUCTS, LTD.

COMMON STOCK

Professional Veterinary Products, Ltd. is offering 500 shares of its common stock.

Investing in the common stock involves risks.

See “Risk Factors” beginning on page 3.

PRICE $3,000 PER SHARE

	Price to Qualified	Proceeds, before
	Shareholders*	Expenses, to Company

Per Share	$3,000	$3,000
Total	$1,500,000	$1,500,000

*Ownership of common stock is limited to licensed, practicing veterinarians (or businesses comprised of veterinarians). Each shareholder is limited to ownership of one share of stock.

There is no established public trading market for the Company’s common stock. The stock’s price is fixed at $3,000 per share and may not be sold, assigned or otherwise transferred, except back to the Company at the same $3,000 price.

The Company plans to offer the shares directly to prospective investors through certain officers of the Company.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2008

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the first page. Our business, financial condition, results of operations, and prospects may have changed since that date. Information contained in our website does not constitute part of this prospectus.

PROSPECTUS SUMMARY

The following summary contains basic information about Professional Veterinary Products, Ltd. and its subsidiaries and highlights information contained elsewhere in the prospectus. It does not contain all information you should consider before deciding to purchase shares of common stock in this offering. You should read the entire prospectus carefully, including the financial statements and the notes to those financial statements, and the information under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before making an investment decision. The terms “Professional Veterinary Products”, “Company”, “we”, “us”, “our” and similar terms refer to Professional Veterinary Products, Ltd. unless the context otherwise requires.

GENERAL

Professional Veterinary Products, Ltd. was organized as a Missouri corporation on August 2, 1982, and domesticated in Nebraska on September 22, 1999 with the sole purpose of acting as a wholesale buyer of pharmaceuticals, vaccines, supplies, equipment and other items related to the practice of veterinary medicine in order to sell such items at a reduced cost to its shareholders.

Ownership of stock in our Company is limited to licensed veterinarians and veterinary clinics in which medical decisions are made by licensed veterinarians. Each shareholder is limited to ownership of one share of stock, which is purchased at the fixed price of $3,000. No veterinary practice composed of multiple veterinarians may own more than one (1) share of the Company’s stock. The share of stock may not be sold, assigned, or otherwise transferred, except repurchased by the Company for the original purchase price.

Our business purpose has been, and continues to be, to provide services and products at competitive prices, which allows our customers to be more competitive within their practice areas. Our services and products are available to both our shareholders and non-shareholder customers; however, non-shareholder customers do not benefit from our annual performance rebate program which is based on the shareholders’ profit to the company from purchases of goods from the Company. Our customers place product orders with our offices in Omaha, Nebraska, which are filled from our warehouse facilities in Omaha, Nebraska, York, Pennsylvania, and Hereford, Texas and then shipped to our customers. As a wholesaler, we acquire our products from original manufacturers of the products. Over time, we have increased our sales to non-shareholder customers. The increase in non-shareholder customer sales has not affected our underlying business objectives, and our shares continue to have the following unique characteristics:

•	Our shares have been and will continue to be sold for a fixed price of $3,000 per share.

•	Our shares have been and will continue to be redeemed for the fixed price. Shareholders may only sell their shares back to the Company. They cannot sell, assign or otherwise transfer their shares to other persons or entities.

•	Only one class of stock has been and will continue to be issued, and each shareholder is limited to ownership of one share of stock.

•	Shares have been and will continue to be issued only to licensed individual veterinarians and or business entities comprised of licensed veterinarians.

As of July 31, 2007, approximately 69% of our net sales and other revenue was generated from our shareholders and 31% of our total revenue was generated from non-shareholder customers.

We do not manufacture, re-label, or in any other manner alter packaged goods or products. We sell and distribute nearly 20,000 different products designed to meet nearly every veterinary practitioner’s product needs. Both our shareholders’ business and our business continue to change. We believe that the continuous integration of food producing animal producers has changed the method of distribution of animal health products. We are experiencing increasing interest by companion animal veterinarians which has led to more shareholders in the metropolitan areas.

We have never paid dividends on our stock, do not anticipate paying any dividends in the near future and currently are restricted from paying dividends by our credit facilities. We currently intend to use the funds from our sale of shares to repay existing indebtedness. There is no established public trading market for our shares, and we do not anticipate that such a market will exist in the near future.

Our Board of Directors is comprised of eight veterinarian shareholders who are elected on staggered terms from eight geographic districts. In addition to the eight shareholder directors, the Board of Directors may nominate up to two individuals to be elected as non-shareholder directors. Non-shareholder directors shall be elected for three-year terms and be voting members of the board. The President of the Company also may be elected to serve on the Board of Directors, and if elected, the President would be a non-voting member.

COMPANY INFORMATION

The Company was chartered on August 2, 1982 as a Missouri corporation, and on September 22, 1999, the Company surrendered its Missouri charter and became a Nebraska corporation.

The Company’s principal executive office is located at 10077 South 134th Street, Omaha, Nebraska 68138. Its telephone number is (402) 331-4440. Our website address is www.pvpl.com. Information contained in our website is not incorporated by reference into this prospectus, and you should not consider information contained in our website as part of this prospectus.

THE OFFERING

Common Stock Offered	500 shares

Common Stock to be Outstanding After the Offering	2,545 shares (based on 2,045 shares outstanding as of January 31, 2008)

Price per Share	$3,000 per share, which is fixed in our Articles of Incorporation.

Use of Proceeds	To repay existing indebtedness. See “Use of Proceeds.”

Dividend Policy	We do not anticipate paying cash dividends in the foreseeable future. See “Dividend Policy.”

RISK FACTORS

An investment in our common stock involves a high degree of risk. Potential investors should carefully consider the risk factors set forth under “Risk Factors” beginning on page 3 and other information contained in this prospectus before investing in our common stock.

RISK FACTORS

The value of your investment will be subject to the significant risks inherent in our business. Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus. If any of the events described below occur, our business and financial results could be adversely affected in a material way, and you, therefore, may lose all or part of your investment. The risks and uncertainties described below are not the only risks and uncertainties the Company faces. Additional risks and uncertainties not presently known to the Company or that are currently deemed immaterial also may impair its business operations in a material way. If any of the following risks actually occur, the Company’s business, financial condition or results of operations may suffer.

RISKS RELATED TO OUR BUSINESS

Our Operating Results May Fluctuate Due to Factors Outside of Management’s Control

The Company’s operating results may significantly fluctuate, and you should not rely on them as an indication of the Company’s future results. Future revenues and results of operations may significantly fluctuate due to a combination of factors, many of which are outside of management’s control. The most notable of these factors include:

•	vendor rebates;

•	seasonality;

•	the impact of economic factors on the national veterinary practices;

•	the timing and effectiveness of marketing programs offered by our vendors;

•	the timing of the introduction of new products and services;

•	the timing and effectiveness of capital expenditures;

•	changes in manufacturer contracts; and

•	competition.

Any of the factors could adversely impact our results of operations and financial condition. The Company may be unable to reduce operating expenses quickly enough to offset any unexpected revenue shortfall. If the Company has a shortfall in revenue without a corresponding reduction to its expenses, operating results may suffer. The Company’s operating results for any particular quarter may not be indicative of future operating results. You should not rely on quarter-to-quarter comparisons of results of operations as an indication of the Company’s future performance.

Failure to Manage Growth Could Impair Our Business

Our business has continued to grow, and our revenues increased from $298.9 million in fiscal 2003 to $342.7 million in fiscal 2007. During that same period, we have expanded our operations in the United States.

It may be difficult to manage rapid growth in the future, and our future success depends on our ability to implement and/or maintain:

•	Sales and marketing programs;

•	Customer support programs;

•	Current and new product and service lines;

•	Technical support which equals or exceeds our competitors;

•	Vendor relationships;

•	Recruitment and training of new personnel; and

•	Operational and financial control systems.

Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures and to expand the training of our work force. If we are not able to manage the rapid growth, there is a risk our customer service quality could deteriorate, which may lead to decreased sales or no profitability.

Loss of Key Personnel Could Harm Our Business

Our future success depends to a significant extent on the skills, experience and efforts of Company President and Chief Executive Officer, Dr. Lionel Reilly, and key members of his staff. The loss of any or all of these individuals could damage our business. In addition, we must continue to develop and retain a core group of individuals if we are to realize our goal of continued expansion and growth. We cannot assure you that we will be able to do so.

Due to the specialized nature of our products and services, generally, only highly qualified and trained individuals have the necessary skills to market our products and provide our services. We face intense competition for the hiring of these professionals. Any failure on our part to hire, train and retain a sufficient number of qualified professionals would damage our business. We have an employment agreement with Dr. Reilly, which automatically renews for successive one year periods unless terminated by either party. For additional information, see “Employment Agreement.”

There is No Market for Our Stock and the Value of the Stock Will Not Increase

There is no established public trading market for the Company’s common stock, and there will be no established public trading market after this offering. Sales are limited to licensed veterinarians and veterinary clinics, and our common stock will not be sold, assigned, or otherwise transferred to anyone other than the Company. The price of each share is fixed at $3,000, or such lesser amount as determined by the Board of Directors in its discretion as provided in our Articles of Incorporation and Bylaws. A share will not increase in value. If a shareholder wishes to redeem his, her or its share, the shareholder must sell it to the Company, and the Company may, but is not obligated to purchase such share. If the Company elects to purchase the share, such shareholder will receive only the amount he, she or it paid for the share.

It is Unlikely We Will Pay Dividends

We have never declared or paid any cash dividends on our common stock. While our Articles of Incorporation and Bylaws allow the payment of dividends, we currently intend to retain any future earnings for funding the growth of our business and repayment of existing indebtedness, and therefore, we do not currently anticipate declaring or paying cash dividends on our common stock in the foreseeable future. In addition, our loan agreements restrict us from paying such dividends.

We Rely on Strategic Relationships to Generate Revenue

To be successful, we must establish and maintain strategic relationships with leaders in the manufacturing industry. This is critical to our success because we believe that these relationships will enable us to:

•	Extend the reach of our distribution and services to the various participants in the veterinary industry;

•	Obtain specialized expertise; and

•	Generate revenue.

Entering into strategic relationships is complicated because some of our current and future manufacturers are potential strategic partners, and these manufacturers may decide to compete with us in the future. In addition, we may not be able to establish relationships with key participants in the veterinary distribution industry if we have established relationships with competitors of these key participants. Consequently, it is important that we are perceived as independent of any particular customer or partner.

Some of our agreements with manufacturers run for one year. We may not be able to renew our existing agreements on favorable terms or at all. If we lose the right to distribute products under such agreements, we may lose access to certain products and lose a competitive advantage. Potential competitors could sell products from manufacturers that we fail to continue with and erode our market share.

Performance or Security Problems With Our Systems Could Damage Our Business

Our information systems are dependent on third party software, global communications providers, telephone systems and other aspects of technology and internet infrastructure that are susceptible to failure. Though we have implemented redundant systems and security measures, our customer satisfaction and our business could be harmed if we or our suppliers experience any system delays, failures, loss of data, outages, computer viruses, break-ins or similar disruptions. We currently process all customer transactions and data at our facilities in Omaha, Nebraska. Although we have safeguards for emergencies, including, without limitation, sophisticated back-up systems, the occurrence of a major catastrophic event or other system failure at either of our distribution facilities could interrupt data processing or result in the loss of stored data. This may result in the loss of customers or a reduction in demand for our services. Only some of our systems are fully redundant and although we do carry business interruption insurance, it may not be sufficient to compensate us for losses that may occur as a result of system failures. If disruption occurs, our profitability and results of operations may suffer.

We Face Significant Competition

The market for veterinary distribution services is intensely competitive, rapidly evolving and subject to rapid technological change. We compete with numerous vendors and distributors based on customer relationships, service and delivery, product selection, price and other capabilities. Some of our competitors have more customers, stronger brand recognition or greater financial resources than we do. Many of our competitors have comparable product lines, technical experience, distribution strategies and financial resources. These organizations may be better known and have more customers. We may be unable to compete successfully against these organizations.

Many of our competitors have distribution strategies that directly compete with us. We have many competitors including Animal Health International, Inc., Butler Animal Health Supply, LLC, Lextron Animal Health, Inc., MWI Veterinary Supply Co., and Webster Veterinary Supply as well as other national, regional, local and specialty distributors.

In addition, we expect that companies and others specializing in the veterinary products industry will offer competitive products. Some of our large manufacturers/suppliers also may compete with us through direct marketing and sales of their products. Increased competition could result in price reductions, decreased revenue, and lower profit margins; loss of market share; and increased marketing expectations. These and other competitive factors could materially and adversely affect the Company’s results of operations.

Investors May Fail to Pay the Installment Payments

An investor may choose from two payment plans:  (1) one payment for the full $3,000 cost of the share; or (2) three installments of $1,000 each, with the second and third installments due thirty and sixty days after the first installment is paid. The payment plans are not available in all states in which we offer our shares of common stock. It is possible investors may fail to pay all or a portion of the installment payments when due, thereby depriving the Company of the anticipated offering proceeds.

We May Not Be Able To Raise Needed Capital In the Future

To the extent that our existing sources of cash, plus any cash generated from operations, are insufficient to fund our activities, we may need to raise additional funds. If we issue additional stock to raise capital, your percentage of ownership in us would be reduced. Holders of debt would have rights, preferences or privileges senior to those you possess as a holder of our common stock. Additional financing may not be available when needed and, if such financing is available, it may not be available on terms favorable to us. In addition, if we borrow money, we will incur interest charges, which could negatively impact our profitability.

Our Substantial Leverage Could Harm Our Business By Limiting Our Available Cash and Our Access To Additional Capital

As of July 31, 2007, our total long-term debt (excluding current portions) was approximately $4.1 million, and we had $11.9 million outstanding under our revolving credit facility and an additional $28.1 million of borrowing capacity available under such facility. Our degree of leverage could have important consequences for you, including the following:

•	it may limit our and our subsidiaries’ ability to obtain additional funds for working capital, capital expenditures, debt service requirements, or other purposes on favorable terms or at all;

•	a substantial portion of our cash flows from operations must be dedicated to the payment of principal and interest on our indebtedness and thus will not be available for other purposes, including operations, capital expenditures and future business opportunities;

•	it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to those of our competitors that are less leveraged;

•	we may be more vulnerable than a less leveraged company to a downturn in general economic conditions or in our business; or

•	we may be unable to carry out capital spending that is important to our growth.

Our credit agreements contain covenants, among other things, that restrict our and our subsidiaries’ ability to incur additional indebtedness; pay dividends or make other distributions; make certain investments; use assets as security in other transactions; and sell certain assets or merge with or into other companies. In addition, we are required to satisfy and maintain specified financial ratios and tests. Events beyond our control may affect our ability to comply with these provisions, and we or our subsidiaries may not be able to meet those ratios and tests. The breach of any of these covenants would result in a default under our credit agreement and the lender could elect to declare all amounts borrowed under the applicable agreement, together with accrued interest, to be due and payable and could proceed against the collateral securing that indebtedness. If any of our indebtedness were to be accelerated, our assets may not be sufficient to repay in full that indebtedness and the notes.

Our Variable Rate Indebtedness Subjects Us To Interest Rate Risk, Which Could Cause Our Debt Service Obligations To Increase Significantly

Certain of our borrowings, primarily borrowings under our revolving line of credit, are at variable rates of interest and expose us to interest rate risk based on market rates. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness would decrease. Our variable rate debt for the year ended July 31, 2007 was approximately $11.9 million with related interest expense of $1.5 million. A 1% increase in the average interest rate would increase future interest expense by approximately $214 thousand per year assuming an average outstanding balance under the revolving line of credit of $21.4 million.

We Rely Substantially On Third-Party Suppliers, and the Loss Of Products or Delays In Product Availability From One Or More Third-Party Suppliers Could Substantially Harm Our Business

We must contract for the supply of current and future products of appropriate quantity, quality and cost. Such products must be available on a timely basis and be in compliance with any regulatory requirements. Failure to do so could substantially harm our business.

We often purchase products from our suppliers under agreements that are of limited duration or can be terminated on a periodic basis. There can be no assurance, however, that our suppliers will be able to meet their obligations under these agreements or that we will be able to compel them to do so. Risks of relying on suppliers include:

•	If an existing agreement expires or a certain product line is discontinued, then we would not be able to continue to offer our customers the same breadth of products and our sales and operating results would likely suffer unless we are able to find an alternate supply of a similar product.

•	Current agreements, or agreements we may negotiate in the future, may commit us to certain minimum purchase or other spending obligations. It is possible we will not be able to create the market demand to meet such obligations, which would create an increased drain on our financial resources and liquidity.

•	If market demand for our products increases suddenly, our current suppliers might not be able to fulfill our commercial needs, which would require us to seek new manufacturing arrangements or new sources of supply and may result in substantial delays in meeting market demand. If we consistently generate more demand for a product than a given supplier is capable of handling, it could lead to large backorders and potentially lost sales to competitive products that are readily available. This also could require us to seek new sources of supplies.

•	We may not be able to control or adequately monitor the quality of products we receive from our suppliers. Poor quality products could damage our reputation with our customers.

•	Some of our third party suppliers are subject to ongoing periodic unannounced inspection by regulatory authorities, including the FDA, DEA, EPA and other federal and state agencies for compliance with strictly enforced regulations, and we do not have control over our suppliers’ compliance with these regulations and standards. Violations could potentially lead to interruptions in supply that could cause us to lose sales to readily available competitive products.

Potential problems with suppliers such as those discussed above could substantially decrease sales, lead to higher costs and damage our reputation with our customers due to factors such as poor quality goods or delays in order fulfillment, which may result in decreased sales of our products and substantially harm our business.

We Rely Upon Third Parties to Ship Products to Our Customers and Interruptions in Their Operations Could Harm Our Business, Financial Condition and Results of Operations

We use UPS and FedEx as our primary delivery services for our air and ground shipments of products to our customers. If there were any significant service interruptions, there can be no assurance that we could engage alternative service providers to deliver these products in either a timely or cost-efficient manner, particularly in rural areas where many of our customers are located. Any strikes, slowdowns, transportation disruptions or other adverse conditions in the transportation industry experienced by any of our delivery services could impair or disrupt our ability to deliver our products to our customers on a timely basis and could have a material adverse effect upon our customer relationships, business, financial condition and results of operations. In addition, any increase in the shipping costs, including fuel surcharge, could have an adverse effect on our financial condition and results of operations.

We Are Exposed To Potential Risks From Recent Legislation Requiring Companies To Evaluate Their Internal Control Over Financial Reporting

We are in the process of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. We are required to comply with the requirements of Section 404 for our fiscal year ending July 31, 2008. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

Changes in the Veterinary Distribution Industry Could Adversely Affect Our Business

The veterinary distribution industry is subject to changing political, economic and regulatory influences. Both state and federal government agencies regulate the distribution of certain animal health products and the Company is subject to regulation, either directly or indirectly, by the USDA, the FDA and the DEA. To the extent the political party in power changes, whether in the executive or legislative branch, the regulatory stance these agencies take could change. Our suppliers are subject to regulation by the USDA, the FDA, the DEA, and the EPA, and material changes to the applicable regulations could affect the supplier’s ability to manufacture certain products which could adversely impact the Company’s product supply. In addition, some of our customers may rely, in part, on farm and agricultural subsidy programs. Changes in the regulatory positions that impact the availability of funding of such programs could have an adverse impact on our customer’s financial position which could lead to decreased sales.

These factors affect our purchasing practices and operations of our business. Some of our competitors are consolidating to create integrated delivery systems with greater market presence. These competitors may try to use their market power to negotiate price reductions with the manufacturers. If we were forced to reduce our prices, our operating results would suffer. As the veterinary distribution industry consolidates, competition for customers will become more intense.

Our Business, Financial Condition And Results of Operations Depend Upon Maintaining Our Relationships With Vendors

We currently distribute more than 20,000 products sourced from more than 300 vendors. We currently do not manufacture any of our products and are dependent on these vendors for our supply of products. Our top two vendors, Pfizer and Fort Dodge Laboratories supplied products that accounted for approximately 48.2% of our product purchases for the fiscal year ended July 31, 2007.

Our ability to sustain our gross profits has been, and will continue to be, dependent in part upon our ability to obtain favorable terms and access to new and existing products from our vendors. These terms may be subject to changes from time to time by vendors, such as changing from a “buy/sell” to an agency relationship, or from an agency to a “buy/sell” relationship. In a “buy/sell” transaction, we purchase or take inventory of products from our vendors. Under an agency relationship, when we receive orders for products from a customer, we transmit the order to the vendor who then picks, packs, and ships the products. Any changes from “buy/sell” to agency or from agency to “buy/sell” could adversely affect our revenues and operating income. The loss of one or more of our large vendors, a material reduction in their supply of products or material changes in the terms we obtain from them could have a material adverse effect on our business, financial condition and results of operations.

Some of our current and future vendors may decide to compete with us in the future by pursuing or increasing their efforts in direct marketing and sales of their products. These vendors could sell their products at lower prices and maintain a higher gross margin on their product sales than we can. In this event, veterinarians or animal owners may elect to purchase animal health products directly from these vendors. Increased competition from any vendor of animal health products could significantly reduce our market share and adversely impact our financial results.

In addition, we may not be able to establish relationships with key vendors in the animal health industry if we have established relationships with competitors of these key vendors. We have written agreements with several of our vendors. Some of our agreements with vendors are for one-year periods. Upon expiration, we may not be able to renew our existing agreements on favorable terms, or at all. If we lose the right to distribute products under such agreements, we may lose access to certain products and lose a competitive advantage. Potential competitors could sell products from vendors that we fail to continue with and erode our market share.

An Adverse Change in Vendor Rebates Could Negatively Affect Our Results of Operation

The terms under which we purchase animal health products from several vendors entitle us to receive a rebate based upon the attainment of certain growth goals. If market conditions deteriorate or other factors outside of our control change, vendors may adversely change the terms of some or all of these rebate programs and there can be no assurance as to the amount of rebates that we will receive in any given year. The occurrence of any of these events could have an adverse impact on our results of operations, and as a result, you may not receive a rebate under our annual program.

Our Quarterly Operating Results May Fluctuate Significantly

Our quarterly revenues and operating results have varied significantly in the past and may continue to do so in the future. Rebates received from vendors have historically been the greatest during the quarter ending January 31. The timing of the receipt of our revenues is directly tied to the buying patterns of veterinarians related to certain medical procedures performed on production animals during the spring and fall months. These buying patterns also can be affected by vendors’ and distributors’ marketing programs launched during the summer months, which can result in veterinarians purchasing products earlier than they are needed. This kind of early purchasing may reduce our sales in the months these purchases would have otherwise been made.

If We Fail to Comply With or Become Subject to More Onerous Government Regulations, Our Business Could be Adversely Affected

The veterinary distribution industry is subject to changing political, economic and regulatory influences. Both state and federal government agencies regulate the distribution of certain animal health products, and the Company is subject to regulation, either directly or indirectly, by the USDA, the FDA, the EPA, and the DEA and state boards of pharmacy. The regulatory stance these agencies take could change. Our suppliers are subject to regulation by the USDA, the FDA, the DEA, and the EPA, and material changes to the applicable regulations could affect the supplier’s ability to manufacture certain products which could adversely impact the Company’s product supply. In addition, some of our customers may rely, in part, on farm and agricultural subsidy programs. Changes in the regulatory positions that impact the availability of funding for such programs could have an adverse impact on our customers’ financial positions which could lead to decreased sales.

We strive to maintain compliance with these laws and regulations. However, if we are unable to maintain or achieve compliance with these laws and regulations, we could be subject to substantial fines or other restrictions on our ability to provide competitive distribution services, which could have an adverse impact on our financial condition.

We cannot assure you that existing laws and regulations will not be revised or that new, more restrictive laws will not be adopted or become applicable to us or the products that we distribute or dispense. We cannot assure you that the vendors of products that may become subject to more stringent laws will not try to recover any or all increased costs of compliance from us by increasing the prices at which we purchase products from them, or, that we will be able to recover any such increased prices from our customers. We also cannot assure you that our business and financial condition will not be materially and adversely affected by future changes in applicable laws and regulations.

These factors affect our purchasing practices and operation of our business. Some of our competitors are consolidating to create integrated delivery systems with greater market presence. These competitors may try to use their market power to negotiate price reductions with the manufacturers. If we were forced to reduce our prices, our operating results would suffer. As the veterinary distribution industry consolidates, competition for customers will become more intense.

FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a Company’s future prospects and make informed investment decisions. This prospectus contains these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Some of the information in this prospectus, including the “Risk Factors” section above, contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “project,” and “continue” or similar words. All forward-looking statements reflect our management’s present expectation of future events and are subject to a number of important factors and uncertainties that could cause results to differ materially from those described in the forward-looking statements. You should read statements that contain these words carefully because they:

•	Discuss our future expectations;

•	Contain projections of our future results of operations or of our financial condition; and/or

•	State other “forward-looking” information.

We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The factors listed in the “Risk Factors” section above, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition. You are cautioned not to place undue reliance on forward-looking statements in this prospectus, which speak only as of the date of this prospectus. We are under no obligation and expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events, or otherwise.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

USE OF PROCEEDS

We assume that we will receive net proceeds of approximately $1,259,839 from our sale of common stock in this offering after deducting $240,161 in estimated offering expenses and assuming the sale of all shares. We intend to use the proceeds for the repayment of the Company’s obligations to First National Bank of Omaha.

As of October 31, 2007, the Company had approximately $14.4 million outstanding on the Revolving Note with First National Bank of Omaha at a variable rate of 6.00%, and approximately $4.4 million outstanding on the Term Note with a fixed rate of 7.35%. We intend to use $1,259,839, or 100%, of the net proceeds to repay the Revolving Note. After depletion of the offering proceedings, the Company intends to repay the remaining balance of the outstanding obligations owed to First National Bank of Omaha through income from its business operations.

The foregoing represents our current intentions based on our current plans and business condition. We intend to use the proceeds from this offering in the manner described above; however, the occurrence of unforeseen events or changes in business conditions could result in the application of the net proceeds from this offering in a manner other than described in this prospectus.

DIVIDEND POLICY

The Company’s Articles of Incorporation and Bylaws permit the Company to pay dividends. Any such payment of dividends would be solely in the discretion of the Board of Directors, and at this time, we do not anticipate that a dividend will be paid in the foreseeable future. We intend to retain future earnings, if any, to finance the expansion of our business and repay existing indebtedness. In addition, our revolving credit facilities restrict our ability to pay dividends to our shareholders. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

CAPITALIZATION

The following table sets forth our capitalization as of July 31, 2007 and October 31, 2007, on an actual basis and as adjusted to reflect the sale of the 500 shares of common stock and applying the estimated net proceeds from the offering. This table should be read in conjunction with the “Use of Proceeds,” “Management’s Discussion and

Analysis of Financial Condition and Results of Operations,” and our financial statements and notes thereto appearing elsewhere in this prospectus.

	At July 31, 2007		At October 31, 2007
	Actual	As Adjusted	Actual	As Adjusted
	(In thousands		(In thousands
	except share numbers)		except share numbers)

Short-term debt (including current portion of long term debt)	$12,346	$11,086	$14,785	$13,525

Long-term debt (excluding current portion)	4,133	4,133	4,044	4,044

Stockholders’ Equity
Common stock, $1 par value; authorized 30,000 shares; issued and outstanding, 2,068 and 2,055 shares, respectively, 2,682 and 2,555, as adjusted,
respectively	2	3	2	3
Paid-in capital	6,112	7,611	6,096	7,595
Retained earnings	16,507	16,267	16,473	16,233
Accumulated other comprehensive loss earnings	(388)	(388)	(381)	(381)

Total stockholders’ equity	22,233	23,493	22,190	23,450

Total capitalization	$38,712	$38,712	$41,019	$41,019

COMMON STOCK PRICE RANGE

No established public trading market exists for the Company’s common stock. The price for a share of Company common stock is set in our Articles of Incorporation at $3,000 per share, or such lesser amount as determined by the Board of Directors in its discretion. Therefore, unless the Board of Directors lowers the future price of common stock, an event which we do not currently anticipate occurring, the price will remain at $3,000 per share and there will be no dilution of existing shareholders’ interests.

The book value per share as of July 31, 2007 and October 31, 2007 was $10,751 and $10,798, respectively. These values were derived by dividing the $22,233,000 stockholders’ equity by the 2,068 shares outstanding as of July 31, 2007 and by dividing the $22,190,000 stockholders’ equity by the 2,055 shares outstanding as of October 31, 2007. See Note 6 of the Company’s Consolidated Financial Statements for the year ended July 31, 2007, for additional information on the presentation of the Company’s balance sheet and on the Company’s redeemable common stock and shares subject to mandatory redemption.

SELECTED FINANCIAL DATA

The following table presents selected financial data for the Company for each of the past five years ending July 31 and each of the quarters ended October 31, 2007 and 2006. The historical selected financial data are derived from the Company’s Financial Statements included elsewhere in this report and should be read in conjunction with those financial statements and notes thereto. All amounts are in thousands except per share data.

						Three Months	Three Months
						Ended	Ended
						October 31,	October 31,
	2003	2004	2005	2006	2007	2006	2007
	(Restated)	(Restated)	(Restated)

Net sales and other Revenues	298,919	335,421	387,249	368,926	342,699	89,816	89,601
Operating income	5,177	5,292	4,610	5,089	5,500	992	234
Net income	3,214	2,978	2,536	2,392	2,384	419	(34)
Income per share:
Operating income	2,987.10	4,421.11	3,677.01	3,611.71	2,697.47	485.52	113.57
Net income (loss)	1,854.47	2,487.77	2,022.61	1,697.62	1,169.27	205.18	(16.52)
Redeemable common shares outstanding used in the calculation	1,733	1,197	1,254	—	—	—	—
Common shares outstanding used in the calculation	—	—	—	1,409	2,039	2,043	2,055
Total assets	84,402	84,751	85,266	76,399	88,244	90,585	101,008
Total long-term obligations	7,972	5,982	5,109	5,375	6,761	4,996	4,044
Total number of shares subject to mandatory redemption(1)	—	716	731	—	—	—	—
Total number of common shares	—	—	—	2,042	2,068	2,043	2,055
Total number of redeemable common shares(1)	1,845	1,236	1,288	—	—	—	—

(1)	For additional information on the Company’s shares, see Note 6 to the 2007 Consolidated Financial Statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

This prospectus contains forward-looking statements that involve risks and uncertainties. Actual events or results may differ materially from those indicated in such forward-looking statements. The following discussion of the financial condition and results of our operations should be read in conjunction with the Financial Statements and related notes thereto included elsewhere in this prospectus.

Overview

Professional Veterinary Products, Ltd. provides distribution services of animal health products through three business segments, Wholesale Distribution, Logistics Services, and Direct Customer Services. The Wholesale Distribution segment is a wholesaler of animal health products. The Logistics Services segment provides logistics and distribution service operations for vendors of animal health products and business to business type transactions. The Direct Customer Services segment is a supplier of animal health products to the producer or consumer.

We generate most of our net sales and other revenue by providing pharmaceuticals, vaccines, supplies, equipment and other animal health related items to our customers through our wholesale distribution segment. The main factor that impacts our net sales and other revenue is the Company’s ability to offer a broad product line combined with our excellent and knowledgeable customer service. We also derived approximately 16% of our sales and other revenue from our direct customer services segment for the three month period ending October 31, 2007.

During the quarter ended October 31, 2007, the Company’s net sales and other revenues decreased by $.2 million and gross profit decreased $484 thousand or 4.82% compared to the prior period. The gross profit decrease was primarily due to the decrease in margin of $1.0 million. This decrease was offset primarily due to a decrease in the shareholder rebate of $.7 million. Such rebates are calculated according to current practices of management, based on the margin from eligible purchases by the shareholder during the period. Such rebates are made on a pro rata basis to each shareholder based on the aggregate margin from all shareholders during the period. Rebates are netted against sales and accounts receivable. For the quarter, net income decreased by $453 thousand to $(34) thousand compared to $419 thousand in the prior comparative period. The net income decrease was primarily due to a decrease gross profit of $.5 million and an increase in operations and maintenance expense of $.3 million. Partially offsetting this decrease was a decrease in income tax expense of $.3 million. Due to decreases in gross margin and sales performance incentives earned by the Company, the estimated shareholder performance rebate accrued for the three month period ended October 31, 2007 was $0 versus $.7 million for the prior comparative period.

Vendor sales and purchase incentives range from one-time opportunities to programs that last a month, a quarter, a trimester, or an entire year. Vendor sales and purchase incentives are recorded as a reduction of cost of sales. Incentives are recognized when goals are achieved or when they are estimated and are likely to be achieved.

Looking forward, we believe that costs of sales and labor expense will continue to be the most pressing issues facing the industry and us in the foreseeable future and will continue to impact our profitability.

Current Assets

During the three month period ending October 31, 2007, the Company’s current assets increased $12.2 million primarily due to increased accounts receivable of $8.7 million and an increase in inventory of $1.4 million, which resulted from a decrease in cash receipts from customers and an increase in product purchased from vendors.

Current Liabilities

During the three month period ending October 31, 2007, the Company’s current liabilities also increased $12.8 million primarily due to an increase in notes payable of $2.5 million and an increase in accounts payable of $10.4 million of which is the result of increased quarter end inventory levels compared to the end of the previous fiscal year end.

Results of Operations for the Quarter ended October 31, 2007

The following discussion is based on the historical results of operations for the three month periods ended October 31, 2007 and 2006.

Summary Consolidated Results of Operations Table For Three Months Ended October 31, 2007

	Three Months Ended
	October 31,
	2007	2006
	(In thousands)

Net sales and other revenue	$89,601	$89,816
Cost of sales	80,037	79,768

Gross profit	9,564	10,048
Operating, general and administrative expenses	9,330	9,056

Operating income	234	992
Interest expense, net	(326)	(322)
Other income (expense)	(36)	—

Income (loss) before taxes	(128)	670
Income tax expense	(94)	251

Net income (loss)	$(34)	$419

Three months ended October 31, 2007 as compared to three months ended October 31, 2006

Net sales and other revenue for the three month period ending October 31, 2007 decreased $.2 million to $89.6 million compared to $89.8 million for the same period the previous year. The decrease in net sales and other revenue resulted primarily due to a decrease in sales to existing customers of $1.7 million which primarily resulted from a 2007 vendor contract change. This change moved previously invoiced sales to a commission-based agency relationship. Under an agency relationship, when the Company receives orders for products from a customer, the Company transmits the order to the vendor, who then picks, packs, ships, invoices and collects for the products ordered. Partially offsetting this decrease was an increase in sales to new customers of $.5 million, an increase in agency commission of $.3 million and a decrease in shareholder rebate of $.7 million. For the purpose of calculating revenue growth rates of new and existing customers, the Company has defined a new customer as a customer that did not purchase product from the Company in the corresponding fiscal quarter of the prior year, with the remaining customer base being considered an existing customer. Revenues from new customers for each fiscal quarter are summed to arrive at the year-to-date revenue for new customers. The Company’s shareholder rebate decreased $.7 million, compared to the prior period, which is netted against sales and accounts receivable on the Company’s financial statements. Such rebates are calculated according to current practices of management, based on the margin from eligible purchases by the shareholder during the period. Such rebates are made on a pro rata basis to each shareholder based on the aggregate of all shareholders during the period. Rebates are netted against sales and accounts receivable.

Cost of sales for the three month period ending October 31, 2007 increased $.2 million to $80.0 million compared to $79.8 million for the same period the previous year. This increase is primarily attributable to a decrease in the margin of $1.0 million due to the increased competitive environment in the animal health industry and a decrease in sales performance incentives earned by the Company of $.1 million. Partially offsetting this increase was a decrease in cost of goods sold of $.8 million. Cost of sales includes the Company’s inventory product cost plus freight costs less vendor purchase and or sales incentives.

Gross profit for the three month period ending October 31, 2007 decreased $.5 million to $9.6 million compared to $10.1 million for the same period the previous year. This decrease is primarily attributable to the decrease in the margin of $1.0 million due to the increased competitive environment in the animal health industry and a decrease in sales performance incentives earned by the Company of $.1 million. This decrease was offset primarily due to a decrease in the shareholder rebate of $.7 million. Gross profit as a percentage of net sales and other revenue was 10.7% compared to 11.2% for the same period the previous year.

Operating, general and administrative expenses for the three month period ending October 31, 2007 increased $.3 million to $9.3 million compared to $9.0 million for the same period the previous year. The increase in operating, general and administrative expenses resulted primarily from an increase in employee training of $.2 million and an increase in professional services of $.1 million. These expenses as a percentage of net sales and other revenue were 10.4% compared to 10.1% for the same period the previous year.

Operating income for the three month period ending October 31, 2007 decreased $.7 million to $.2 million compared to $.9 million for the same period the previous year. This decrease is primarily attributable to the decrease in gross profit margin of $.5 million and an increase in operating, general and administrative expenses of $.3 million.

The Company’s other income and interest (expense) was $(362) thousand for the three month period ending October 31, 2007, compared to $(322) thousand for the same period the previous year. Interest expense increased to $395 thousand for the three month period ending October 31, 2007, from $386 thousand for the same period in the previous year while interest income increased to $69 thousand compared to $64 thousand in the prior period. The increase in the Company’s other income and interest (expense) resulted primarily from an increase in additional interest expense of $9 thousand due principally on outstanding debt and a decrease in equity earnings of unconsolidated affiliates of $36 thousand. The increase in interest income resulted from an increase in the finance charges on past due accounts receivable of $5 thousand.

Net income decreased by $.4 million to $0 compared to $.4 million for the same period the previous year. The net income decrease was primarily due to a decrease in gross profit of $.5 million and an increase in operating expense of $.3 million. Partially offsetting this decrease was a decrease in income tax expense of $.3 million.

Operating Segments — three months ended October 31, 2007 as compared to three months ended October 31, 2006

The Company has three reportable segments:  Wholesale Distribution, Logistics Services, and Direct Customer Services. The Wholesale Distribution segment is a wholesaler of animal health products to veterinarians. This segment distributes products primarily to Company shareholders, who are licensed veterinarians or business entities comprised of licensed veterinarians.

The Logistics Services segment provides animal health products to other animal health wholesalers. The Logistic Services segment serves business-to-business type transactions.

The Direct Customer Services segment is a supplier of animal health products to the producer or consumer. Animal health products are shipped to locations closer to the final destination. The segment’s trucking operations transport the products directly to the producer or consumer.

The Company’s reportable segments are strategic business units that serve different types of customers in the animal health industry. The separate financial information of each segment is presented consistent with the way results are regularly evaluated by the Company’s management, who decides how to allocate resources and assesses performance. For additional quantitative segment information, see Note 10 of the Company’s Consolidated Financial Statements at October 31, 2007.

Wholesale Distribution

Net sales and other revenue for the three month period ending October 31, 2007 increased by .4% or $.4 million. Net sales and other revenue for the three month period ending October 31, 2007 totaled $90.0 million compared to $89.6 million for the same three month period in the prior fiscal year. The increase in net sales and other revenue resulted primarily of an increase in earnings in consolidated affiliates of $1.7 million, an increase in agency commission of $.3 million, and a decrease in the shareholder rebate of $.7 million. Partially offsetting this increase was a decrease in sales to existing customers of $2.3 million which primarily resulted from a 2007 vendor contract change. The Company’s shareholder rebate decreased $.7 million, compared to the prior period, which is netted against sales and accounts receivable on the Company’s financial statements.

Cost of sales for the three month period ending October 31, 2007 increased $1.0 million to $82.3 million compared to $81.3 million for the same period the previous year. This increase is primarily attributable to a decrease in sales margin income of $1.2 million and a decrease in sales performance incentives earned by the Company of $.1 million. Partially offsetting this increase was a decrease in cost of goods sold of $.3 million. Cost of sales includes the Company’s inventory product cost plus freight costs less vendor purchase and or sales incentives.

Gross profit decreased by $.6 million to $7.7 million compared to $8.3 million for the same three month period in the prior fiscal year. This decrease is primarily attributable to the decrease in sales margin income of $1.2 million and a decrease in sales performance incentives earned by the Company of $.1 million. This decrease was offset primarily due to a decrease in the shareholder rebate of $.7 million. Gross profit as a percentage of total revenue was 8.6% for the three month period ending October 31, 2007 compared to 9.3% for the same three month period in the previous year.

Operating, general and administrative expenses increased by $.2 million to $7.5 million for three month period ending October 31, 2007 compared to $7.3 million for the previous year. This increase in operating, general and administrative expenses resulted primarily from an increase in employee training of $.2 million. Such operating, general and administrative expenses as a percentage of total revenue for the three month period ending October 31, 2007 was 8.3% compared to 8.2% for the three month period ended October 31, 2006.

Operating income decreased by $.7 million to $.2 million for the three month period ending October 31, 2007 compared to $.9 million for the previous year. This decrease is primarily attributable to the decrease in gross profit margin of $.6 million and an increase in operating expenses of $.2 million.

Logistics Services

Net sales and other revenue for the three month period ending October 31, 2007 increased by $.3 million. Net sales and other revenue for the three month period ending October 31, 2007 totaled $.4 million compared to $.1 million for the same period in the previous fiscal year. This increase is primarily attributable to increased sales to other animal health wholesalers.

Cost of sales for the three month period ending October 31, 2007 increased $.3 million to $.4 million compared to $.1 million from the same period the previous year. This increase is primarily attributable to an increase in cost of goods sold of $.3 million. The cost of goods sold includes the Company’s inventory product cost.

Gross profit decreased by $29 thousand to $(15) thousand during the three month period ending October 31, 2007 compared to $14 thousand for the same period during the previous fiscal year. Gross profit as a percentage of total revenue was (3.9)% for the three month period ending October 31, 2007 compared to 18.4% for the three month period ended October 31, 2006.

Operating, general and administrative expenses are nominal for this segment and for the three month periods ended October 31, 2007 and 2006.

Operating income decreased by $29 thousand to $(15) thousand for the three month period ending October 31, 2007 compared to $14 thousand for the same period the previous year. This decrease is primarily attributable to the decrease in gross profit.

Direct Customer Services

Net sales and other revenue for the three month period ending October 31, 2007 increased by 9.2% or $1.4 million. Net sales and other revenue for the three month period ending October 31, 2007 totaled $16.8 million compared to $15.4 million for the same period the previous year. The increase in net sales and other revenue resulted primarily from an increase in sales to existing customers of $1.0 million and an increase in sales to new customers of $.4 million.

Cost of sales for the three month period ending October 31, 2007 increased by $1.2 million to $14.7 million compared to $13.5 million for the same period the previous year. This increase is primarily attributable to the increase of cost of goods sold of $1.4 million. Partially offsetting this increase was an increase in sales margin income of $.2 million. Cost of sales includes the Company’s inventory product cost plus freight costs less vendor purchase and or sales incentives.

Gross profit increased by $.2 million to $2.1 million in the three month period ending October 31, 2007 compared to $1.9 million for the same period the previous fiscal year. This increase was primarily attributable due to the increase in sales margin income of $.2 million. Gross profit as a percentage of total revenue was 12.4% for the three month period ending October 31, 2007 compared to 12.3% for the three month period ended October 31, 2006.

Operating, general and administrative expenses increased by $.1 million to $1.8 million for three month period ending October 31, 2007 compared to $1.7 million for the previous year. The increase in operating, general and administrative expenses resulted primarily from an increase in labor costs of $.1 million. Such operating, general and administrative expenses as a percentage of total revenue for the three month period ending October 31, 2007 were 10.9% and compared to 11.1% during the same three month period ending October 31, 2006.

Operating income increased by $.1 million to $.3 million for the three month period ending October 31, 2007 compared to an operating income of $.2 million for the same period in the previous year. This increase is primarily attributable to an increase in gross profit of $.2 million. Partially offsetting this increase was an increase in operating expenses of $.1 million.

Results of Operations for the Years ended 2007, 2006, and 2005

The following discussion is based on the historical results of operations for fiscal 2007, 2006 and 2005.

Summary Consolidated Results of Operations Table

	July 31,	July 31,	July 31,
	2007	2006	2005
	(In thousands)

Net sales and other revenue	$342,699	$368,926	$387,249
Cost of sales	301,122	328,961	349,375

Gross profit	41,577	39,965	37,874
Operating, general and administrative expenses	36,077	34,876	33,264
Operating income	5,500	5,089	4,610
Interest expense, net	(1,676)	(1,320)	(680)
Other income (expense)	35	121	98

Income before taxes	3,859	3,890	4,028
Income tax expense	1,475	1,498	1,492

Net income	$2,384	$2,392	$2,536
Beginning retained earnings	14,123	11,731	9,195

Ending retained earnings	$16,507	$14,123	$11,731

Net sales and other revenue were $342.7 million in 2007, $368.9 million in 2006 and $387.2 million in 2005. The decrease in net sales and other revenue in 2007 over 2006 resulted primarily from a decrease in sales to existing customers of $40.2 million of which $21.5 million is a result of vendor contract change. This change moved previously invoiced sales to a commission-based agency relationship. Under an agency relationship, when the Company receives orders for products from a customer, the Company transmits the order to the vendor, who then picks, packs, ships, invoices and collects for the products ordered. Partially offsetting this decrease was an increase in sales to new customers of $11.3 million. For the purpose of calculating revenue growth rates of new and existing customers, the Company has defined a new customer as a customer that did not purchase product from the Company in the corresponding prior fiscal year, with the remaining customer base being considered an existing customer. The Company’s shareholder rebate decreased $2.7 million, compared to the prior period, which is netted against sales and accounts receivable on the Company’s financial statements. The Company issues rebates that are earned by its shareholders. Such rebates are calculated according to current practices of management, based on the profit the

Company earns from eligible purchases by the shareholder during the period. Such rebates are made on a pro rata basis to shareholders based on the aggregate amount of profit the Company earns from products purchased by each shareholder during the period. The decrease in net sales and other revenue in 2006 over 2005 resulted primarily from a decrease in sales to existing customers of $31.5 million of which $12.0 million is a result of a 2006 vendor contract change which moved previous invoiced sales to a commission-based agency relationship. Offsetting this decrease was an increase in sales to new customers of $13.2 million. The Company’s shareholder rebate increased $0.4 million, compared to the prior period, which is netted against sales and accounts receivable on the Company’s financial statements.

Cost of sales were $301.1 million in 2007, $329.0 million in 2006 and $349.4 million in 2005. The decrease in cost of sales in 2007 over 2006 resulted primarily from a decrease in cost of goods sold of $29.5 million, a decrease in freight expense of $0.5 million, and a decrease in performance incentives earned by the Company of $2.2 million. The cost of goods sold includes the Company’s inventory product cost. Performance incentives are recorded based on the terms of the contracts or programs with each vendor. Performance incentives are classified in the accompanying consolidated statements of income as a reduction to cost of goods sold at the time of the performance measures are achieved. The decrease in cost of sales in 2006 over 2005 resulted primarily from a decrease in cost of goods sold of $19.0 million which was a direct result from the decrease in net sales. Partially offsetting this decrease was an increase in performance incentives earned by the Company of $1.3 million and an increase in freight expense of $0.1 million.

Gross profit was $41.6 million in 2007, $40.0 million in 2006 and $37.9 million in 2005. The increase in gross profit in 2007 over 2006 resulted primarily from an increase in agency sales commission of $1.8 million. The increase in gross profit in 2006 over 2005 resulted primarily from an increase in agency sales commission of $0.6 million and an increase of performance incentives of $1.3 million.

Operating, general and administrative expenses were $36.1 million in 2007, $34.9 million in 2006 and $33.3 million in 2005. The increase in operating, general and administrative expenses in 2007 over 2006 resulted primarily from an increase in payroll, payroll taxes, and employee benefits of $0.4 million, an increase in general marketing expense of $0.5 million, an increase in employee mileage expense of $0.4 million, and an increase in pharmacy fees of $0.2 million. Partially offsetting this increase was a decrease in equipment expense of $0.1 million, a decrease in computer support expense of $0.1 million, and a decrease in operating supplies expense of $0.1 million. The increase in operating, general and administrative expenses in 2006 over 2005 resulted primarily from an increase in payroll, payroll taxes, and employee benefits of $1.1 million, an increase in computer supplies and computer support of $0.4 million, an increase in depreciation expense of $0.2 million and an increase in credit card fees of $0.2 million.

Operating income was $5.5 million in 2007, $5.1 million in 2006 and $4.6 million in 2005. The increase in operating income in 2007 over 2006 resulted primarily from an increase in the gross profit margin of $1.6 million. Offsetting this increase was an increase in operating, general and administrative expenses of $1.2 million. The increase in operating income in 2006 over 2005 resulted primarily from a decrease in cost of sales of $20.4 million. Offsetting this increase was a decrease in net sales and other revenue of $18.3 million to customers and an increase in operating, general and administrative expenses of $1.6 million.

The Company’s other income and interest (expense) was $(1.6) million in 2007, $(1.2) million in 2006 and $(582) thousand in 2005. The increase in the Company’s other income and interest (expense) in 2007 over 2006 resulted primarily from an increase in interest expense of $247 thousand, which was due principally on outstanding debt, a decrease in the finance charges on past due accounts receivable of $109 thousand, a decrease to other income primarily attributable to assets sold of $60 thousand, and a decrease in equity earnings of unconsolidated affiliate of $26 thousand. The increase in the Company’s other income and interest (expense) in 2006 over 2005 resulted primarily from an increase in interest expense of $456 thousand, which was due principally on outstanding debt, a decrease in the finance charges on past due accounts receivable of $184 thousand, and a decrease to other income primarily attributable to assets sold of $35 thousand. Partially offsetting this increase was an increase in equity earnings of unconsolidated affiliate of $58 thousand.

Contractual Obligations and Commitments

The Company’s contractual obligations (in thousands) at July 31, 2007 mature as follows:

	Payments Due by Period
		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years

Loans payable to banks	$11,946	$11,946	$—	$—	$—
Capital lease commitments	57	57	—	—	—
Operating lease commitments	2,043	789	1,251	3	—
Long-term debt obligations (including current portion)(1)	6,206	663	1,990	1,990	1,563

Total contractual obligations(2)	$20,252	$13,455	$3,241	$1,993	$1,563

(1)	Interest payments due on long-term debt for less than 1 year are $320, 1-3 years are $787, 3-5 years are $491, and after 5 years are $132.

(2)	See Notes 8 and 11 of the Consolidated Financial Statements for additional information.

The Company’s Bylaws allow the Company to repurchase stock upon receipt of written notice from a shareholder requesting redemption of his, her, or its stock. The Company may, but is not obligated to repurchase the stock. The redemption amount is the original purchase price of the stock paid by the shareholder.

Operating Segments

The Company has three reportable segments:  Wholesale Distribution, Logistics Services, and Direct Customer Services. The Wholesale Distribution segment is a wholesaler of animal health products. This segment distributes products primarily to licensed veterinarians or business entities comprised of licensed veterinarians.

The Logistics Services segment provides logistics and distribution service operations for animal health vendors in business to business type transactions. The Logistics Services segment distributes products primarily to other animal health companies.

The Direct Customer Services segment is a supplier of animal health products to the producer or consumer. Animal health products are shipped to locations closer to the final destination. The segment’s trucking operations transport the products directly to the producer or consumer.

The Company’s reportable segments are strategic business units that serve different types of customers in the animal health industry. The separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. See Note 12 of the Company’s 2007 Consolidated Financial Statements for additional quantitative segment information.

The following table summarizes the Company’s operations by business segment:

	Year Ended
	July 31,	July 31,	July 31,
	2007	2006	2005
	(In thousands)

NET SALES AND OTHER REVENUE
Wholesale Distribution	$338,535	$367,288	$386,073
Logistics Services	306	426	1,930
Direct Customer Services	57,085	50,412	42,926
Eliminations	(53,227)	(49,200)	(43,680)

Consolidated Total	$342,699	$368,926	$387,249

COST OF SALES
Wholesale Distribution	303,949	333,513	352,980
Logistics Services	258	380	1,877
Direct Customer Services	50,001	43,387	37,432
Eliminations	(53,086)	(48,319)	(42,914)

Consolidated Total	$301,122	$328,961	$349,375

OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES
Wholesale Distribution	29,106	28,768	28,420
Logistics Services	—	—	1
Direct Customer Services	6,971	6,108	4,843
Eliminations	—	—	—

Consolidated Total	$36,077	$34,876	$33,264

BUSINESS SEGMENT ASSETS
Wholesale Distribution	$87,297	$75,649	$84,574
Logistics Services	394	346	300
Direct Customer Services	13,075	10,832	10,131
Eliminations	(12,522)	(10,428)	(9,739)

Consolidated Total	$88,244	$76,399	$85,266

Wholesale Distribution

Net sales and other revenue for our wholesale distribution segment were $338.5 million in 2007, $367.3 million in 2006 and $386.1 million in 2005. The decrease in net sales and other revenue in 2007 over 2006 resulted primarily because of a decrease in sales to existing customers of $39.6 million of which $21.5 million was a result of vendor contract changes, a decrease in sales of unconsolidated affiliates of $2.3 million, and a decrease in equity earnings in consolidated affiliates of $0.7 million. Partially offsetting this decrease was an increase in sales to new customers of $4.2 million, an increase in sales to consolidated affiliates of $4.8 million, an increase in agency commission of $1.8 million, and an increase in miscellaneous income of $0.3 million. The Company’s shareholder rebate decreased $2.7 million, compared to the prior fiscal year-end, which is netted against sales and accounts receivable on the Company’s financial statements. The decrease in net sales and other revenue in 2006 over 2005 resulted primarily from a decrease in sales to existing customers of $33.6 million of which $12.0 million is a result of a 2006 vendor contract change which moved previous invoiced sales to a commission-based agency relationship, an increase in sales returns of $0.9 million, and an increase in the shareholder rebate of $0.4 million. Partially offsetting this decrease was an increase in sales to new customers in the animal health industry of $9.1 million, an increase in sales of consolidated affiliates of $6.6 million, an increase in agency sales commission of $0.6 million, and an increase in equity earnings from consolidated affiliates of $0.1 million.

Cost of sales were $303.9 million in 2007, $333.5 million in 2006 and $353.0 in 2005. The decrease in cost of sales in 2007 over 2006 resulted primarily from a decrease in cost of goods sold of $30.4 million, a decrease in freight expense of $0.6 million, and a decrease in performance incentives earned by the Company of $1.4 million. The cost of goods includes the Company’s inventory product cost. Performance incentives are recorded based on the terms of the contracts or programs with each vendor. Performance incentives are classified in the accompanying consolidated statements of income as a reduction to cost of goods sold at the time of the performance measures are achieved. The decrease in cost of sales in 2006 over 2005 resulted primarily from a decrease in cost of goods sold of $19.0 million, a decrease in freight expense of $0.2 million, and an increase in performance incentives earned by the Company of $0.5 million.

Gross profit for our wholesale distribution segment was $34.6 million in 2007, $33.8 million in 2006 and $33.1 million in 2005. The increase in gross profit in 2007 over 2006 resulted primarily from an increase in agency commission of $1.8 million and a decrease in freight expense of $0.6 million. This increase was offset primarily due to a decrease in performance incentives of $1.4 million. The increase in gross profit in 2006 over 2005 resulted primarily from a decrease in cost of sales of $18.8 million and an increase in performance incentives of $0.5 million. This increase was offset primarily due to a decrease in sales to customers of $18.8 million.

Operating, general and administrative expenses for our wholesale distribution segment were $29.1 million in 2007, $28.8 million in 2006 and $28.4 million in 2005. The increase in operating, general and administrative expense in 2007 over 2006 resulted primarily from an increase in payroll, payroll taxes, and employee benefits of $0.4 million. This increase was offset primarily due to a decrease in credit card fees of $0.1 million. The increase in operating, general and administrative expense in 2006 over 2005 resulted primarily from an increase in payroll, payroll taxes, and employee benefits of $0.6 million, an increase in computer supplies and computer support of $0.4 million, and an increase in depreciation expense of $0.2 million. This increase was offset primarily due to a decrease in bad debt expense of $0.6 million, a decrease in communication expense of $0.1 million, and a decrease in professional services of $0.1 million.

Operating income for our wholesale distribution segment was $5.5 million in 2007, $5.0 million in 2006 and $4.7 million in 2005. The increase in operating income from 2007 over 2006 resulted primarily from an increase in gross profit margin of $0.8 million. Offsetting this increase was an increase in operating, general and administrative expenses of $0.3 million. The increase in operating income from 2006 over 2005 resulted primarily from a decrease in cost of sales of $18.8 million and an increase in performance incentives of $0.5 million. Offsetting this increase was a decrease in net sales and other revenue of $18.8 million to customers and an increase in operating, general and administrative expenses of $0.3 million.

Assets increased by $11.6 million to $87.3 million for fiscal year 2007 compared to $75.7 million for the previous year. This increase was primarily due to an increase in accounts receivable of $4.5 million and an increase of inventory of $7.9 million of which was a result of a decrease in cash receipts from customers and an increase in product purchased from vendors.

Logistics Services

Net sales and other revenue for our logistic services segment were $306 thousand in 2007, $426 thousand in 2006 and $1.9 million in 2005. The decrease in net sales and other revenue in 2007 over 2006 resulted primarily due to decreased sales to other animal health wholesalers. The Company anticipates that this trend will continue. The decrease in net sales and other revenue in 2006 over 2005 resulted primarily due to decreased sales to other animal health wholesalers.

Cost of sales for our logistics services segment were $258 thousand in 2007, $380 thousand in 2006 and $1.9 million in 2005. The decrease in cost of sales in 2007 over 2006 resulted primarily from a decrease in cost of goods sold of $123 thousand. The cost of goods sold includes the Company’s inventory product cost. The decrease in cost of sales in 2006 over 2005 resulted primarily from a decrease in cost of goods sold of $1.5 million.

Gross profit for our logistic services segment was $48 thousand in 2007, $46 thousand in 2006 and $53 thousand in 2005. The increase in gross profit in 2007 over 2006 resulted primarily due to the increase in gross profit margin. The decrease in gross profit in 2006 over 2005 resulted primarily due to the decrease in revenue.

Operating, general and administrative expenses for our logistic services segment are nominal.

Operating income for our logistic services segment was $48 thousand in 2007, $46 thousand in 2006 and $52 thousand in 2005. The increase in operating income in 2007 over 2006 resulted primarily from an increase in gross profit margin of $2 thousand. The decrease in operating income in 2006 over 2005 resulted primarily from a decrease in net sales and other revenue of $1.5 million. Offsetting this decrease was a decrease in cost of goods sold of $1.5 million.

Assets increased by $48 thousand to $394 thousand for fiscal year 2007 compared to $346 thousand for the previous year. This increase was primarily due to an increase in accounts receivable.

Direct Customer Services

Net sales and other revenue for our direct customer services segment were $57.1 million in 2007, $50.4 million in 2006 and $43.0 million in 2005. The increase in net sales and other revenue in 2007 over 2006 resulted primarily from an increase in sales to new customers of $7.1 million. Partially offsetting this increase was a decrease in sales to existing customers of $0.4 million. The increase in net sales and other revenue in 2006 over 2005 resulted primarily from an increase in sales to new customers of $4.1 million and an increase in sales to existing customers of $3.3 million.

Cost of sales were $50.0 million in 2007, $43.4 million in 2006 and $37.4 million in 2005. The increase in cost of sales in 2007 over 2006 resulted primarily from an increase in cost of goods sold of $5.7 million, an increase in freight expense of $0.1 million, and a decrease in performance incentives earned by the Company of $0.8 million. The cost of goods includes the Company’s inventory product cost. Performance incentives are recorded based on the terms of the contracts or programs with each vendor. Performance incentives are classified in the accompanying consolidated statements of income as a reduction to cost of goods sold at the time the performance measures are achieved. The increase in cost of sales in 2006 over 2005 resulted primarily from an increase in cost of goods sold of $6.8 million. Partially offsetting this increase was an increase in performance incentives earned by the Company of $0.8 million.

Gross profit for our direct customer services segment was $7.1 million in 2007, $7.0 million in 2006 and $5.5 million in 2005. The increase in gross profit in 2007 over 2006 resulted primarily from an increase in purchase performance incentives of $0.1 million. The increase in gross profit in 2006 over 2005 resulted primarily from an increase in performance incentives of $1.6 million.

Operating, general and administrative expenses for our direct customer services segment were $7.0 million in 2007, $6.1 million in 2006 and $4.8 million in 2005. The increase in operating, general and administrative expenses in 2007 over 2006 resulted primarily from an increase in mileage reimbursement expense of $0.4 million, an increase in credit card fees of $0.1 million, an increase in general marketing expense of $0.1 million, an increase in postage expense of $0.1 million, and an increase in vet of record commission of $0.1 million. The increase in operating, general and administrative expenses in 2006 over 2005 resulted primarily from an increase in payroll, payroll taxes, and employee expenses and benefits of $0.6 million, and an increase in distribution center and administrative support expenses of $0.5 million.

Operating income for our direct customer services segment was $0.1 million in 2007, $0.9 million in 2006 and $0.7 million in 2005. The decrease in operating income in 2007 over 2006 resulted primarily from an increase in operating, general and administrative expenses of $0.9 million. Offsetting this decrease was an increase in gross profit margin of $0.1 million. The increase in operating income in 2006 over 2005 resulted primarily from an increase in net sales and other revenue of $7.5 million. Offsetting this increase was an increase of cost of sales of $6.0 million and an increase in operating, general and administrative expenses of $1.3 million.

Assets increased by $2.3 million to $13.1 million for fiscal year 2007 compared to $10.8 million for the previous year. This increase was primarily due to an increase in accounts receivable of $2.6 million and an increase in property and equipment of $0.1 million. Offsetting this increase was a decrease in inventory of $0.6 million.

Seasonality in Operating Results

The Company’s quarterly sales and operating results have varied in the past. Historically, the Company’s sales are seasonal with peak sales in the spring and fall. The cyclical nature is directly tied to the significant amount of business the Company does in the livestock sector. Product use cycles are directly related to certain medical procedures performed on livestock during the spring and fall.

The Company is selling more companion animal related products. These products tend to have a different seasonal nature which minimally overlaps the livestock business cycles. The net result is a reduction of the cyclical seasonal nature of the business. Minimizing the cyclical nature of the Company’s business has allowed for more efficient utilization of all resources.

Liquidity and Capital Resources

The Company expends capital primarily to fund day-to-day operations and expand those operations to accommodate sales growth. It is necessary for the Company to expend necessary funds to maintain significant inventory levels in order to fulfill its commitment to its customers. Historically, the Company has financed its cash requirements primarily from short term bank borrowings and cash from operations. At the end of the three month period ended October 31, 2007, there were no additional material commitments for capital expenditures other than those described below.

The Company also has expended funds in the lease and purchase of its facilities. On March 15, 2002, the Company signed a lease agreement with Kinsley Equities II Limited Partnership for 70,000 square feet of warehouse space in York, Pennsylvania for an initial term of five years. The Company uses this facility to ship products to its customers in that geographical area of the United States. In June 2003, the Company exercised an option to lease an additional 17,500 square feet of space in the York facility for a total of 87,500 square feet of leased space in York, Pennsylvania. In January 2007, the Company entered into Amendment No. 3 to the lease agreement with Kinsley Equities II Limited Partnership. The amendment extended the lease term from July 31, 2007 to July 31, 2010.

In May 2003, the Company amended and restated its Revolving Credit Agreement with U.S. Bank and established a revolving line of credit facility and a term loan facility. The Company’s subsidiaries also were named as borrowers and were jointly and severally liable for the U.S. Bank obligations. The Term Promissory Note in the amount of $4 million accrued interest at a fixed rate of 5.77% per annum and was payable in 59 monthly installments of principal and interest through May 1, 2008. On June 1, 2008, all unpaid principal and interest would have been due. On December 28, 2004, the Company, its subsidiaries and U.S. Bank entered into a Second Amendment to the Amended and Restated Loan Agreement whereby U.S. Bank increased Company’s revolving line of credit to $40 million, which was evidenced by a Revolving Promissory Note. The Revolving Promissory Note was scheduled to mature on January 1, 2008, and accrued interest at a variable rate, subject to change each fiscal quarter, equal to LIBOR plus a percentage based on the Company’s leverage ratio.

Both the Term Promissory Note and the Revolving Promissory Note were secured by a first and second mortgage held by U.S. Bank on the Company’s Omaha facility as well as a security interest in substantially all of the Company’s assets. On November 16, 2006, after executing new loan documents with First National Bank of Omaha (as described below), the Company repaid all of its obligations in the amount of $22,275,901 under the U.S. Bank loan documents, which amount included a prepayment penalty of $112,448 of which $25,000 was reimbursed by FNB.

In April 2005, the Company signed a lease agreement with U.S. Bancorp Equipment Finance for voice picking equipment to be used in the Omaha, Nebraska and York, Pennsylvania facilities. The initial amount of the lease is in the amount of $207,996, with interest at 6.19% and monthly payments of $6,346 through April 2008.

Effective October 1, 2005, the Company entered into an agreement to lease approximately 15,625 square feet in Hereford, Texas. The lease has an initial term of five years, ending on September 30, 2010. The Company also has the option to renew the initial term of the lease for two successive three year periods by providing the landlord notice of its election to renew thirty days prior to the commencement of such renewal term. The Company uses the premises for storing and warehousing veterinary products.

On November 7, 2005, the Company executed a lease agreement with Independent Veterinary Group LLC. Pursuant to the lease agreement, the Company leased certain premises located in Lexington, Kentucky for a term commencing November 1, 2005 and ending July 31, 2007. The Company used the premises for storing and warehousing animal health products and did not renew this lease.

In November 2006, the Company and its subsidiaries executed a Loan Agreement and related loan documents (collectively “Loan Documents”) with FNB, which replaced the Loan Agreement with U.S. Bank. The obligations of the Company and its subsidiaries under the Loan Documents commenced November 16, 2006, and are joint and several. Pursuant to the terms of the Loan Documents, FNB may loan to the Company and its subsidiaries up to $44.7 million, which includes a $40 million revolving loan facility and a $4.7 million term loan facility. The proceeds of such loan facilities were used to repay existing indebtedness of the Company owed to U.S. Bank and provide working capital support.

The Term Note is amortized over a ten year period with a final maturity date of December 1, 2016. The interest rate is fixed at 7.35% per annum for the term of the note. Upon an event of default, the Term Note shall bear interest at LIBOR as determined by FNB plus 7.50% per annum. This Term Note may not be prepaid without obtaining the consent of FNB and payment of the prepayment fee as calculated therein. Payments with respect to the Term Note shall be as follows: (i) interest only in advance at the rate of $953 per day shall be due and payable for the period beginning on November 16, 2006 and ending on November 30, 2006 and (ii) one hundred nineteen (119) installments of principal and interest in the amount of $55,282 each shall be payable commencing on January 1, 2007 and continuing on the first day of each month until and including November 1, 2016. On December 1, 2016, all unpaid principal and interest thereon shall be due and payable. As of October 31, 2007 and July 31, 2007, the Company had $4,395,321 and $4,477,542 outstanding on the Term Note, respectively.

FNB shall provide advances to the Company from the Revolving Note in the maximum aggregate amount of $40 million, which advances will be used as needed by the Company for working capital, through the termination date of December 1, 2009. Interest shall be paid at a variable rate, reset daily, equal to LIBOR as determined by FNB plus (i) 1.25% per annum when the leverage ratio is less than or equal to 3.00 to 1.00 or (ii) 1.50% per annum when the leverage ratio is more than 3.00 to 1.00. Upon the event of default, the Revolving Note shall bear interest at LIBOR as determined by FNB plus 7.50% per annum. As of October 31, 2007, the variable interest rate at which the Revolving Note accrued interest was 6.00%, and the Company had approximately $14.4 million outstanding thereunder.

The Loan Agreement imposes certain financial covenants, and the Company shall not, without the consent of FNB permit its minimum tangible net worth to be less than $17 million or its leverage ratio to be equal to or greater than 3.50 to 1.00. The loans may be accelerated upon default. Event of default provisions include, among other things, the Company’s failure (i) to pay amounts when due and (ii) to perform any material condition or to comply with any material promise or covenant of the Loan Documents. The Revolving Note and Term Note are secured by substantially all of the assets of the Company and its subsidiaries, including the Company’s headquarters in Omaha. We also currently are restricted from paying dividends by these credit facilities.

On August 9, 2007, the Company and SERVCO agreed to a temporary extension with a minor revision to the agreement to logistics and other operational services. The Company and SERVCO agreed to extend the agreement through June 30, 2008 pending final changes.

On September 17, 2007, the Company entered into Amendment No. 1 to the loan agreement with FNB to permit amend the limitation on purchase money security liens. See Note 9 to the Consolidated Financial Statements.

Under its Bylaws, the Company may, in its discretion, decide to repurchase shares of common stock upon request for redemption by a shareholder.

Operating Activities.  Net cash provided in operating activities of $.3 million for the three months ending October 31, 2007, was primarily attributable to an increase of $10.6 million in accounts payable, which was partially offset by an increase of $8.8 million in accounts receivable and an increase of $1.5 million in inventories. Net cash consumed in operating activities of $3.1 million for three months ending October 31, 2006, was primarily attributable to an increase of $9.0 million in accounts receivable and an increase of $6.6 million in inventories, which was partially offset by an increase in accounts payable of $11.4 million

Investing Activities.  Net cash consumed by investing activities of $661 thousand for the three months ending October 31, 2007 was primarily attributable to investments in equipment, including the purchase of office, warehouse and computer equipment. Net cash consumed by investing activities of $117 thousand for the three months ending October 31, 2006 was primarily attributable to investments in equipment, including the purchase of office, warehouse and computer equipment.

Financing Activities.  Net cash provided by financing activities of $2.3 million for the period ending October 31, 2007 was primarily attributable to net loan proceeds of $2.5 million. The loan proceeds were on the Company’s revolving line of credit. Net cash provided by financing activities of $2.0 million for period ending October 31, 2006 was primarily attributable to net loan proceeds of $2.3 million. The loan proceeds were on the Company’s revolving line of credit.

Inflation

Most of our operating expenses are inflation-sensitive with inflation generally producing increased costs of operations. During the past three years, the most significant effects of inflation have been on employee wages and costs of products. We historically have limited the effects of inflation through certain cost control efforts.

Off-Balance Sheet Arrangements

At October 31, 2007, the Company did not have any off-balance sheet arrangements.

Critical Accounting Policies

The SEC issued disclosure guidance for “critical accounting policies.” The SEC defines “critical accounting policies” as those that require application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

The Company’s significant accounting policies are described in Note 2 to the Company’s consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended July 31, 2007 filed with the SEC. Not all of these significant accounting policies require management to make difficult, subjective or complex judgments or estimates. However, management of the Company is required to make certain estimates and assumptions during the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. These estimates and assumptions impact the reported amount of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period they are determined to be necessary. Actual results could differ from those estimates. Following are some of the Company’s critical accounting policies impacted by judgments, assumptions and estimates.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

Revenue Recognition

The Company derives its revenue primarily from the sale of products, consignment sales and agency agreements. Revenues are recognized as product is received by the customer and related services are performed in accordance with all applicable revenue recognition criteria. For these transactions, the Company applies the provisions of SEC Staff Accounting Bulletin No. 104, “Revenue Recognition.” The revenue from the “buy/sell” and consignment transactions are recorded at gross. Agency sales are transactions presented on a net basis. The

Company recognizes revenue when there is pervasive evidence of an arrangement, title and risk of loss have passed, delivery has occurred or the contractual obligations are met, the sales price is fixed or determinable and collection of the related receivable is reasonably assured.

Inventories

Inventories consist substantially of finished goods held for resale and are valued at the lower of cost or market, not in excess of net realizable value. Cost is determined primarily by the weighted average cost method.

Major Customer, Major Suppliers and Credit Concentrations

Other financial instruments, which potentially subject the Company to concentrations of credit risk, are trade accounts receivable and trade payables. One customer comprised a significant individual receivable consisting of 8.7% and 15.0% at October 31, 2007 and July 31, 2007, respectively. Two vendors comprised 43.6% and 6.9% of all purchases at October 31, 2007. Two vendors comprised 41.5% and 6.7% of all purchases at July 31, 2007.

Income Taxes

The Company provides for income taxes using the asset and liability method under which deferred income taxes are recognized for the estimated future tax effects attributable to temporary differences and carry-forwards that result from events that have been recognized either in the financial statements or the income tax returns, but not both. The effective rate for the three month period ending October 31, 2007 was 73% compared to 37% for the same three month period in the prior fiscal year. The increase in the effective rate resulted primarily from the recognition of the one time Federal Telephone Excise Tax Credit of $17 thousand and the recognition of over estimated state tax expense of $20 thousand. The Company uses an estimated effective rate of 5% to calculate estimated state tax expense on a quarterly basis. Actual state tax expenses were realized on the Company’s state tax returns at an effective rate of 4.5% resulting in the $20 thousand over estimation which was recognized as an income tax benefit in the quarter ended October 31, 2007 at the time the actual information was available. The measurement of current and deferred income tax liabilities and assets is based on provisions of enacted laws. Valuation allowances are recognized if, based on the weight of available evidence, it is more likely than not that some portion of the deferred tax assets will not be realized. See Note 7 Income Taxes for additional details.

Other Intangible Assets

Annually, the Company subjects other identifiable intangible assets with indefinite lives to an impairment test, in accordance with accounting procedures generally accepted in the United States. Other intangible assets continue to be amortized over their useful lives.

Other identifiable intangible assets consist of the Company trademark and loan origination fees. Trademarks have an indefinite life and therefore are not amortized. Loan origination fees constitute the Company’s identifiable intangible asset subject to amortization. Amortization of the loan origination fees is computed on a straight-line basis over the term of the related note. Amortization expense is included in operating, general, and administrative expenses on the Consolidated Statements of Income and Comprehensive Income (Loss).

Pension Accounting

On January 1, 2003, the Company adopted a Supplemental Executive Retirement Plan (SERP). The SERP is a nonqualified defined benefit plan pursuant to which the Company will pay supplemental pension benefits to certain key employees upon retirement based upon the employees’ years of service and compensation. As of July 31, 2007, the Company adopted the provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans and in accordance therewith reflected the underfunded status of the plan in its balance sheet at such date. The Company adjusted the liability to reflect the current funded status of the plan. The gains or losses that arise during the period but are not recognized as components of net periodic benefit cost is recognized as a component of other comprehensive income. The adoption of SFAS No. 158 resulted in the recognition of $646 of unrecognized actuarial losses which arose during the period ended July 31, 2007 and a corresponding increase in the defined pension plan liability at July 31, 2007. Such unrecognized losses, net of deferred taxes of $258, were debited to other comprehensive income. The adoption of SFAS No. 158 had no effect on the Company’s consolidated statement of income for the period ended July 31, 2007.

For the three months ended October 31, 2007 and 2006, benefits accrued and expensed were $86 and $86, respectively. The plan is an unfunded supplemental retirement plan and is not subject to the minimum funding requirements of the Employee Retirement Income Security Act (ERISA). While the SERP is an unfunded plan, the Company is informally funding the plan through life insurance contracts on the participants. The life insurance contracts had cash surrender values of $1,992 and $1,772 at October 31, 2007 and July 31, 2007, respectively.

Recent Accounting Changes

The Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, which is an interpretation of Statement of Financial Accounting Standard (SFAS) No. 109, Accounting for Income Taxes, as of August 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in companies’ financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. As a result, the Company applies a more-likely-than-not recognition threshold for all tax uncertainties. FIN 48 only allows the recognition of those tax benefits that have a greater than 50% likelihood of being sustained upon examination by the taxing authorities. The adoption of FIN 48 had no effect on the Company’s financial position, cash flows or results of operations. See Note 7 Income Taxes for additional details.

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements and accordingly, this statement does not require any new fair value measurements. This statement emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of this statement is not expected to have a material effect on the Company’s financial position, cash flows or results of operations.

In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — an amendment of FASB Statement No. 115. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of this statement is not expected to have a material effect on the Company’s financial position, cash flows and results of operations.

Quantitative and Qualitative Disclosures About Market Risk

The Company is exposed to market risks primarily from changes in interest rates. The Company does not engage in financial transactions for trading or speculative purposes.

From May 12, 2003 through November 16, 2006, the Company had a lending relationship with U.S. Bank, N.A. pursuant to an Amended and Restated Loan Agreement. On November 14, 2006, the Company and its subsidiaries executed a new Loan Agreement with First National Bank of Omaha and the loan proceeds from the revolving line of credit were wired to U.S. Bank, N.A., the Company’s prior lender to repay the Company’s obligations under the U.S. Bank loan agreement.

Under U.S. Bank loan agreement, the Company and its subsidiaries executed a Term Promissory Note in the amount of $4,000,000, which accrued interest at a fixed rate of 5.77% per annum and was payable in 59 installments of principal and interest in the amount of $76,904, and a Revolving Promissory Note in the amount of $40,000,000. Under the revolving line of credit, the actual principal amount outstanding varied as the Company borrowed and repaid its obligations throughout the term of the loan. Interest was payable at a variable rate, subject to change each fiscal quarter, equal to the London InterBank Offered Rate (LIBOR), plus a percentage based on the Company’s leverage ratio.

The Company executed a Loan Agreement dated November 14, 2006 and related loan documents with First National Bank of Omaha, a national banking association (FNB). The obligations under the Loan Agreement and Loan Documents commenced November 16, 2006, and are joint and several.

Under the FNB Loan Agreement, the Company and its subsidiaries executed a Term Note in the amount of $4,666,000 which accrues interest at a fixed rate of 7.35% per annum and is scheduled to mature December 1, 2016. The Term Note is payable in 119 monthly installments of principal and interest in the amount of $55,282 through November 1, 2016. As of October 31, 2007, the Company had $4,395,321 outstanding on the Term Note.

The Company and its subsidiaries also executed a Revolving Note in the maximum aggregate amount of $40,000,000 and evidenced by a Revolving Note dated November 14, 2006. Advances will be used as needed by the Company for working capital, through the termination date of December 1, 2009. Interest shall be paid at a variable rate, reset daily, equal to LIBOR as determined by FNB plus (i) 1.25% per annum when the leverage ratio is less than or equal to 3.00 to 1.00 or (ii) 1.50% per annum when the leverage ratio is more than 3.00 to 1.00. Upon an event of default, the Revolving Note shall bear interest at LIBOR as determined by FNB plus 7.50% per annum. FNB advanced funds under the Revolving Note on November 16, 2006, which were wired to U.S. Bank, to repay the Company’s obligations under the U.S. Bank Loan Agreement. As of October 31, 2007, the variable rate at which the Revolving Note accrued interest was 6.00% and the Company had approximately $14.4 million outstanding thereunder.

The interest payable on the Company’s revolving line of credit is based on variable interest rates and is therefore affected by changes in market interest rates. If interest rates on variable rate debt increased by .60 percentage points (a 10% change from the interest rate as of October 31, 2007), assuming no change in the Company’s outstanding balance under the line of credit (approximately $14.4 million as of October 31, 2007), the Company’s annualized income before taxes and cash flows from operating activities would decline by approximately $86 thousand.

BUSINESS

This registration statement contains forward-looking statements based on the Company’s current expectations, assumptions, estimates and projections about the Company and its industry. These forward-looking statements involve risks and uncertainties. The Company’s actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, as more fully described elsewhere in this registration statement. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Overview

The Company is a leading wholesale distributor of animal health products to veterinarians and their related businesses. The Company distributes to its customers approximately 20,000 different products including biologicals, pharmaceuticals, parasiticides, instruments and equipment and also offers industry-exclusive programs on inventory and staff management. Approximately 13,000 products are inventoried for immediate shipment and the remaining items are either drop-shipped from the manufacturer to the customer or are special order items. The Company primarily sells branded products as marketed by the major animal health manufacturers and suppliers. The Company does not currently private label any products, but would consider a private label product agreement if the Company believed that there would be a competitive advantage for doing so.

The Company operates through three operating segments:  Wholesale Distribution, Logistics Services, and Direct Customer Services. The Wholesale Distribution segment is a wholesaler of pharmaceuticals and other veterinary related items and accounted for approximately 86% of net sales and other revenue during fiscal year 2007. This segment distributes products primarily to Company shareholders, who are licensed veterinarians or business entities comprised of licensed veterinarians. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Operating Segments” below and Note 12 of the Company’s 2007 Consolidated Financial Statements for quantitative segment information.

The Company’s business strategy is to be the leading supplier of animal health products to veterinarians and veterinary clinics by offering a complete assortment of items at competitive prices which are supported by superior levels of customer service. The Company believes that this strategy provides it with a competitive advantage by combining the broad product selection with everyday low prices and support from efficient operations. By purchasing products from the Company, veterinarians and veterinary clinics may reduce their product acquisition costs.

The Company has heavily invested in electronic information systems to maximize efficiencies. All phases of the transactional process are electronically driven. The Company believes this advanced electronic technology will assist in earlier adoption of electronic commerce through the internet by both its customers and suppliers.

Background

The Company was founded in 1982 by veterinarians whose primary interests were “food animal” related and was chartered on August 2, 1982 as a Missouri corporation. Since January 1, 1983, the Company has operated from various facilities in Omaha, Nebraska. The Company surrendered its Missouri charter and became a Nebraska corporation on September 22, 1999.

Initially, the Company distributed its products predominately to existing shareholders who were veterinarians or business entities established to deliver veterinary services and/or products in which medical decisions were made by licensed veterinarians. Each shareholder was and is limited to ownership of one share of common stock. Overtime, the non-shareholder customers have represented a significant source of revenue for the Company, and in fiscal year 2007, net sales and other revenues to shareholders totaled $237 million or 69.2% of total net sales and other revenue.

The Company’s fiscal year begins on August 1 and concludes on July 31 of the following year.

Value-Added Services

The Company offers its customers and suppliers a comprehensive menu of value-added services. These services allow individual customers to choose various selections based on their individual needs such as on-line ordering, inventory management, employee management, pharmacy and special order fulfillment. The Company manages a database of all transactions so that its customers may maximize their participation in promotions frequently offered by suppliers. Customers are periodically apprised, either by phone or mailings, of their level of participation in these promotions. This promotional tracking service gives customers the option to maximize their participation in promotions which may increase their profitability and allow them to more effectively compete in certain markets.

The Company has developed two multi-day seminars for its customers, which include an inventory management and purchasing techniques seminar and an employee management and leadership seminar. These seminars are held at various locations, often at one of the Company’s properties. Customers are trained to better use the Company’s resources and also increase efficiency when managing their product and inventory activities and to effectively manage employees and learn effective leadership principles and skills for their clinics.

The Company has Electronic Data Interchange (EDI) capability which provides the supplier with product sales and movement. The supplier is able to monitor sales activities, advertising effectiveness and market trends in an efficient manner. The Company also assists the manufacturer in the design of effective promotions. The historical transactional database and the promotional tracking service are unique tools to assist the manufacturer in tailoring effective promotions.

The Company has enhanced the customer relationship by utilizing e-commerce. E-commerce enables the customer to place orders on-line and view purchasing history 24 hours a day, seven days a week through the Company’s website.

On March 19, 2007, the Company and MARKETLink launched Vets First Choice, a new online store and home delivery service. Vets First Choice enables veterinarians to meet the demands of third party clients without increasing their inventory costs.

Our Shareholders

As of July 31, 2007, the Company had 2,068 shareholders, all of whom were veterinarians or veterinary clinics. These shareholders are principally located from the Rocky Mountains to the Atlantic Seaboard with some presence in the southern United States. Our shareholders also are our primary customers. No shareholder represented more than 2% of the Company’s total net revenues during fiscal year 2007.

Due to the geographical location of the majority of its shareholders, nearly 47% of the Company’s gross sales are related to products used for the treatment and/or prevention of diseases in food animals. The balance of product sales is for the treatment and/or prevention of diseases in companion animals and equine, which represents changing trends in veterinary medicine and is discussed further under “Business-Customers and Suppliers.”

Rebates to Shareholders

The Company issues rebates which are earned by its shareholders. Such rebates are calculated according to current practices of management, based on the margin from eligible purchases during the period. Such rebates are made on a pro rata basis to shareholders based on the aggregate amount of products purchased by each shareholder during the period. Rebates are included in the Company’s financial statements and are netted against sales and accounts receivable on the Company’s financial statements.

The Company’s policies and procedures address concerns regarding late payments by shareholders and the payment of a rebate. The determination of the amount rebated back to shareholders by credit memo during any fiscal year includes a review of whether the respective shareholder made timely payments to the Company and whether there are any past due invoices over 90 days as of the end of the fiscal year. The Company determines the shareholder’s “average days to pay” which is the number of days past the due date on which the Company receives the shareholder payment. If the average days to pay exceed 30 days, the amount of the rebate credited back to the shareholder is reduced according to the Company’s then current reduction percentage policy. If a shareholder has any unpaid amount which is more than 90 days past due as of the fiscal year end, no rebate will be issued to the shareholder for that fiscal year.

Effective May 26, 2006, the Company adopted amendments to its policies and procedures relating to the shareholder rebate. From time to time designated corporate officers shall determine the amount to be returned to each shareholder. Such amounts shall not include any amounts which the designated officers conclude are required for the ongoing conduct and or expansion of the Company’s business. The Company shall issue to shareholders these amounts based upon the shareholders’ eligible product purchases from the Company. If a shareholder is entitled to a rebate, the shareholder shall be issued a credit memo at least once per fiscal year. The determination by the designated officers, upon approval of the Board of Directors, of the terms of the rebate and the communication of such terms to the shareholder constitutes an obligation on the part of the Company to issue the credit memo.

Company Subsidiaries

The Company has two direct wholly-owned subsidiaries:  Exact Logistics, LLC (“Exact Logistics”) and ProConn, LLC (“ProConn”). Exact Logistics and ProConn were organized in the State of Nebraska on December 6, 2000 and are limited liability companies wholly-owned by the Company. The purpose of Exact Logistics is to provide logistics and distribution service operations for animal health vendors in business to business type transactions. Exact Logistics distributes products primarily to other animal health companies.

The purpose of ProConn is to act as a supplier of animal health products directly to the producer and/or consumer. Producers and end users order veterinary products directly from ProConn. ProConn then sells and delivers the products directly to producers and consumers. ProConn is responsible for all shipping, billing and related services. As part of its business operations, ProConn may enter into an agreement with “veterinarians of record” pursuant to which ProConn agrees to pay the “veterinarian of record” a percentage of the sale received by ProConn from qualified purchases. The “veterinarian of record” is responsible for providing various services to the producers and consumers, including, without limitation, conducting on-site visits of producers’ facilities, reviewing the producers’ or consumers’ data pertaining to purchases from ProConn, and maintaining compliance with all pharmaceutical-related laws, regulations and any applicable food safety guidelines.

Operating Segments

The Company has three reportable segments:  Wholesale Distribution, Logistics Services, and Direct Customer Services. Additional information including the sales and operating profits of each operating segment and the identifiable assets attributable to each operating segment for each of the three years in the period ended July 31, 2007 is set forth in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Note 12 of the 2007 Consolidated Financial Statements.

Financial Information About Geographic Areas

All of the Company’s customers and assets are located in the United States. The Company does not export any products outside of the United States.

MARKETLink

In August 1999, the Company, American Animal Hospital Association (AAHA) and AAHA Services Corporation (SERVCO) d/b/a MARKETLink, a whole-owned subsidiary of AAHA, entered into an agreement pursuant to which the Company became the logistics partner for MARKETLink. MARKETLink is a buying group and provides distribution services to its veterinary clinic members. AAHA has over 36,000 members who hold different jobs in various veterinary clinics, including veterinarians, technicians, managers, and client service specialists and who provide services to companion animals. AAHA established MARKETLink to improve the purchasing economics of its members’ practices by allowing members to buy animal health products at low average prices while maintaining or exceeding the level of service obtained by existing distributors.

Through MARKETLink, members of AAHA are able to purchase products directly from MARKETLink at a cost savings. Under the terms of the August 1999 Agreement, SERVCO has certain responsibilities, including, without limitation, marketing the MARKETLink program, determining the mix, price, sales and shipping policies and line of products, and being responsible for all aspects of the credit approval, accounts receivable and collections in connection with the sale of MARKETLink products. The Company’s responsibilities include, without limitation, purchasing and managing the required inventory, paying all accounts payable and complying with other contract terms with manufacturers, suppliers or customers relating to shipping, receiving and billing for MARKETLink products, maintaining sales and service representatives for all in-bound and out-bound telephone sales necessary to process orders, cross-selling alternative products, implementing special promotional programs, and fulfilling and shipping all orders received via the Company’s MARKETLink sales and service representatives or the SERVCO email order entry system, including at the time of shipment a MARKETLink invoice in the shipment.

In June 2000, the Company purchased a 20% interest in MARKETLink for $1,500,000. After the transaction, the remaining 80% continue to be owned by AAHA. Lionel L. Reilly, the Company’s CEO and President serves on the Board of Directors of SERVCO.

During the fiscal year ended July 31, 2007, MARKETLink represented approximately 11.4% of the Company’s total net sales and other revenue. On August 9, 2007, the Company and SERVCO agreed to extend their agreement relating to logistics and other operational services through June 30, 2008. The parties currently are negotiating final revisions to the agreement.

Customers and Suppliers

Management does not consider the Company’s business to be dependent on a single customer or a few customers, and the loss of any of our customers (excluding MARKETLink) would not have a material adverse effect on our results. Except for MARKETLink, no single customer accounted for more than 2% of the Company’s total net sales and other revenue for fiscal 2007. The Company currently has an agreement with MARKETLink and believes that its relationship with MARKETLink will be long lasting. The Company typically does not enter into long-term contracts with its customers. To offset the loss of any customers, the Company continually seeks to diversify its customer base.

The changing trends of veterinary medicine have resulted in a gradual shift toward the sale of more “companion animal” products which accounted for 53% of the Company’s revenues in fiscal year 2007. We believe that consolidation of small privately owned veterinary clinics is likely and will result in an increasing number of larger veterinary practice business units. As a result, the larger veterinary practices will have increased purchasing leverage and will negotiate for lower product costs which will reduce margins at the distribution level and impact Company revenue and net income.

There are two major types of transactions that affect the flow of products to the Company’s customers. The first transaction model is traditional “buy/sell” transactions that account for a significant majority of the Company’s business. In this type of transaction the customer places an order with the Company, which is then picked, packed, shipped, invoiced to the customer, followed by payment from the customer to the Company. There are a few product lines where the Company provides all transactional activities described above, except that the manufacturer retains title to the product. The manufacturer retains title in accordance with the distribution agreements for these products. The “consignment” transactions account for approximately 2% of the Company’s total net sales and other revenue. The Company inventories these products for the manufacturer but does not pay the manufacturer until the product is sold to the customer and reported to the manufacturer. The Company is responsible for maintaining insurance on the products but the value of the product is not included in the inventory for accounting purposes.

A second transaction model used by the Company is termed the “agency agreement.” Under this approach, the Company receives orders for products from its customers. The Company transmits the order to the manufacturer who then picks, packs, ships, invoices and collects payment from the customer. The Company receives a commission payment for soliciting the order as well as for providing other customer service activities. The Company’s operating expenses associated with this type of sale may be lower than the traditional buy/sell transaction. This arrangement allows the manufacturer to establish and standardize the price of its products in the market. The mode of selling products to veterinarians is dictated by the manufacturer.

Product returns from our customers and to our suppliers occur in the ordinary course of business. The Company extends to its customers the same return of goods policies as extended to the Company by the various manufacturers. The Company does not believe its operations will be adversely impacted due to the return of products. Product returns have a minimal impact on the Company’s performance.

Our two largest vendors comprised 41.5% and 6.7%, respectively, of all of the Company’s purchases for fiscal year 2007. Two vendors comprised 36.1% and 8.8%, respectively, of all of the Company’s purchases for fiscal year 2006. Management believes the loss of any major vendor may have a material adverse effect on our results of operation, including the loss of one or both of our two largest vendors. Currently, the Company believes that its relationships with its two largest vendors are good.

The Animal Health Industry

A national veterinary organization lists over 24,000 veterinary practices in the United States. There are nearly 60,000 veterinarians practicing in the various disciplines of veterinary medicine. Over two-thirds of the veterinarians in private clinical practice predominantly specialize in companion animal medicine. The Company provides products and services to this segment of business and intends to meet the product and supply needs of the private clinical practice specialized in this area. According to American Pet Products Manufacturer’s Association, 63% of U.S. households own a pet, which equates to 71.1 million homes.

Based on industry sources, the U.S. animal health manufacturer sales of biologicals, pharmaceuticals, insecticides and other packaged goods exceeded $5 billion for calendar year 2006, an increase of 5% compared to 2005. It is anticipated that industry gains for 2008 will be driven by the continuing threat of animal disease, ongoing food safety concerns and the rapid growth in the pet population. Diagnostic chemicals and vaccines will be the fastest growing animal health products. Large animal producers, farms and households will help lead the market gains. In recent years, spending on companion animals, including dogs, cats and horses, has overtaken spending on farm animals. In 2006, companion animal products accounted for nearly 55% of the total sales in the industry.

The companion animal market is experiencing considerable growth driven by strong product developments, general aging in the pet population, and increased spending per animal. Several new therapeutic and preventative products have contributed to most of this increased sales volume. Nutraceuticals (nutritional pharmaceuticals) have an increasing presence in the companion animal market.

Consolidation is a primary force reshaping the animal health industry. Based on industry sources, sales by the top fifteen animal health product manufacturers globally account for over 81% of the world market.

Livestock production continues the consolidation trend that started a number of years ago. Agribusiness integrators continue to build larger livestock raising facilities. Improved management systems coupled with new preventative products have resulted in an ongoing reduction in food producing animal product sales for the past several years. There also has been a loss of market share in several key product groups due to generic competition. The generic products generally sell for lower prices which causes a pricing deflation in the market.

Competition

Distribution of animal health products is characterized by either “ethical” or “OTC” channels of product movement. Ethical distribution is defined as those sales of goods to licensed veterinarians for use in their professional practice. Many of these products are prescription and must only be sold to a licensed professional. OTC (over-the-counter) distribution is the movement of non-prescription goods to the animal owner and the end user. Many of these products will also be purchased by licensed veterinarians for professional use or for resale to their clients.

There are numerous ethical distribution companies operating in the same geographical regions as the Company and competition in this distribution industry is intense. Our competitors include other animal health distribution companies and manufacturers of animal health products who sell directly to veterinarians and veterinary clinics. Most of the animal health distribution competitors generally offer a similar range of products at prices often comparable to the Company’s. The Company seeks to distinguish itself from its competitors by offering a higher level of customer service and having its principal customers also be its shareholders. In addition to competition from other distributors, the Company also faces existing and potentially increased competition from manufacturers who distribute their products directly to veterinarians. Although the Company competes against direct sales by manufacturers and suppliers, it is often able to compete with such direct sales by adding new value-added services and pricing differentiation.

The role of the animal health distributor has changed dramatically during the last decade. Successful distributors have shifted from a selling mentality to providing products and consulting services. Currently, there is over capacity in the animal health distribution network, although there have been few animal health distributor mergers or acquisitions. We believe the Company must continue to add value to the distribution channel, and reduce the redundancies that exist, while removing unnecessary costs associated with product movement.

Government Regulation

Both state and federal government agencies regulate the manufacturing and distribution of certain animal health products such as pharmaceuticals, vaccines, insecticides and certain controlled substances. Our suppliers of these products are typically regulated by one or more of the following federal agencies, the U.S. Department of Agriculture (USDA), the Food and Drug Administration (FDA) and the Drug Enforcement Administration (DEA), as well as several state agencies; and therefore, the Company is subject, either directly or indirectly, to regulation by the same agencies. Several states and the DEA require the Company to be registered or otherwise keep a current permit or license to handle controlled substances. Manufacturers of vaccines are required by the USDA to comply with various storage and shipping criteria and requirements for the vaccines. To the extent the Company distributes such products, the Company must comply with the same USDA, FDA and DEA requirements including, without limitation, the storage and shipping requirements for vaccines.

Several State Boards of Pharmacy require the Company to be licensed in their respective states for the sale of animal health products within their jurisdictions. Some states (as well as certain cities and counties) require the Company to collect sales/use taxes on differing types of animal health products.

Environmental Considerations

The Company does not manufacture, re-label or in any way alter the composition or packaging of products. All products are distributed in compliance with the relevant rules and regulations as approved by various state and federal regulatory agencies. The Company’s business practices create no or minimal impact on the environment.

Employees

As of July 31, 2007 the Company had 341 employees. We are not subject to any collective bargaining agreements and have not experienced any work stoppages. We believe that we have a stable and productive workforce and consider our relationships with our employees to be good.

Trademarks

The Company has federal registrations for the marks “PVP LTD.” and design, “PVPL”, and “PROCONN” and has applications pending with the United States Patent and Trademark Office for the marks “EXACT LOGISTICS” and “VETS FIRST CHOICE”. The Company believes that the marks are well recognized in the animal health products industry and by veterinarians and therefore are valuable assets. Once registered, the trademarks will be valid as long as they are in use and/or the registrations are properly maintained, and the marks have not been found to have become generic.

Properties

The Company owns a building that serves as its corporate headquarters and is nearly 100,000 square feet of open warehouse space and 40,000 square feet of finished office area. The building is a facility the Company constructed and completed in late 1999 and is located on 9.6 acres of land in a newly developed industrial subdivision of Omaha, Nebraska. The building is subject to a first mortgage held by First National Bank of Omaha. In October 2002 the Company purchased 10 acres of land adjacent to the current corporate facility in Omaha,

Nebraska for approximately $808 thousand in order to provide the Company with land available for future expansion of its Omaha facility.

On March 15, 2002, the Company signed a lease agreement with Kinsley Equities II Limited Partnership for 70,000 square feet of warehouse space in York, Pennsylvania. The initial term of the lease was five years. The Company uses this facility to ship products to its customers in that geographical area of the United States. In June 2003, the Company exercised an option to lease an additional 17,500 square feet of space in the York facility for a total of 87,500 square feet of leased space in York, Pennsylvania. In January 2007, the Company entered into Amendment No. 3 to the lease agreement with Kinsley Equities II Limited Partnership. The amendment extended the lease term from July 31, 2007 to July 31, 2010.

Effective October 1, 2005, the Company entered into an agreement to lease approximately 15,625 square feet in Hereford, Texas. The lease has an initial term of five years, ending on September 30, 2010. The Company also has the option to renew the initial term of the lease for two successive three year periods by providing the landlord notice of its election to renew thirty days prior to the commencement of such renewal term. The Company uses the premises for storing and warehousing veterinary products.

On November 7, 2005, the Company executed a lease agreement with Independent Veterinary Group LLC (IVG). Pursuant to the lease agreement, the Company leased certain premises located in Lexington, Kentucky for a term commencing November 1, 2005 and ending July 31, 2007. The Company used the premises for storing and warehousing animal health products. This lease was not extended.

Management believes that our existing facilities are and will be adequate for the conduct of our business during the next fiscal year.

Legal Proceedings

The Company is not currently a party to any material pending legal proceedings and has not been informed of any claims that could have a material adverse effect on its financial position or results of operations.

MANAGEMENT

Board Composition

The Company currently has a total of eight (8) shareholder directors who are veterinarians and elected from eight geographic districts and one non-shareholder director. Pursuant to the Company’s Second Amended and Restated Articles of Incorporation (“Articles of Incorporation”), the Company is required to elect the eight shareholder directors, may elect up to two additional non-shareholder directors, and may elect the Company’s President as a non-voting director. Shareholder directors are divided into three (3) classes with each class serving a three-year term. Class I consists of two (2) directors, one from District 3 and one from District 7. Class II consists of three (3) directors, one from each of the following Districts: 1, 2 and 6. Class III consists of three (3) directors, one from each of the following Districts: 4, 5 and 8. The geographic boundaries of the districts are provided for in the Company’s Bylaws and may be revised by the Board from time to time but no more frequently than annually to accurately represent an equitable number of shareholders. Each director’s professional practice must be located in the district in which he or she is elected at the time of the election. The non-shareholder directors are not required to be affiliated with any geographic districts.

Executive Officers and Directors

The table below sets forth information concerning our officers and directors.

Name	Age	Position	District	Class

Officers:
Lionel L. Reilly, D.V.M.	65	President and Chief Executive Officer	—	—
Neal B. Soderquist	52	Chief Financial Office and Vice President	—	—
Stephen J. Price	48	Chief Operating Officer and Vice President	—	—
Directors:
G.W. Buckaloo, Jr., D.V.M.	60	Director	4	III
Donald R. Fogle, D.V.M.	54	Director	6	III
A. Donald Janezic, Jr.	61	Director	N/A	N/A
Tom Latta, D.V.M.	63	Director	5	III
Eileen Sam Holly Morris, D.V.M.	56	Director	3	I
Scott A. Shuey, D.V.M	41	Director	2	II
William Swartz, D.V.M.	65	Director	8	III
Thomas E. Wakefield, D.V.M.	35	Director	7	I
Vicky Wilkey, D.V.M.	51	Director	1	II

The Company has historically held the annual meeting of shareholders in December. In 2008, the Company held its Annual Meeting in February. Accordingly, Class I directors serve until the annual meeting of shareholders held in or after December 2009; Class II directors serve until the annual meeting held in or after December 2010; and Class III directors serve until the next annual meeting.

The following map illustrates the geographic breakdown of the eight districts.

Executive Officers

Lionel L. Reilly, D.V.M., has served as President and CEO of the Company since 1994. Prior to that, he was Vice President, Business Operations and functioned as the CEO. He has been with the Company since 1983, shortly after its founding. Dr. Reilly spent several years as a military veterinarian, over five years in private clinical veterinary practice and five years in the industry as a researcher and technical services veterinarian. He has a degree from Kansas Wesleyan University in Salina, Kansas. Dr. Reilly graduated in 1970 from the College of Veterinary Medicine, Kansas State University, Manhattan, Kansas. See “Employment Contract.”

Neal B. Soderquist was appointed Chief Financial Officer in 1994 and elected Vice President of Finance and Technology in July 2005. From 1989 to 1994, he served in that position and managed most of the human resource functions. In 1975, he received an Associate’s degree in accounting from the Lincoln School of Commerce in Lincoln, Nebraska.

Stephen J. Price was appointed department Director of Sales and Marketing and was elected Chief Operating Officer and Vice President of Sales and Marketing in 2005. Prior to that, from 2002 through 2005, Mr. Price was the General Manager for ProConn, LLC, a wholly-owned subsidiary of the Company. From 2000 through 2002, Mr. Price was employed by Hi-Pro Animal Health, a former animal health supplier, in Friona, Texas, and his responsibilities included Business Development and Special Projects. From 1998 through 2000, Mr. Price was the Manager of Farm Centers, Inc. in Shawnee, Oklahoma. Mr. Price earned his Bachelor’s degree in agriculture (animal science) from Oklahoma State University, Stillwater in 1982.

Current Directors

G. W. Buckaloo, Jr., D.V.M., has served as a Director since December 6, 2002 and is currently serving as the Chairman of the Board. Dr. Buckaloo previously served as Vice Chairman from 2006-2008 and as Secretary from 2004-2006. He is a companion animal practitioner with Crysler Animal Hospital located in Independence, Missouri. Dr. Buckaloo received a Doctor of Veterinary Medicine degree from the University of Missouri in 1972.

Donald R. Fogle, D.V.M., has served as a Director since February 1, 2008. He has been in private practice in Northwest Ohio for more than 20 years at Northwest Veterinary Hospital Inc. Since October 2005, Dr. Fogle also has provided veterinary services to BDP Veterinary Partners LLC d/b/a Cat Tales. He has a special interest in diagnostic ultrasound and is a member of the Veterinary Ultrasound Society, AVMA, and OVMA. Dr. Fogle is a 1984 graduate of The Ohio State University College of Veterinary Medicine and also received a Master of Science degree in 1980 and a Bachelor of Science degree in Animal Science 1976.

A. Donald Janezic, Jr. has served as a Director since December 16, 2005. He has been Chief Financial Officer of R.C. Bigelow since August 1987. Mr. Janezic has acted as a financial consultant to the Company’s Board of Directors during 2005. Mr. Janezic earned his Master’s degree in accounting from the University of New Haven in 1983 and has been a CPA since 1972.

Tom Latta, D.V.M., has served as a Director since December 6, 2002 and is currently Secretary of the Board. He is senior partner of Hansford County Veterinary Hospital located in Spearman, Texas. Dr. Latta received a Doctor of Veterinary Medicine degree from the Oklahoma State University in 1968.

Eileen Sam Holly Morris, D.V.M., has served as a Director since December 8, 2006. She has been the Hospital Director of Plum Creek Regional A.M.C. in Crete, Illinois since November 1981, and has been an independent consultant associated with the Veterinary Practice Consultants since 2003. Dr. Morris received a Doctor of Veterinary Medicine degree from the University of Illinois in 1976. Dr. Morris also is a member of several veterinary associations.

Scott A. Shuey, D.V.M., has served as a Director since December 10, 2004 and is currently Vice-Chairman of the Board. He has been a large animal veterinarian for Southern Hills Veterinary Services, Inc. in Corning, Iowa and is currently the Corporate President. Dr. Shuey received a Doctor of Veterinary Medicine degree from Kansas State University in 1995.

William Swartz, D.V.M., has served as a Director since December 6, 2002. Dr. Swartz previously served as Chairman from 2004 to 2005 and as Vice Chairman from 2003 to 2004. He is the owner and medical director of Clocktower Animal Hospital located in Herndon, Virginia. Dr. Swartz received a Doctor of Veterinary Medicine degree from The Ohio State University in 1966.

Thomas E. Wakefield, D.V.M., has served as a Director since December 8, 2006. He has been a partner of the Perry Veterinary Clinic since January 2004. Prior to that, Dr. Wakefield was an associate veterinarian for that clinic. Dr. Wakefield received a Doctor of Veterinary Medicine degree from The Ohio State University College of Veterinary Medicine in 1997.

Vicky Wilkey, D.V.M., has served as a Director since February 1, 2008. She has been the owner of a small animal veterinary practice in South Dakota, The Visiting Vet, since September 1993. Dr. Wilkey received a Doctor of Veterinary Medicine degree from Iowa State University in 1982. She also received a Bachelor of Science degree in Microbiology in 1978 from South Dakota State University.

DIRECTOR COMPENSATION AND BENEFITS

Directors receive an annual compensation package that is designed to attract, motivate and retain highly-qualified independent professionals to represent the Company’s shareholders. The Company’s 2007 compensation package for directors is comprised of an annual cash retainer and cash meeting fees. Directors are paid $2,000 per day for attendance at the Company’s Mid-Year and Annual Meetings, and any specially-called Board meetings if the director is present in person.

In addition, directors are reimbursed for their expenses related to attendance of meetings, including travel and lodging at the meeting location, and directors whose travel time exceeds one-half day also receive $1,000 per travel day. Directors are paid $1,500 annually for participation in meetings via teleconference. No other compensation may be paid to directors without further action of the Board.

Director Stock Ownership

The Company requires that its directors be shareholders or represent entities who are shareholders, except for the two (2) directors that may be elected at-large, and the Company’s President who may be elected as a non-voting member.

2007 Compensation

Cash compensation varies by director based on the number of Committee meetings held and the Committees on which the director serves. During fiscal 2007, all of the incumbent directors attended at least 75% of the total number of meetings of the Board and of all Board Committees of which the directors were members and expected to attend.

	Fees Earned
	or Paid	Non-Equity	All Other
	in Cash	Incentive Plan	Compensation(1)	Total
Name	($)	Compensation ($)	($)	($)

Dr. Buddy Ray	13,500	—	1,211	14,711
Dr. G. W. Buckaloo, Jr.	13,500	—	779	14,279
Dr. Tom Latta	13,500	—	1,124	14,624
Dr. Steve Wright	13,500	—	144	13,644
Dr. Scott Shuey	17,500	—	791	18,291
Dr. Sam Morris	16,500	—	145	16,645
Dr. Tom Wakefield	10,500	—	394	10,894
Dr. William Swartz	13,500	—	1,850	15,350
A. Donald Janezic, Jr.	13,500	—	1,014	14,514

(1)	Includes reimbursements for expenses related to attendance of meetings, including travel and lodging at the meeting location

Board Committees

To facilitate deeper penetration of certain key areas of oversight, the Board has established three committees: Executive, Audit, and Corporate Governance. The members of these Committees and the functions performed by these committees are summarized below:

Executive Committee

The Executive Committee is comprised of Dr. G. W. Buckaloo, Jr., Dr. Tom Latta, Dr. Sam Morris, and Dr. Scott Shuey. Dr. Buckaloo is the Chairman of the Committee. The Committee’s duties include, among other things, involvement in long-range planning, the formulation of corporate policies, and making recommendations to the Board concerning salaries and incentive compensation for our officers and employees.

Audit Committee

The Audit Committee is comprised of Dr. Scott Shuey, Dr. Don Fogle, Dr. Sam Morris, Dr. Tom Wakefield and Don Janezic. Dr. Shuey is the Chairman of the Committee. This Committee serves as a direct link between the Board and the independent registered public accounting firm and regularly meets with such public accounting firm to review the audit function. The Audit Committee’s primary purpose is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of the Company’s financial reports and financial reporting processes and systems of internal control. The Audit Committee reviews the services provided by the Company’s independent registered public accounting firm, consults with the public accounting firm, and reviews the need for internal auditing procedures and the adequacy of internal controls.

The Board of Directors has determined that Don Janezic currently is considered the “audit committee financial expert” as defined under the rules of the SEC issued pursuant to Section 407 of the Sarbanes-Oxley Act. In addition to Mr. Janezic, the Board of Directors believes that its members are capable of analyzing and evaluating its financial statements and understanding internal controls and procedures for financial reporting and that their experience and non-financial expertise as practicing veterinarians is appropriate for the Company and in the best interest of its shareholders who are all practicing veterinarians. Prior to his election as a director in December 2005, Mr. Janezic was retained as a financial consultant to advise the Audit Committee and the Board. On March 23, 2000, the Board of Directors adopted an Audit Committee Charter.

Corporate Governance Committee

The Board of Directors established the Corporate Governance Committee, to replace the Nominating Committee, in June 2003. This Committee is comprised of Dr. William Swartz, Dr. G.W. Buckaloo, Jr., Dr. Tom Latta, and Dr. Vicky Wilkey. Dr. Swartz is the Chairman of the Committee.

The purposes of the Corporate Governance Committee, include, without limitation, identifying and endorsing qualified individuals for nomination and/or re-nomination as directors of the Board, recommending committee assignments to the full Board annually, designing and managing methods of evaluation for the Board’s collective performance, individual members’ performances and Chief Executive Officer’s performance, recommending appropriate levels and forms of director compensation to the Board of Directors, addressing current issues of corporate governance and making recommendations to the Board, and ensuring appropriate succession plans for the Chief Executive Officer and key employee positions. The Company believes that each member of the Corporate Governance Committee satisfies the independence standard for directors set forth in the listing standards of the American Stock Exchange.

Compensation Committee Interlocks and Insider Participation

The Executive Committee of the Board of Directors is comprised of Dr. G. W. Buckaloo, Jr., Dr. Tom Latta, Dr. Sam Morris, and Dr. Scott Shuey. None of the members of the Executive Committee during the recent fiscal year is or has been an officer or employee of the Company. There were no transactions between any member of the Executive Committee and the Company that occurred during fiscal years 2006 and 2007 or that have occurred since the beginning of the current fiscal year, which would require disclosure under Item 404 of Regulation S-K. During fiscal 2007, no executive officer of the Company served as a director or member of the compensation committee of any other entity, one of whose executive officers served as a director or member of the Executive Committee of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Company is a leading wholesale distributor of animal health products to veterinarians and livestock producers and their related businesses. The Company distributes to its customers approximately 20,000 different products including biologicals, pharmaceuticals, parasiticides, instruments and equipment and also offers industry-exclusive programs on inventory and staff management. Approximately 13,000 products are inventoried for immediate shipment and the remaining items are either drop-shipped from the manufacturer to the customer or are special order items. The Company primarily sells branded products as marketed by the major animal health manufacturers and suppliers.

Going forward, the Company intends to continue as a leading supplier of animal health products by offering a complete assortment of items and services at competitive prices and by supporting its products with superior customer service. Achieving these goals requires a highly talented and motivated executive team. Also, given our prominence in the industry, many of our executives are potential candidates for senior leadership roles at other companies in our industry, as well as companies in many other industries. Thus, our executive compensation program is designed to be competitive with those of companies in our industry, considering our size and scale, and competitive with companies in general industry of the same size and larger, in order to attract and retain the best executives and keep them motivated. The successful execution of our business strategy requires that we have a competitive, performance-based compensation program.

The Executive Committee of the Board of Directors is responsible for establishing executive compensation policies and overseeing executive compensation practices at the Company.

Executive Compensation Philosophy

The Company’s executive compensation program has been designed to provide a total compensation package that will enable the Company to attract, motivate, and retain people who are capable of discharging responsibilities in a Company larger than its present size, thus ensuring leadership continuity for the organization as we grow. The executive pay program is designed to reward the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and Chief Operating Officer (“COO”) for both Company performance and the executive’s individual performance and contribution to the Company’s overall business objectives.

The Executive Committee of the Board carries out the executive compensation philosophy of the Company. The Committee establishes and monitors the Company’s overall compensation strategy to ensure that executive compensation supports the Company’s business objectives. In carrying out its responsibilities, the Committee reviews and determines the compensation (including base salary, cash bonus, and other benefits) of the Company’s CEO, CFO, and COO. The Company carries out the executive compensation philosophy through the following compensation principles:

•	Provide total compensation that is competitive with the markets and industries in which the Company competes for talent such that it will attract, motivate, and retain a highly capable and performance-focused executive team.

•	Link executive rewards to the financial performance of the Company as well as the executive’s individual performance and contribution to the Company’s overall business objectives.

Elements of Compensation

Individual elements of the Company’s total compensation are determined after consideration of an executive’s total compensation (base salary, bonus and the defined benefit plan).

The primary elements of the Company’s 2007 executive compensation package include: base salary, cash bonus opportunity, perquisites, health and welfare benefit program, Profit Sharing 401(k) Plan, and non-qualified defined benefit plan.

To remain competitive, the Committee periodically benchmarks our executive compensation program to determine how well actual compensation targets and levels compare to our overall philosophy and target markets. The primary focus of the benchmarking process is on companies in our general industry of similar or larger size and scope (“target market”). This benchmarking considers information from proxy data for our CEO, CFO, and COO, and compensation data from surveys published by leading human resource organizations. Given our size, the actual companies used in the benchmarking may vary from year to year, but generally the comparisons consider practices of other companies with revenues that are similar to our Company’s revenues.

The Committee also considers the compensation levels at other companies in the animal health distributor sectors. It is expected that the compensation levels for our executive officers will be relatively similar in our industry given our size, scale and complexity relative to those other companies.

Based on its assessment of these data, each year the Committee determines whether the overall executive compensation program is consistent with our business strategy and objectives and promotes the Company’s philosophy. Actual compensation levels can vary significantly up or down from the targeted levels based on the performance of the Company. Thus, the resulting compensation levels can fall in the lower or upper quartiles based on performance.

Base Salary

The Company’s base salary is a fixed element of compensation that is paid to each named executive officer for the performance of his primary job duties and responsibilities. Base salaries at the Company are reviewed annually. Market adjustments to named executive officer base salaries are generally made when there is a significant change in position responsibilities or if competitive market data indicates a significant deviation compared to market salary practices.

The actual salaries paid to each of the Company’s named executive officers will vary based on the performance of the individual and the business unit under his or her leadership, the Company’s performance, and economic and business conditions affecting the Company at the time of the review. Dr. Reilly’s salary also is based on his Employment Agreement described below.

Cash Bonus

Payments under the Company’s cash bonus program are at the discretionary program of the Executive Committee and are designed to reward executives after consideration of the Company’s overall financial results considering economic and business conditions affecting the Company, the executive’s performance and contribution to the Company’s overall business objectives and the prior year’s bonus payment. The cash bonus program provides motivation for executives to improve the Company’s financial results, which leads to long-term success. The cash bonus is based on a formula, which is equal to 1% of the Company’s operating profit for Dr. Reilly, and 0.5% of the Company’s operating profit for Mr. Soderquist and Mr. Price.

Actual cash bonus awards are at the sole discretion of the Executive Committee. The Executive Committee considers the CEO’s recommendations, competitive total cash compensation data by position, and actual bonuses paid in the marketplace at other companies.

Perquisites

The Company recognizes perquisites as an element of competitive total rewards necessary for the named executive officer to carry out the responsibilities of their position. However, no named executive officer received perquisites in excess of $10,000 for fiscal year 2007.

Benefits

Our benefit programs were established based upon an assessment of competitive market factors and a determination of what is needed to attract and retain high caliber executives. The named executive officers participate in the full range of health and welfare benefits and are covered by the same plans on the same terms as provided to all full-time Company employees, except as set forth below.

•	Supplemental Insurance: The Company provides additional life insurance and disability insurance for its CEO, enhancing the value of our overall package. The life insurance premium is added to the CEO’s earnings as a taxable fringe benefit and the Company pays for the disability insurance premiums. The Company also pays for disability insurance premiums for the CFO and COO.

•	Automobile Program: The Company provides our CEO with an automobile to drive. The CEO reimburses the company a quarterly payment for the personal miles driven. This benefit provides the CEO with an opportunity to use his car for both business and personal use in an efficient manner.

Stock Grant Practices

The Company does not grant any stock options to its named executive officers or employees.

Executive Compensation

The following table represents all compensation earned by the Company’s “named executive officers” for the fiscal year 2007.

				Change in Pension
				Value and Non-
				Qualified Deferred
	Fiscal			Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Earnings(1)	Compensation(2)		Total

Lionel L. Reilly, President and Chief Executive Officer	2007	$382,540	$79,110	$384,228	$19,230	(3)	$865,108
Neal B. Soderquist, Chief Financial Officer and Vice President	2007	$184,296	$39,555	$25,891	$13,399	(4)	$263,141
Stephen J. Price, Chief Operating Officer and Executive Vice President of Sales and Marketing	2007	$235,110	$39,555	$14,238	$13,399	(5)	$302,302
Cheryl E. Miller(6), Vice President of Corporate Services	2007	$167,042	$0	$0	$0		$167,042

(1)	Amounts reported in this column reflect the aggregate increase in the actuarial present value of the benefits under the Company’s Supplemental Executive Retirement Plan. A portion of the change in pension benefits value is attributable to the additional year of service and any annual salary increase. In fiscal 2007, there were no above-market or preferential earnings on any non-qualified deferred compensation and therefore no such amounts are reflected in this column.

(2)	Each of the “named executive officers” are participants of the Company’s Supplemental Executive Retirement Plan as further described.

(3)	For fiscal year 2007, the Company contributed $6,600 to Dr. Reilly’s 401(k) Plan and $6,799 to Dr. Reilly’s profit-sharing Plan. For fiscal year 2007, the Company contributed $5,831 to Dr. Reilly’s life insurance policy.

(4)	For fiscal year 2007, the Company contributed $6,600 to Mr. Soderquist’s 401(k) Plan and $6,799 to Mr. Soderquist’s profit-sharing Plan.

(5)	For fiscal year 2007, the Company contributed $6,600 to Mr. Price’s 401(k) Plan and $6,799 to Mr. Price’s profit-sharing Plan.

(6)	On August 31, 2006, Ms. Miller was no longer an employee of the Company. See the discussion of her “Separation Agreement” below.

FISCAL 2007 PENSION BENEFITS

The table below represents the estimated present value of defined benefits for the Company’s Supplemental Executive Retirement Plan (the “Plan”). Refer to the description below for additional information on the Plan.

	Number of Years	Present Value of
	Credited	Accumulated	Payments During
Name	Service	Benefit ($)(1)	Last Fiscal Year ($)

Lionel L. Reilly, D.V.M.	24.58	$1,942,285	$—
Neal B. Soderquist	17.79	$133,432	$—
Stephen J. Price	5.08	$52,715	$—
Cheryl E. Miller(2)	—	$—	$—

(1)	For a discussion of certain assumptions applied in quantifying the present value of the current accrued benefit, see the “Management’s Discussion and Analysis — Critical Accounting Polices — Pension Accounting” in the Company’s 2007 Annual Report and Note 10 to the Company’s 2007 Financial Statements.

(2)	On August 31, 2006, Ms. Miller was no longer an employee of the Company

Supplemental Executive Retirement Plan

The Company established the Professional Veterinary Products, Ltd. Supplemental Executive Retirement Plan effective January 1, 2003. The Plan provides benefits to certain management employees of the Company. On October 19, 2006, the Board of Directors approved amendments to and the restatement of the Company’s Supplemental Executive Retirement Plan, retroactively effective on January 1, 2006. The Plan is a nonqualified defined benefit plan pursuant to which the Company will pay supplemental pension benefits to certain key employees upon retirement based upon the employees’ years of service and compensation. The Plan was amended to ensure compliance with the requirements of Section 409A of the Internal Revenue Code. The Executive Committee of the Board of Directors determines those highly compensated management employees who are eligible to participate in the Plan.

The Plan was previously administered by a Committee, consisting of the Company’s Chief Executive Officer, Chief Financial Officer, and Chief Administrative Officer. The 2006 amendments to the Plan redefined the Committee to be the Executive Committee of the Board of Directors rather than Company employees. As part of this responsibility, the Committee has the discretionary authority necessary or appropriate to administer the Plan. The Board of Directors has the right to amend or terminate the Plan at any time. No change in the Plan, however, will result in the loss of benefits earned by a participant prior to such amendment or termination.

The Plan provides benefits upon a participant’s retirement, early retirement, disability before retirement, and in some cases, survivor benefits to a participant’s beneficiary. Benefits will also be paid to a participant if the participant’s employment is terminated within three years following a change in control. Under the Plan, “change of control” is generally defined as a purchase, merger or other combination, of either more than fifty percent (50%) of the Company’s outstanding stock or voting control of Company or the sale or transfer within a twelve month period of the assets of the Company having a total fair market value of not less than eighty percent (80%) of the total fair market value of all of the assets of the Company. The Plan is an unfunded supplemental retirement plan and is not subject to the minimum funding requirements of the Employee Retirement Income Security Act.

Benefits payable under the Plan are paid exclusively from the Company’s general assets. Because these assets remain subject to the claims of the Company’s general creditors, no security is offered against the Company’s financial inability to pay due to insolvency or bankruptcy. While the Plan is an unfunded non-contributory plan, the Company is informally funding the plan through life insurance contracts on the participants. The life insurance contracts had cash surrender values of $1.8 million at July 31, 2007. The amount of the annual benefit is based upon the final three-year average of compensation paid to such executives. For participants (other than the Chief Executive Officer), benefits under this Plan can be illustrated as follows:

Average Final Three Years of
Compensation	Plan Benefit

$150,000	$52,500
$200,000	$70,000
$300,000	$105,000
$400,000	$140,000

For the Chief Executive Officer, benefits under this Plan can be illustrated as follows:

Average Final Three Years of
Compensation	Plan Benefit

$150,000	$90,000
$200,000	$120,000
$300,000	$180,000
$400,000	$240,000

The benefits shown in the above tables are based on base salary for Social Security. For additional information, see “Certain Relationships and Related Transactions.”

Employment Contract

The Company and Dr. Reilly entered into an employment contract pursuant to which Dr. Reilly will act as President and Chief Executive Officer of the Company. The contract provides that Dr. Reilly shall devote his full-time professional energy, skill, efforts and attention to the business of the Company. The contract automatically renews for successive one year periods unless terminated by either party. If the Company terminates the contract without cause, Dr. Reilly will remain employed by the Company for a one-year consulting period, during which period he will be paid his base salary at the level in effect upon termination. During the period of his employment, Dr. Reilly is entitled to a base salary of not less than $240,000 per year, to be increased in each year thereafter by an amount equal to not less than the percentage increase in the consumer price index over the previous year, with a minimum increase of 3% and a maximum increase of 6%. In July 2005, the Board of Directors determined that Dr. Reilly’s salary should be increased to $332,030, effective August 1, 2005, exceeding the maximum increase of 6% under the agreement, which was part of a three year phase in plan. Fiscal year 2008 was the final year of the phase-in plan, and the new base salary for Dr. Reilly is $437,091. Dr. Reilly is also entitled to quarterly bonuses equal to one percent of the quarterly net income before the shareholder performance rebate and income tax expense based on the Company’s unaudited consolidated financial statements. Under the contract, Dr. Reilly is bound by confidentiality provisions and covenants not to compete with us for a one year period after ceasing to be employed by the Company.

The Company has purchased two life insurance policies on the life of Dr. Reilly. Both policies are flexible premium adjustable life insurance policies for $250,000 each. The Company is the beneficiary of one of the policies and the Lionel Reilly Trust is the beneficiary of the other policy. For additional information, see “Certain Relationships and Related Transactions.”

For additional information on change-of-control agreements with executive officers, see “Management — Supplemental Executive Retirement Plan.”

Separation Agreement

On August 31, 2006, the Company eliminated the position of Vice President of Corporate Services as part of its internal realignment of the corporate services department. As a result of this realignment, Cheryl E. Miller ceased serving the Company as Vice President of Corporate Services, and effective August 31, 2006, she was no longer an employee of the Company. In connection with her departure, Ms. Miller and the Company entered into a Separation Agreement and Release (the “Separation Agreement”) effective September 28, 2006 (the “Effective Date”). Pursuant to the terms of the Separation Agreement, Ms. Miller will receive the following separation payments from the Company: (i) payment of her base salary, less applicable withholdings, in effect on August 31, 2006 for a period of twelve (12) months to be paid on a salary continuation basis; (ii) payment for eighteen (18) months of 100% of her medical/vision insurance premiums paid by the Company on August 31, 2006 if Ms. Miller elects continued coverage under the Company’s employee health insurance plan pursuant to COBRA; (iii) payment of the Company’s profitability incentive for fourth quarter of fiscal year 2006; and (iv) payment for a period of six months for the services of a mutually-agreed upon executive career counseling and outplacement service.

In consideration for the payments to be received by Ms. Miller under the Separation Agreement, Ms. Miller agreed (i) to cooperate with the Company with respect to the defense of any matter of which Ms. Miller has knowledge as a result of her employment with the Company, and (ii) to certain confidentiality and non-disparagement obligations.

Limitation of Liability and Indemnification Matters

As permitted by the Nebraska Business Corporation Act, the Company’s Articles of Incorporation provide that no director will be personally liable to the Company or its shareholders for monetary damages for any action taken, or for any failure to take action as a director except for liability

•	for the amount of a financial benefit received by a director to which he or she is not entitled;

•	for intentional infliction of harm on the Company or its shareholders;

•	for a violation of Section 21-2096 of the Nebraska Business Corporation Act; and

•	for an intentional violation of criminal law.

The Company’s Articles of Incorporation provide that the Company must indemnify its directors, officers, employee or agent to the fullest extent permitted by law. Generally under Nebraska law, a director or officer may be indemnified if that individual acted in good faith and had reasonable basis to believe that (1) in the case of conduct in the individual’s official capacity with the company, that the individual’s conduct was in the company’s best interests; (2) in all other cases, that the individual’s conduct was at least not opposed to the Company’s best interest; and (3) regarding any criminal proceedings, the individual had no reasonable cause to believe the individual’s conduct was unlawful.

There is no pending litigation or proceeding involving a director, officer, employee or agent of the Company as to which indemnification is being sought. The Company is not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, employee or agent.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The principal independent registered public accounting firm utilized by the Company during fiscal 2007 was Quick & McFarlin, P.C. (“Quick & McFarlin”), and the Board of Directors has approved BKD, LLP (“BKD”) to serve as its independent public accountants for the fiscal year ending July 31, 2008. On May 18, 2007, the Company’s Audit Committee recommended to the Board of Directors the dismissal of Quick & McFarlin upon its completion of the audit and the filing of the Form 10-K for the fiscal year ending July 31, 2007 and the retention of BKD as the Company’s independent accountant for the fiscal year ending July 31, 2008. The Board of Directors approved the Audit Committee’s recommendations, subject to acceptance by BKD of its engagement. Quick & McFarlin audited the Company’s financial statements for each of the five fiscal years in the period ended July 31, 2006. For the fiscal years ended July 31, 2006 and 2007 and any subsequent interim period, Quick & McFarlin’s reports on such financial statements did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting policies. For the fiscal years ended July 31, 2006 and 2007 and any subsequent interim period, there were no disagreements with Quick & McFarlin on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of Quick & McFarlin, would have caused Quick & McFarlin to make reference to the subject matter of the disagreement in connection with its report, and there were no reportable events as described Item 304(a)(1)(v) of Regulation S-K.

On July 27, 2007, BKD and the Company executed an engagement letter to formally retain BKD as the Company’s independent accountant to audit its financial statements for the year ending July 31, 2008. During the two most recent fiscal years ended July 31, 2006, and the subsequent interim period preceding such engagement, neither the Company nor anyone on its behalf has consulted with BKD regarding (i) either the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, nor did BKD provide to the Company a written report or oral advice regarding such principles or audit opinion; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Our Audit Committee has maintained a policy pursuant to which it pre-approves all audit services to be performed by our independent public accountants in order to assure that the provision of such services is compatible with maintaining the accountant’s independence. Under this policy, pre-approval of an engagement for a specific type or category of services generally is provided for up to one year and typically is subject to a budget comprised of a range of anticipated fee amounts for the engagement. Management and the independent public accountant are required to periodically report to the Audit Committee regarding the extent of services provided by the principal independent accountant in accordance with the annual pre-approval, and the fees for the services performed to date. To the extent that management believes that a new service or the expansion of a current service provided by the independent accountant is necessary or desirable, such new or expanded services are presented to the Audit Committee for its review and approval prior to the engagement of the principal independent accountant to render such services. The Audit Committee pre-approved the services relating to the Audit-Related Fees set forth above for the audit of the Company’s employee benefit plan and for services relating to Section 404 of the Sarbanes-Oxley Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have not made loans to, loan guarantees on behalf of, or engaged in material transactions with the Company officers, directors or shareholders except as otherwise disclosed herein. In 2002, the Sarbanes-Oxley Act made it unlawful for any publicly traded company to extend or maintain credit, to arrange for the extension of credit, or to renew an extension of credit in the form of a personal loan to or for the benefit of executive officers and directors. The Sarbanes-Oxley Act also provides that an extension of credit maintained by such company on the date of enactment of the Sarbanes-Oxley Act will be “grandfathered” and therefore not subject to the Act as long as there is no material modification to any term of any such extension of credit or renewal of any such extension of credit on or after the enactment date. The Company does not believe that making additional payments under the pre-existing insurance arrangements should constitute banned personal loans, and to the extent certain policies may be considered loans, the Company’s current arrangements are grandfathered under the Sarbanes-Oxley Act and are not prohibited. Until further guidance is issued, the Company intends to continue paying such premiums for the benefit of Dr. Reilly.

From time to time, we have engaged in transactions with affiliated parties. The directors and/or their related practices, acting in their capacity as shareholders, have purchased items related to the practice of veterinary medicine from the Company on the same terms and conditions as every other shareholder. As a matter of policy, all future material transactions between the Company and any of its officers, directors, or shareholders or other affiliates (including SERVCO) will be approved by our Audit Committee or a majority of the independent and disinterested members of the Board of Directors, will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes of the Company.

The Company owns a 20% interest in SERVCO d/b/a MARKETLink. Dr. Reilly, the Company’s Chief Executive Officer and President serves on the board of SERVCO. During the fiscal year ended July 31, 2007, MARKETLink represented approximately 11.4% of the Company’s total net sales and other revenue.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company’s Articles of Incorporation specifically provide that each shareholder is entitled to own only one share of stock. Thus, there is no shareholder that currently owns or will own more than one share in the future and no shareholder owns less than or a fractional portion of the single share. Accordingly, no single shareholder owns more than 5% of the outstanding Common Stock. The percentages shown below are based on 2,045 shares of Common Stock outstanding on January 31, 2008. Except as indicated and subject to community property laws where applicable, the persons named in the table have sole voting and investment power for each share beneficially owned by them.

	Shares
	Beneficially		Percentage
Name of Beneficial Owner	Owned(1)	Nature of Beneficial Ownership	of Class

Dr. G.W. Buckaloo, Jr.	1	By Crysler Animal Hospital(2)	*
Dr. Donald R. Fogle	1	By Northwest Veterinary Hospital(2)	*
A. Donald Janezic, Jr.	0
Dr. Tom Latta	1	By Hansford County Veterinary Hospital	*
Dr. Eileen Sam Holly Morris	1		*
Dr. Scott A. Shuey	1	By Southern Hills Veterinary	*
		Services, Inc.(2)
Dr. William Swartz	1		*
Dr. Thomas E. Wakefield	1	By Perry Veterinary Clinic, P.L.L.C.	*
Dr. Vicky Wilkey	1		*
Dr. Lionel L. Reilly	0		—
Neal B. Soderquist	0		—
Stephen J. Price	0		—
Cheryl E. Miller(3)	0		—

All executive officers and directors as a group (13 persons)	8		*

*	Less than one percent

(1)	No shareholder has the right to acquire beneficial ownership of any additional securities.

(2)	Voting power shared with owners of veterinary practice.

(3)	Ms. Miller ceased being an officer of the Company on August 31, 2006. See “Management — Separation Agreement” above.

DESCRIPTION OF COMMON STOCK

The following provisions of our common stock and provisions of our Articles of Incorporation and Bylaws are summaries of all of their material terms and provisions and are qualified by reference to our Articles of Incorporation and Bylaws, copies of which have been previously filed with the SEC as exhibits.

Common Stock

The Company has total authorized capital stock of 30,000 shares of common stock, with a par value of $1.00 per share. As of January 31, 2008, 2,045 shares of common stock were outstanding and were held by 2,045 shareholders.

There is no established public trading market for the Company’s common stock. Ownership of the Company’s stock is limited to licensed veterinarians and veterinary clinics. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Each veterinarian shareholder is limited to ownership of one share of stock, which is purchased at the fixed price of $3,000. The share of stock may not be sold, assigned, or otherwise transferred, except back to the Company at the same $3,000 price. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board out of funds legally available. The Company does not anticipate paying dividends on the common stock in the foreseeable future. See “Dividend Policy.”

The Company has not and does not intend on engaging any underwriter or broker-dealer in connection with this offering and will not pay any commissions or any other compensation or remuneration to any underwriter, broker-dealer, finder or any other person, including the Company’s officers, directors or employees, in connection with this offering. The Company plans to offer the shares directly to prospective investors through certain officers of the Company. Each director and officer offering or selling securities in connection with this offering intends to comply with Rule 3a4-1 of the Securities Exchange Act of 1934 and is not considered a broker or underwriter for purposes of the Securities Act. In this regard, the Company currently expects that any associated person participating in the sale of securities in the offering on its behalf will rely on the safe harbor from broker-dealer registration in Rule 3a4-1 under the Securities Exchange Act.

In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities and do not have cumulative voting rights. In the event that a shareholder is no longer qualified to own the Company stock, the shareholder must sell the share of stock back to the Company, which will repurchase the share at the price paid by the shareholder for such share of stock. The Company also has the option to repurchase its stock if a shareholder owes money to the Company and fails to make payments by the due date at the price the shareholder paid for the stock. Other than redemption by the Company set forth in the Articles of Incorporation and Bylaws, there are no redemption or sinking fund provisions applicable to the common stock. All shares of common stock are, and the share of common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable. The Company does not have any preferred stock authorized, and has not issued any stock options, stock option plans, warrants, or other outstanding rights or entitlements to common stock.

Anti-Takeover Considerations and Special Provisions of our Articles of Incorporation, Bylaws and Nebraska Law

Shareholders Must Be Veterinarians or Related Businesses.  Our stock has several ownership restrictions. Under Article V of our Articles of Incorporation, unless otherwise approved by our Board of Directors, the Company can sell shares of stock only to: (1) individual licensed veterinarians; or (2) any lawful form of business entity established to deliver veterinary services and/or products in which all medical decisions are made by licensed veterinarians. No solo practitioner nor practice with multiple veterinarians may own more than one share, and veterinarians involved in a multiple veterinary practice may not own stock if the practice itself already owns one share or if any of that veterinarian’s fellow practitioners own one share.

Shareholder Can Sell Share Only To Company.  As a shareholder you are not permitted to sell, assign, or otherwise transfer (including through any pledge or hypothecation) your share of stock except in compliance with the Company’s Articles and Bylaws, which permit a sale only back to the Company. The Company has discretion to repurchase or not to repurchase shares of common stock at the time of the shareholder’s request for redemption. The Company may, but no longer has any obligation to, repurchase such shares. The Company also has the option to repurchase its stock if a shareholder owes money to the Company and fails to make payments by the due date at the price the shareholder paid for the stock.

Board of Directors Represents Eight Geographic Districts.  Our Board of Directors is composed of eight (8) shareholders who are elected for 3-year staggered terms from eight geographic districts and up to two additional directors who are elected at-large. Each director’s professional practice must be located in the district in which he or she is elected from at the time of the election. Under our Bylaws, our Board of Directors, at its discretion, and no more frequently than annually, may alter the boundaries of each geographic district to more accurately represent an equitable number of shareholders.

Classified Board of Directors.  Our Board of Directors is divided into three staggered classes of directors. The appropriate class of directors is elected at each annual meeting of our shareholders. Each director serves a three year term and can be re-elected for one additional three-year term. In addition to the eight (8) voting directors, the Board of Directors also may include up to two (2) non-shareholder members which are nominated by the directors and are entitled to vote. The Company’s President can be nominated as a director, and if elected, is a non-voting member.

Vote of Greater than 75% Required.  Our Articles of Incorporation may be amended by the affirmative vote of more than 75% of the members of the Board of Directors unless the Nebraska Business Corporation Act, as amended, requires otherwise. Under the Nebraska Business Corporation Act, the Board of Directors may adopt the following amendments without shareholder action: (1) to extend the duration of the Company; (2) to delete the names and addresses of the initial directors; (3) to delete the name and address of the initial registered agent or registered office; (4) to change each issued and unissued authorized share of an outstanding class into a greater number of whole shares if the Company has only shares of that class outstanding; (5) to change the Company name by substituting the word corporation, incorporated, company, or limited, or the abbreviation corp., inc., co., or ltd., for a similar word or abbreviation in the name, or by adding, deleting, or changing a geographical attribution for the name; or (6) to make any other change expressly permitted by the Nebraska Business Corporation Act to be made without shareholder action. Otherwise, an amendment must be approved by a majority of shareholder votes entitled to be cast unless the amendment would create dissenters’ rights, in which case a two-thirds majority of the votes entitled to be cast on the amendment is required.

Preemptive Rights.  The shareholders do not have preemptive rights.

Other Anti-Takeover Provisions.  See “Management — Supplemental Executive Retirement Plan” for a discussion of certain provisions of the Plan which may have the effect of discouraging, delaying or preventing a change of control or unsolicited acquisition.

SHARES ARE NOT ELIGIBLE FOR FUTURE SALE

As a shareholder you are not permitted to sell, assign, or otherwise transfer (including through any pledge or hypothecation) your share of stock except in compliance with applicable SEC rules and regulations and the Company’s Articles and Bylaws. See “Description of Common Stock.”

SUBSCRIPTION TO COMPANY STOCK

Plan of Distribution

The Company intends to offer the stock directly by the Company through certain officers of the Company who also are licensed under applicable state blue sky laws, and no underwriting fees, finder’s fees or commissions will be paid in connection with such offers and sales.

Method of Subscribing

Subscription to the share of Company common stock offered hereby may be exercised by completing and signing the attached Subscription Agreement (Exhibit A3) and related Exhibit A documents in accordance with the accompanying Instruction Packet (Exhibit Al) and this Prospectus, and mailing or delivering such Subscription Agreement and related documents together with payment to the Company as designated in the Instruction Packet.

An investor may choose from two payment plans:  (1) one payment for the full $3,000 cost of the share; or (2) three installments of $1,000 each, with the second and third installments due thirty and sixty days after the first installment is paid. The second payment plan is not available to investors located in Nebraska or Louisiana. Under the second payment plan, an investor will not receive a stock certificate until the final installment payment is received by the Company. If an investor fails to make any scheduled installment payments, the Company has the option of returning the installment payments previously paid by the investor, less any amounts due to the Company for products purchased by such investor.

By executing and submitting the Subscription Agreement, each subscriber agrees to be bound by all the terms and conditions thereof. All Subscription Agreements are subject to acceptance by the Company and may be rejected by the Company in its sole discretion.

LEGAL MATTERS

The validity of the shares of common stock being offered by the Company and on certain other legal matters in connection with this offering will be passed upon for the Company by Baird Holm LLP, which has acted as counsel to the Company in connection with this offering.

EXPERTS

The financial statements of the Company as of July 31, 2007, 2006 and 2005 included in this prospectus have been audited by Quick & McFarlin, P.C. as stated in the report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

With respect to the shares of common stock offered hereby, the Company has filed with the SEC a registration statement on Form S-1 under the Securities Act. The term “registration statement” means the registration statement and all amendments thereto including the schedules and exhibits to the registration statement or any amendment. This prospectus is part of the registration statement. As permitted by SEC rules, this prospectus does not contain all of the information set forth in the registration statement and the amendments and exhibits thereto. For further information with respect to the Company and the common stock offered hereby, reference is made to the registration statement and the amendments and exhibits thereto. Statements contained in this prospectus regarding the contents of any agreement or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such agreement or other document has been filed as an exhibit to the registration statement or subsequent amendments, reference is made to the copy so filed, each such statement being qualified in all respects by such reference.

We file annual, quarterly, and special reports and other information with the SEC. You may read and copy any document that we have filed at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The Company is an electronic filer. You also may access this information through our website at www.pvpl.com.

We intend to provide our shareholders with annual reports containing financial statements audited by an independent accounting firm and make available upon request quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

The following financial statements are filed as part of this report:

PROFESSIONAL VETERINARY PRODUCTS, LTD.

Consolidated Balance Sheets
As of October 31, 2007(unaudited)and July 31,2007

	October 31,	July 31,
	2007	2007
	(In thousands, except share data)

ASSETS
CURRENT ASSETS
Cash	$3,034	$1,111
Accounts Receivable, less allowance for doubtful accounts $561 and $515, respectively	33,390	24,754
Accounts receivable, related parties	3,958	3,876
Inventory, less allowance for obsolete inventory $173 and $127, respectively	44,518	43,084
Deferred tax asset	690	653
Other current assets	690	555

Total current assets	86,280	74,033

NET PROPERTY AND EQUIPMENT	10,425	10,172

OTHER ASSETS
Intangible assets, less accumulated amortization, $5 and $24, respectively	36	37
Investment in unconsolidated affiliates	2,065	2,092
Cash value of life insurance	2,106	1,886
Deferred tax asset	95	22
Other assets	1	2

Total other assets	4,303	4,039

TOTAL ASSETS	$101,008	$88,244

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Note payable, bank	$14,397	$11,946
Current portion of long-term debt and capital lease obligation	388	400
Accounts payable	50,947	40,549
Accounts payable, related parties	1,717	1,559
Other current liabilities	4,621	4,796

Total current liabilities	72,070	59,250

LONG-TERM LIABILITIES
Long-term debt and capital lease obligation, less current portion	4,044	4,133
Accrued retirement benefits	2,704	2,628

Total long-term liabilities	6,748	6,761

TOTAL LIABILITIES	78,818	66,011

COMMITMENTS AND CONTINGENT LIABILITIES — SEE NOTE 9 STOCKHOLDERS’ EQUITY
Common stock, $1 par value; authorized 30,000 shares; issued and outstanding, 2,055 shares and 2,068, respectively	2	2
Paid-in capital	6,096	6,112
Retained earnings	16,473	16,507
Accumulated other comprehensive loss	(381)	(388)

Total stockholders’ equity	22,190	22,233

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$101,008	$88,244

See notes to the consolidated financial statements.

PROFESSIONAL VETERINARY PRODUCTS, LTD.

Consolidated Statements of Operations and Comprehensive Income (Loss)
Three Month Periods Ended October 31, 2007 and 2006

	Three Months Ended
	October 31,	October 31,
	2007	2006
	(Unaudited)
	(In thousands, except per share data)

NET SALES AND OTHER REVEUNE	$89,601	$89,816
COST OF SALES	80,037	79,768

Gross profit	9,564	10,048
OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES	9,330	9,056

Operating income	234	992

OTHER INCOME (EXPENSE)
Interest income	69	64
Interest expense	(395)	(386)
Equity in earnings of unconsolidated affiliate	(36)	—

Other expense — net	(362)	(322)

Income (loss) before taxes	(128)	670
Income tax expense	(94)	251

NET INCOME (LOSS)	$(34)	$419

EARNINGS PER COMMON SHARE	$(16.52)	$205.18

Weighted average common shares outstanding	2,058	2,043

COMPREHENSIVE INCOME
Net Income (Loss)	$(34)	$419
Other comprehensive income:
Adjustment for net periodic pension benefit cost, net of tax	6	—

Total comprehensive income (loss)	$(28)	$419

SUPPLEMENTAL INFORMATION
Net sales and other revenue — related parties	$10,290	$10,328
Purchases — related parties	$3,343	$3,541

See notes to the consolidated financial statements.

PROFESSIONAL VETERINARY PRODUCTS, LTD.

Consolidated Statements of Cash Flows
Three Month Periods Ended October 31, 2007 and 2006

	October 31,	October 31,
	2007	2006
	(Unaudited)
	(In thousands, except per share data)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(34)	$419

Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	400	346
Retirement benefits	82	86
Cash value of life insurance	(220)	(275)
Deferred income tax	(110)	(141)
Allowance for doubtful accounts	46	(34)
Allowance for obsolete inventory	46	4
Loss from affiliates	36	—
(Increase) decrease in:
Receivables	(8,764)	(8,982)
Inventory	(1,480)	(6,593)
Other current assets	(135)	334
Other assets	1	(1)
Increase (decrease) in:
Accounts payable	10,555	11,448
Other current liabilities	(173)	299

Total adjustments	284	(3,509)

Net cash provided by (consumed by) operating activities	250	(3,090)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(652)	(117)
Purchase of investments	(9)	—

Net cash consumed by investing activities	(661)	(117)

CASH FLOWS FROM FINANCING ACTIVITIES
Net short-term borrowings	2,450	2,277
Payments of long-term debt and capital lease obligation	(100)	(258)
Net (payments) proceeds from issuance of common stock	(16)	21

Net cash provided by financing activities	2,334	2,040

Net increase (decrease) in cash	1,923	(1,167)
Cash at beginning of year	1,111	2,521

Cash at end of period	$3,034	$1,354

Supplemental disclosure of cash flow information:
Interest paid	$440	$319

Income taxes paid	$469	$24

See notes to the consolidated financial statements.

PROFESSIONAL VETERINARY PRODUCTS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2007 (unaudited)
(In thousands, except per share data)

NOTE 1 — BASIS OF PRESENTATION:

The accompanying consolidated financial statements of Professional Veterinary Products, Ltd., and its wholly-owned subsidiaries (the Company) have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and in accordance with the rules and regulations of the United States Securities and Exchange Commission (the SEC). Accordingly, these consolidated financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

The information contained in the financial statements is unaudited. The statements reflect all normal and recurring adjustments which, in the opinion of management, are necessary for a fair statement of the results for the interim periods presented. All significant intercompany accounts and transactions have been eliminated.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

These consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended July 31, 2007 filed with the SEC. The Company follows the same accounting policies in preparation of interim financial statements. These policies are presented in Note 2 to the Consolidated Financial Statements included on Form 10-K referred to above.

The results of operations and cash flows for the three months ended October 31, 2007 are not necessarily indicative of the results to be expected for the fiscal year ending July 31, 2008 or any other period.

NOTE 2 — RECENT ACCOUNTING PRONOUNCEMENTS:

The Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, which is an interpretation of Statement of Financial Accounting Standard (SFAS) No. 109, Accounting for Income Taxes, as of August 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in companies’ financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. As a result, the Company applies a more-likely-than-not recognition threshold for all tax uncertainties. FIN 48 only allows the recognition of those tax benefits that have a greater than 50% likelihood of being sustained upon examination by the taxing authorities. The adoption of FIN 48 had no effect on the Company’s financial position, cash flows or results of operations. See Note 7 Income Taxes for additional details.

PROFESSIONAL VETERINARY PRODUCTS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 3 — PROPERTY AND EQUIPMENT:

Major classes of property and equipment consists of the following:

	October 31,	July 31,
	2007	2007

Land	$1,762	$1,762
Buildings	5,114	5,114
Leasehold improvements	636	636
Equipment	9,936	9,624

	17,448	17,136
Less — Accumulated depreciation	7,499	7,100

	9,949	10,036
Construction in progress	476	136

Net property, plant, and equipment	$10,425	$10,172

NOTE 4 — LINE OF CREDIT:

The Company has in place a revolving line of credit that provides for borrowings up to $40,000 with First National Bank (FNB) and is scheduled to expire in December 2009. The short-term borrowing amounts outstanding under this credit facility were $14,397 and $11,946 at October 31, 2007 and July 31, 2007, respectively. Under the current credit agreement, interest is payable at 1.25% or 1.50% over the London InterBank Offered Rate (LIBOR), depending on the Company’s leverage ratio. The weighted average interest rates of borrowing outstanding under the revolving credit agreements were 6.79% and 6.75% at October 31, 2007 and July 31, 2007, respectively. The average dollar amounts of the borrowing were $18,011 and $21,373 at October 31, 2007 and July 31, 2007, respectively. The line of credit is secured by substantially all of the Company’s assets.

The debt and credit agreements contain certain covenants related to financial ratios as well as restricting the Company from paying dividends. The Company was in compliance with all covenants under the borrowing agreements at October 31, 2007 and July 31, 2007.

NOTE 5 — EARNINGS PER SHARE:

SFAS No. 128, Earnings per Share promulgates accounting standards for the computation and manner of presentation of the Company’s earnings per share data. Under SFAS No. 128, the Company is required to present basic and diluted earnings per share. Basic earnings per share is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. There are no securities that are convertible to common stock that would cause further dilution. The weighted average number of common shares outstanding was 2,058 and 2,043 at October 31, 2007 and 2006, respectively.

NOTE 6 — COMMON STOCK:

The Company is authorized to issue 30,000 shares of common stock with a par value of $1. Issued and outstanding shares amounted to 2,055 at October 31, 2007 and 2,068 at July 31, 2007. Holders of common stock are entitled to a) one vote for each share held on matters submitted to a vote of stockholders, b) a ratable share of dividends declared and c) in the event of liquidation or dissolution, a ratable share of monies after liabilities. Shareholders are not permitted to dispose of their stock except by a sale back to the Company.

PROFESSIONAL VETERINARY PRODUCTS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

There were 1 and 13 Common Shares subscribed but unissued as of October 31, 2007 and July 31, 2007, respectively. The amounts receivable on these shares reduced paid-in capital by $2 and $25 at October 31, 2007 and July 31, 2007, respectively. Accounts receivable arising from common stock are presented as a deduction from paid-in capital to the extent such receivables were not paid in cash prior to the date of the report. No finance charges have been generated on any existing payment plan for any common share.

NOTE 7 — INCOME TAXES:

On August 1, 2007, the Company adopted FIN 48, Accounting for Uncertainty in Income Taxes, which is an interpretation of SFAS No. 109, Accounting for Income Taxes. The adoption did not effect the Company’s financial position, cash flows or results of operations. The Company believes that its current tax positions have a greater than 50% likelihood of being sustained upon examination by the taxing authorities.

The Company files income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions. A number of years may elapse before an uncertain tax position is audited and finally resolved. While it is often difficult to predict the final outcome or the timing of a resolution of any particular uncertain tax position, we believe that our accrual for income taxes reflects the most probable outcome. With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for fiscal years prior to July 31, 2005. The Company was examined by the IRS for fiscal year July 31, 2004, which resulted in no change to the federal tax return. The IRS requested an examination for fiscal year July 31, 2005, however, upon consideration of the facts in the prior examination, the examination was cancelled.

The Company’s policy is to classify interest expense and any penalties related to income tax uncertainties as a component of income tax expense. There was no interest expense, net of tax benefits, or penalty relating to tax uncertainties recognized in the Consolidated Statements of Operations and Comprehensive Income (Loss) for the three months ended October 31, 2007. There were no accrued interest and penalties related to income tax uncertainties reported on the Consolidated Balance Sheet at October 31, 2007.

NOTE 8 — POST RETIREMENT BENEFITS:

For the three months ended October 31, 2007 and 2006, benefits accrued and expensed were $86 and $86, respectively. The plan is an unfunded supplemental retirement plan and is not subject to the minimum funding requirements of the Employee Retirement Income Security Act (ERISA). While the SERP is an unfunded plan, the Company is informally funding the plan through life insurance contracts on the participants. The life insurance contracts had cash surrender values of $1,992 and $1,772 at October 31, 2007 and July 31, 2007, respectively.

Net periodic benefit costs for the Company’s SERP for the three months ended October 31, 2007 and October 31, 2006 include the following components:

	October 31,
	2007	2006

Service cost	$34	$36
Interest cost	41	37
Amortization of prior losses	2	3
Amortization of unrecognized prior service cost	9	10

Net periodic benefit cost	$86	$86

NOTE 9 — COMMITMENTS AND CONTINGENT LIABILITIES:

Stock Redemption — The Bylaws grant the Company discretion to repurchase or not to repurchase shares of common stock at the time of the shareholder’s request for redemption. The Company may, but is not obligated to, repurchase such shares. See Note 6 for additional information.

PROFESSIONAL VETERINARY PRODUCTS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Major Customer, Major Suppliers and Credit Concentrations — Other financial instruments, which potentially subject the Company to concentrations of credit risk, are trade accounts receivable and trade payables. One customer comprised a significant individual receivable consisting of 8.7% and 15.0% of the Company’s receivables at October 31, 2007 and July 31, 2007, respectively. Two vendors comprised 43.6% and 6.9% of all purchases at October 31, 2007. Two vendors comprised 41.5% and 6.7% of all purchases at July 31, 2007.

Other — The Company is subject to claims and other actions arising in the ordinary course of business. Some of these claims and actions may result in lawsuits where the Company is a defendant. Management believes that the ultimate obligations if any, which may result from unfavorable outcomes of such lawsuits, will not have a material adverse effect on the financial position, results of operations or cash flows of the Company and such obligations, if any, would be adequately covered by insurance.

Agreements — On November 7, 2005, the Company executed a lease agreement with Independent Veterinary Group LLC (IVG). Pursuant to the lease agreement, the Company leased certain premises located in Lexington, Kentucky for a term commencing November 1, 2005 and ending July 31, 2007. The Company used the premises for storing and warehousing animal health products.

The Company executed a loan agreement dated November 14, 2006 and related loan documents with First National Bank of Omaha, a national banking association. The obligations of the Company and its subsidiaries under the loan agreement and loan documents commenced November 16, 2006, and are joint and several.

Pursuant to the terms of the loan documents, FNB may loan the Company and its subsidiaries up to $44,666, which includes a $40,000 revolving loan facility and a $4,666 term loan facility. The proceeds of such loan facilities were used to repay existing indebtedness of the Company and provide working capital support. The loan proceeds from the term note were wired to U.S. Bank, N.A., the Company’s prior lender, on November 16, 2006, to repay the Company’s obligations under the U.S. Bank loan agreement.

The loan agreement imposes certain financial covenants, and the Company shall not, without the consent of FNB, permit its minimum tangible net worth to be less than $17,000 or its cash flow leverage ratio to be equal to or greater than 3.50 to 1.00. The loans may be accelerated upon default. Event of default include, among other things, the Company’s failure (i) to pay amounts due when due and (ii) to perform any material condition or to comply with any material promise or covenant of the loan agreement or any of the loan documents. The revolving note and term note are secured by substantially all of the assets of the Company, including the Company’s headquarters in Omaha. The Company is also currently restricted from paying dividends by these credit facilities.

The term note is amortized over a ten year period with a final maturity date of December 1, 2016. The interest rate is fixed at 7.35% per annum for the term of the note. Upon an event of default, the term note shall bear interest at LIBOR as determined by FNB plus 7.50% per annum. This term note may not be prepaid without obtaining the consent of FNB and payment of the prepayment fee as calculated therein. Payments with respect to the term note shall be as follows: (i) interest only in advance at the rate of $1 per day shall be due and payable for the period beginning November 16, 2006 and ending on November 30, 2006 and (ii) one hundred nineteen (119) installments of principal and interest in the amount of $55 each shall be payable commencing on January 1, 2007 and continuing on the first day of each month until and including November 1, 2016. On December 1, 2016, all unpaid principal and interest thereon shall be due and payable.

FNB shall provide advances to the Company from the revolving note in the maximum aggregate amount of $40,000, which advances will be used as needed by the Company for working capital, through the termination date of December 1, 2009. Interest shall be paid at a variable rate, reset daily, equal to LIBOR as determined by FNB plus 1.25% percent based on the Company’s leverage ratio. Upon an event of default, the revolving note shall bear interest at LIBOR as determined by FNB plus 7.50% per annum.

PROFESSIONAL VETERINARY PRODUCTS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On January 3, 2007, the Company entered into Amendment No. 3 to lease agreement with Kinsley Equities II Limited Partnership relating to its York, Pennsylvania property. The agreement extended the lease term from July 31, 2007 to July 31, 2010.

On May 18, 2007, the Company’s Audit Committee recommended to the Board of Directors the dismissal of Quick & McFarlin upon its completion of the audit and the filing of the Form 10-K for the fiscal year ending July 31, 2007 and the retention of BKD, LLP (BKD) as the Company’s independent accountant for the fiscal year ending July 31, 2008. The Board of Directors approved the Audit Committee’s recommendations, subject to acceptance by BKD of the engagement. Quick & McFarlin audited the Company’s financial statements for each of the six fiscal years in the period ended July 31, 2007. On July 27, 2007, BKD and the Company executed the engagement letter to formally retain BKD as the Company’s independent accountant to audit its financial statements for the year ending July 31, 2008.

On August 9, 2007, the Company and SERVCO agreed to a temporary extension with a minor revision to the agreement to logistics and other operational services. The Company and SERVCO agreed to extend the agreement through June 30, 2008 pending final changes.

On September 17, 2007, the Company entered into Amendment No. 1 to the Loan Agreement dated November 14, 2006 with FNB. Hill’s Pet Nutrition Sales, Inc. (Hill’s) requested that the limitation on purchase money security interest liens under the Loan Agreement be amended to grant Hill’s a purchase money security interest in all products that the Company acquires from Hill’s including but not limited to Hill’s Prescription Diet and Hill’s Science Diet, together with all proceeds from the sale of such branded products.

NOTE 10 — SEGMENT INFORMATION:

The Company has three reportable segments:  Wholesale Distribution, Logistics Services and Direct Customer Services. The Wholesale Distribution segment is a wholesaler of animal health products. This segment distributes products primarily to licensed veterinarians or business entities comprised of licensed veterinarians. The Logistics Services segment provides logistics and distribution service operations for vendors of animal health products and business to business type transactions. The Logistics Services segment distributes products primarily to other animal health companies. The Direct Customer Services segment acts as a supplier of animal health products to the producer or consumer. Animal health products are shipped to locations closer to the final destination. The segment’s trucking operations transport the products directly to the producer or consumer.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies as detailed in the Company’s consolidated financial statements and footnotes thereto included in the Annual Report on Form 10-K for the year ended July 31, 2007, filed with the SEC. The Company evaluates performance based on profit or loss from operations before income taxes. The Company’s reportable segments are strategic business units that serve different types of customers in the animal health industry. The separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

Since the Company’s reportable segments all provide essentially the same products and services, the Company believes it would be impracticable to report the revenue from external customers for each product and service or each group of similar products and services in accordance with paragraph 37 of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information.

PROFESSIONAL VETERINARY PRODUCTS, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the Company’s operations by business segment:

			Direct
	Wholesale	Logistics	Customer		Consolidated
	Distribution	Services	Services	Eliminations	Total

Three months ended October 31, 2007
Net sales and other revenue	$89,975	$386	$16,817	$(17,577)	$89,601
Cost of sales	82,249	401	14,732	(17,345)	80,037
Operating, general and administrative expenses	7,501	—	1,829	—	9,330
Operating income	225	(15)	256	(232)	234
Income before taxes	$(128)	$(15)	$247	$(232)	$(128)
Business segment assets	$99,850	$404	$12,661	$(11,907)	$101,008
Three months ended October 31, 2006
Net sales and other revenue	$89,595	$76	$15,396	$(15,251)	$89,816
Cost of sales	81,269	62	13,506	(15,069)	79,768
Operating, general and administrative expenses	7,340	—	1,716	—	9,056
Operating income	986	14	174	(182)	992
Income before taxes	$670	$14	$168	$(182)	$670
Business segment assets	$89,603	$360	$15,202	$(14,580)	$90,585

To the Audit Committee
Professional Veterinary Products, Ltd.
Omaha, Nebraska

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheets of Professional Veterinary Products, Ltd. and subsidiaries (“the Company”) as of July 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, retained earnings, and cash flows for each of the years in the three-year period ended July 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Professional Veterinary Products, Ltd. and subsidiaries as of July 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended July 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

Quick & McFarlin, P.C.
Omaha, Nebraska
October 17, 2007

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
July 31, 2007 and 2006

	July 31,	July 31,
	2007	2006
	(In thousands, except share data)

ASSETS
CURRENT ASSETS
Cash	$1,111	$2,521
Accounts receivable, less allowance for doubtful accounts $515 and $569, respectively	24,754	18,042
Accounts receivable, related parties	3,876	3,481
Inventory, less allowance for obsolete inventory $127 and $63, respectively	43,084	35,761
Deferred tax asset	653	1,171
Other current assets	555	1,621

Total current assets	74,033	62,597

NET PROPERTY AND EQUIPMENT	10,172	10,124

OTHER ASSETS
Intangible assets, less accumulated amortization $24 and $16, respectively	37	9
Intangible retirement asset	—	254
Investment in unconsolidated affiliates	2,092	1,946
Cash value of life insurance	1,886	1,468
Deferred tax asset	22	—
Other assets	2	1

Total other assets	4,039	3,678

TOTAL ASSETS	$88,244	$76,399

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Note payable, bank	$11,946	$6,103
Current portion of long-term debt and capital lease obligation	400	1,061
Accounts payable	40,549	37,955
Accounts payable, related parties	1,559	844
Other current liabilities	4,796	4,897

Total current liabilities	59,250	50,860

LONG-TERM LIABILITIES
Long-term debt and capital lease obligation, less current portion	4,133	4,052
Accrued retirement benefits, less current portion	2,628	254
Deferred tax liability	—	1,069

Total long-term liabilities	6,761	5,375

TOTAL LIABILITIES	66,011	56,235

COMMITMENTS AND CONTINGENT LIABILITIES — SEE NOTE 11
STOCKHOLDERS’ EQUITY
Common stock, $1 par value; authorized 30,000 shares; issued and outstanding, 2,068 shares and 2,042, respectively	2	2
Paid-in capital	6,112	6,039
Retained earnings	16,507	14,123
Accumulated other comprehensive loss	(388)	—

Total stockholders’ equity	22,233	20,164

TOTAL LIABILITIES AND STOCKHLDERS’ EQUITY	$88,244	$76,399

The accompanying notes are an integral part of these financial statements.

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME, COMPREHENSIVE INCOME AND RETAINED EARNINGS
Years Ended July 31, 2007, 2006 and 2005

	July 31,	July 31,	July 31,
	2007	2006	2005
	(In thousands, except per share amounts)

NET SALES AND OTHER REVEUNE	$342,699	$368,926	$387,249
COST OF SALES	301,122	328,961	349,375

Gross profit	41,577	39,965	37,874
OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES	36,077	34,876	33,264

Operating income	5,500	5,089	4,610

OTHER INCOME (EXPENSE)
Interest income	260	369	553
Interest expense	(1,936)	(1,689)	(1,233)
Equity in earnings of unconsolidated affiliate	116	142	84
Other	(81)	(21)	14

Other expense — net	(1,641)	(1,199)	(582)

Income before taxes	3,859	3,890	4,028
Income tax expense	1,475	1,498	1,492

NET INCOME	2,384	2,392	2,536
BEGINNING RETAINED EARNINGS	14,123	11,731	9,195

ENDING RETAINED EARNINGS	$16,507	$14,123	$11,731

EARNINGS PER COMMON SHARE	$1,169.27	$1,697.62	$—

EARNINGS PER REDEEMABLE COMMON SHARE	$—	$—	$2,022.61

Weighted average common shares outstanding	2,039	1,409	—

Weighted average redeemable common shares outstanding	—	—	1,254

COMPREHENSIVE INCOME
Net income	$2,384	$—	$—
Other comprehensive loss:
Change associated with the adoption of FAS 158	(388)	—	—

Total comprehensive income	$1,996	$—	$—

SUPPLEMENTAL INFORMATION
Net sales and other revenue — related parties	$43,583	$41,400	$40,193
Purchases — related parties	$13,728	$11,987	$11,855

The accompanying notes are an integral part of these financial statements.

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended July 31, 2007, 2006 and 2005

	July 31,	July 31,	July 31,
	2007	2006	2005
	(In thousands)

CASH FLOWS FROM OPERATING ACTIVTIES
Net income	$2,384	$2,392	$2,536

Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	1,427	1,456	1,265
(Gain) loss on sale of property	81	21	(14)
Retirement benefits	602	472	516
Cash value of life insurance	(418)	(278)	(462)
Deferred income tax	(573)	572	(179)
Allowance for doubtful accounts	(55)	(401)	149
Allowance for obsolete inventory	64	(89)	23
Equity in loss (income) from affiliate	(116)	(143)	(84)
(Increase) decrease in:
Receivables	(7,053)	10,651	(6,556)
Inventory	(7,387)	(1,001)	5,989
Other current assets	1,066	(688)	(97)
Other assets	(37)	—	19
Increase (decrease) in:
Accounts payable	3,310	(13,554)	6,297
Other current liabilities	1,537	(279)	374

Total adjustments	(7,552)	(3,261)	7,240

Net cash provided (consumed) by operating activities	(5,168)	(869)	9,776

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(1,550)	(1,118)	(1,200)
Proceeds from sale of assets	2	—	32
Purchase of investments	(30)	—	—

Net cash consumed by investing activities	(1,578)	(1,118)	(1,168)

CASH FLOWS FROM FINANCING ACTIVITIES
Net short-term borrowings (repayment)	5,843	3,382	(7,453)
Proceeds from long-term debt	4,666	—	208
Payments of long-term debt and capital lease obligation	(5,246)	(1,066)	(2,011)
Net proceeds from issuance of shares subject to mandatory redemption	—	—	60
Net proceeds from issuance of common stock	73	74	—
Net proceeds from issuance of redeemable common stock	—	—	161

Net cash provided (consumed) by financing activities	5,336	2,390	(9,035)

Net increase (decrease) in cash	(1,410)	403	(427)
Cash at beginning of year	2,521	2,118	2,545

Cash at end of year	$1,111	$2,521	$2,118

Supplemental disclosure of cash flow information:
Interest paid	$1,880	$1,662	$1,198

Income taxes paid	$935	$1,544	$1,822

The accompanying notes are an integral part of these financial statements.

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended July 31, 2007, 2006 and 2005
(in thousands, except per share data)

NOTE 1 —	BUSINESS DESCRIPTION:

Professional Veterinary Products, Ltd. (the Company), a Nebraska corporation, is a wholesale distributor of animal health related pharmaceuticals and other veterinary related items. Founded in 1982 and headquartered in Omaha, Nebraska, the Company provides products and other services primarily to its shareholders. Shareholders are limited to the ownership of one share of stock and must be a licensed veterinarian or business entity comprised of licensed veterinarians.

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Consolidation — The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The term “the Company” used herein means Professional Veterinary Products, Ltd. and its subsidiaries unless otherwise indicated by the context. All material intercompany accounts and transactions have been eliminated in consolidation. Investments in companies in which the Company exercises significant influence, but not control, are accounted for using the equity method of accounting. Investments in companies in which the Company has less than a 20% ownership interest, and does not exercise significant influence, are accounted for at cost.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

Revenue Recognition — The Company derives its revenue primarily from the sale of products, consignment sales and agency agreements. Revenues are recognized as product is received by the customer and related services are performed in accordance with all applicable revenue recognition criteria. For these transactions, the Company applies the provisions of SEC Staff Accounting Bulletin No. 101, “Revenue Recognition.” The revenue from “buy/sell” and consignment transactions are recorded at gross. Agency sales are transactions presented on a net basis. The Company recognizes revenue when there is pervasive evidence of an arrangement, title and risk of loss have passed, delivery has occurred or the contractual obligations are met, the sales price is fixed or determinable and collection of the related receivable is reasonably assured.

Cash and Cash Equivalents — The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable — The accounts receivable arise in the normal course of business and are reduced by a valuation allowance that reflects management’s best estimate of the amounts that will not be collected. In addition to reviewing delinquent accounts receivable, management considers many factors in estimating its general allowance, including historical data, experience, credit worthiness and economic trends. From time to time, management may adjust its assumptions for anticipated changes in any of those or other factors expected to affect collectability. The allowance for doubtful accounts was $515 and $569 for 2007 and 2006, respectively.

Inventory — Inventories consist substantially of finished goods held for resale and are valued at the lower of cost or market, not in excess of net realizable value. Cost is determined primarily by the weighted average cost method. The reserve for inventory obsolescence was $127 and $63 for 2007 and 2006, respectively.

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property, Equipment and Depreciation — Property and equipment are stated at cost. Depreciation expense was $1,419, $1,454 and $1,263 for 2007, 2006 and 2005, respectively. Depreciation has been calculated using primarily the straight-line method over the estimated useful lives of the respective classes of assets as follows:

Building	40 years
Furniture, fixtures and equipment	7 years
Computer equipment	5 years
Software	3-5 years

Leasehold improvements are amortized over the shorter of the remaining term of the lease or the useful life of the improvement utilizing the straight-line method. Major additions and betterments that extend the useful lives of property and equipment are capitalized and depreciated over their estimated useful lives. Expenditures for maintenance and repairs are charged to expense as incurred. Property and equipment are reviewed annually for impairment in accordance with Statement of Financial Accounting Standard (SFAS) No. 121.

Capitalized Leases — Property under capital leases is amortized over the lives of the respective leases. Amortization of capital leases is included in depreciation expense.

Goodwill and Other Intangible Assets — Beginning August 1, 2002, all goodwill amortization ceased in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 required the Company to evaluate its existing intangible assets and goodwill that were acquired in prior business purchase combinations, and to make any necessary reclassifications in order to conform with the new criteria in SFAS No. 141 Business Combinations for recognition apart from goodwill. The Company then had up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit’s carrying amount. To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and the Company must perform the second step of the transitional impairment test. In the second step, the Company must compare the implied fair value of the reporting unit’s goodwill, determined by allocating the reporting unit’s fair value to all of its assets (recognized and unrecognized) and the liabilities in a manner similar to a purchase price allocation in accordance with SFAS No. 141, to its carrying amount, both of which would be measured as of the date of adoption. The Company’s policy is to perform its annual impairment testing for all reporting units as of the fourth quarter of each fiscal year.

Other identifiable intangible assets consist of the Company trademark and loan origination fees. Trademarks have an indefinite life and therefore are not amortized. The original trademark subject to amortization was $5. Accumulated amortization was $1 for 2007 and 2006. Loan origination fees constitute the Company’s identifiable intangible asset subject to amortization. The original loan origination fee subject to amortization was $56. Accumulated amortization was $22 and $15 for July 31, 2007 and 2006, respectively. Amortization of the loan origination fees is computed on a straight-line basis over the term of the related note. Amortization expense of $8, $2, and $2 for the years ended July 31, 2007, 2006, and 2005, respectively, is included in interest expense on the Consolidated Statements of Income, Comprehensive Income and Retained Earnings. The estimated aggregate amortization expense for the ten succeeding fiscal years is $33.

Long-Lived Assets — SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, requires the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the estimated fair market value to the recorded value of the asset. No current impairment exists and none have been recognized.

Income Taxes — The Company provides for income taxes using the asset and liability method under which deferred income taxes are recognized for the estimated future tax effects attributable to temporary differences and carry-forwards that result from events that have been recognized either in the financial statements or the income tax returns, but not both. The measurement of current and deferred income tax liabilities and assets is based on

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

provisions of enacted laws. Valuation allowances are recognized if, based on the weight of available evidence, it is more likely than not that some portion of the deferred tax assets will not be realized.

Advertising — The Company expenses advertising costs as incurred. Advertising expense was $73, $47 and $72 for 2007, 2006 and 2005, respectively.

Direct Shipping and Handling Costs — Freight and other direct shipping costs are included in “Cost of sales” on the Consolidated Statements of Income, Comprehensive Income and Retained Earnings. Direct handling costs are reflected in “Operating, general and administrative expenses.” Such costs represent direct compensation costs of employees who store, move and prepare products for shipment to the Company’s customers. Direct handling costs were $4,681, $4,615, and $4,237 for 2007, 2006, and 2005 respectively.

Fair Value of Financial Instruments — The carrying amounts reported on the balance sheets approximate the fair value for cash, accounts receivable, short-term borrowings and all other variable rate debt (including borrowings under credit agreements). The carrying amounts reported for long-term debt approximate fair value because the interest approximates current market rates for financial instruments with similar maturities and terms.

Concentrations of Credit Risk — The Company’s cash funds are located in financial institutions in the United States. Deposits in these bank accounts may, at times, exceed the $100,000 federally insured limit.

Major Customer, Major Suppliers and Credit Concentrations — Other financial instruments, which potentially subject the Company to concentrations of credit risk, are trade accounts receivable and trade payables. One customer comprised a significant individual receivable consisting of 15% of the Company’s receivables at July 31, 2007 and 2006, respectively. Two vendors comprised 41.5% and 6.7% of all purchases for fiscal year 2007. Two vendors comprised 36.1% and 8.8% of all purchases for fiscal year 2006.

Common Stock — On May 26, 2006, the Company’s Board of Directors adopted an amendment to the Company’s Bylaws. Prior to the amendment, Article II (Stock); Section 5 (Share Redemption) of the Bylaws allowed each shareholder the right to have his, her or its share of common stock redeemed by the Company for the price paid by the shareholder for such share. The amendment granted the Company discretion to repurchase or not to repurchase shares of common stock at the time of the shareholder’s request for redemption. The Company may, but no longer has any obligation to, repurchase such shares. Based on this amendment, management and its auditors concluded that the Company no longer is required to classify its stock as redeemable and mandatorily redeemable. All stock is now classified as common stock on the balance sheet for the fiscal year ending July 31, 2006.

Earnings Per Share — SFAS No. 128, Earnings per Share promulgates accounting standards for the computation and manner of presentation of the Company’s earnings per share data. Under SFAS No. 128 the Company is required to present basic and diluted earnings per share. Basic earnings per share is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding for the period. In accordance with SFAS No. 150, the weighted-average number of redeemable common shares outstanding for the period does not include the shares subject to mandatory redemption. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. There are no securities that are convertible to common stock that would cause further dilution. The weighted average number of redeemable common shares outstanding was 0, 0 and 1,254 for 2007, 2006 and 2005, respectively. The weighted average number of common shares outstanding was 2,039, 1,409, and 0 for 2007, 2006 and 2005, respectively.

Comprehensive Income — SFAS No. 130, Reporting Comprehensive Income, requires the reporting of certain items reported as changes in the shareholders’ equity section of the balance sheet and establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 requires that all components of comprehensive income shall be reported in the financial statements in the period in which they are recognized. Furthermore, a total amount for comprehensive income shall be displayed in the financial statements. The primary components of comprehensive income are net income, foreign

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

currency translations, minimum pension liability adjustments, the change in value of certain investments in marketable securities classified as available-for-sale and the mark-to-market on the effective portion of hedge instruments. During fiscal 2007 and as noted below, the Company adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. In accordance with the provision of SFAS No. 158, the Company recorded an adjustment to comprehensive income related to minimum pension liability. See Note 10 for additional details.

		Total Accumulated
	Minimum Pension	Other Comprehensive
	Liability Adjustment	Loss

July 31, 2005	$—	$—
July 31, 2006	—	—
Recognition of minimum pension liability, net of tax	(388)	(388)

July 31, 2007	(388)	$(388)

Recent Accounting Pronouncements — In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements and accordingly, this statement does not require any new fair value measurements. This statement emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of this statement is not expected to have a material effect on the Company’s financial position, cash flows or results of operations.

In September 2006, FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R). This statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity. This statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of its year-end statement of financial position, with limited exceptions. This statement is effective for an employer without publicly traded equity securities to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The adoption of this statement resulted in the recognition of $646 of unrecognized actuarial losses and a corresponding increase in the defined benefit pension plan liability at July 31, 2007. Such unrecognized losses, net of deferred taxes of $258 are shown as an Other Comprehensive Loss on the Statements of Income, Comprehensive Income and Retained Earnings.

In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — an amendment of FASB Statement No. 115. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of this statement is not expected to have a material effect on the Company’s financial position, cash flows and results of operations.

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In June 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, which is an interpretation of SFAS No. 109, Accounting for Income Taxes, FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109 and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We are currently in the process of assessing the potential impact the adoption of FIN 48 will have on our consolidated financial statements, but we believe that FIN 48 will not have a material impact on our consolidated financial statements.

In May 2007, FASB issued FASB Interpretation No. 48-1 (FIN 48-1), Definition of Settlement. FIN 48-1 provides guidance on how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FIN 48-1 also offers guidance that a tax position could be effectively settled upon examination by a taxing authority. We are currently in the process of assessing the potential impact the adoption of FIN 48-1 will have on our consolidated financial statements, but we believe that FIN 48-1 will not have a material impact on our consolidated financial statements.

Reclassifications — Certain prior year amounts have been reclassified to conform to the July 31, 2007 presentation. Such reclassifications had no impact on results of operation or shareholders’ equity.

NOTE 3 —	REBATES:

At each fiscal year end, the Company nets rebates due to stockholders against accounts receivable. Rebates are paid in the form of credits against future purchases, never in cash. The Company offset accounts receivable as follows:

	2007	2006

Accounts receivable, net of allowance	$31,630	$27,181
Less — rebates	3,000	5,658

Accounts receivable, net	$28,630	$21,523

Net sales and other revenue reported on the Consolidated Statements of Income, Comprehensive Income and Retained Earnings were reduced by rebates as follows:

	2007	2006	2005

Gross sales and other revenues	$345,699	$374,584	$392,472
Less — rebates	3,000	5,658	5,223

Net sales and other revenue	$342,699	$368,926	$387,249

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 4 —	PROPERTY AND EQUIPMENT:

Major classes of property and equipment consist of the following:

	2007	2006

Land	$1,762	$1,762
Buildings	5,114	5,088
Leasehold improvements	636	595
Equipment	9,624	8,824

	17,136	16,269
Less — accumulated depreciation	7,100	6,229

	10,036	10,040
Construction in progress	136	84

Net property, plant, and equipment	$10,172	$10,124

NOTE 5 —	INVESTMENT IN UNCONSOLIDATED AFFILIATES:

The Company purchased a 20% interest in SERVCO in June 2000 for $1,500. American Animal Hospital Association (AAHA) owns the remaining 80%. The Company determined that it has significant influence over SERVCO and accordingly should account for its 20% ownership interest using the “equity method” of accounting for investments. The excess of purchase price over underlying equity (which represents goodwill) is being tested for impairment in accordance with applicable accounting standards. The amount of unamortized goodwill tested for impairment was $1,350 at July 31, 2007 and 2006. No current impairment exists and none has been recognized. The Company holds a 5% interest in Agri-Laboratories, Ltd., which is carried at cost. The Company holds less than 5% interest in Vet Insite, which is carried at cost. The amounts presented on the balance sheet consisted of:

	2007	2006

Investment in SERVCO (equity method)	$1,918	$1,802
Investment in Agri-Laboratories, Ltd. (cost method)	144	144
Vet Insite (cost method)	30	—

	$2,092	$1,946

Included in the Company’s consolidated retained earnings are $568 undistributed earnings of SERVCO.

NOTE 6 —	SHARES SUBJECT TO MANDATORY REDEMPTION, REDEEMABLE COMMON STOCK AND COMMON STOCK:

The Company is authorized to issue 30,000 shares of common stock with a par value of $1. Issued and outstanding shares amounted to 2,068 at July 31, 2007 and 2,042 at July 31, 2006. Holders of common stock are entitled to a) one vote for each share held on matters submitted to a vote of stockholders, b) a ratable share of dividends declared and c) in the event of liquidation or dissolution, a ratable share of monies after liabilities. Shareholders are not permitted to dispose of their stock except by a sale back to the Company.

On May 26, 2006, the Company’s Board of Directors adopted an amendment to the Company’s Bylaws. Prior to the amendment, Article II (Stock); Section 5 (Share Redemption) of the Bylaws allowed each shareholder the right to have his, her or its share of common stock redeemed by the Company for the price paid by the shareholder for such share. The amendment granted the Company discretion to repurchase or not to repurchase shares of common stock at the time of the shareholder’s request for redemption. The Company may, but no longer has any obligation to, repurchase such shares. Based on this amendment, management and its auditors concluded that the

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company no longer is required to classify its stock as redeemable and mandatorily redeemable. All stock is now classified as common stock on the balance sheet effective the fiscal year ending July 31, 2006.

An analysis of redeemable common stock, shares subject to mandatory redemption and common stock for the three years ended July 31 is as follows:

	Redeemable	Shares Subject
	Common	to Mandatory	Common
	Stock	Redemption	Stock	Total

Number of shares issued and outstanding July 31, 2004	1,236	716	—	1,952
Issuance of redeemable common stock	67	39	—	106
Redemption of redeemable common stock	(15)	(24)	—	(39)

Number of shares issued and outstanding July, 31, 2005	1,288	731	—	2,019
Issuance of common stock	—	—	58	58
Redemption of common stock	—	—	(35)	(35)
Amended and Restated Bylaws May 26, 2006	(1,288)	(731)	2,019	—

Number of shares issued and outstanding July 31, 2006	—	—	2,042	2,042
Issuance of common stock	—	—	56	56
Redemption of common stock	—	—	(30)	(30)

Number of shares issued and outstanding July 31, 2007	—	—	2,068	2,068

Carrying amount/redemption amount — July 31, 2004	$3,636	$2,110	$—	$5,746
Issuance of redeemable common stock	201	117	—	318
Redemption of redeemable common stock	(45)	(72)	—	(117)
Net change in accounts receivable, stock	5	15	—	20

Carrying amount/redemption amount — July 31, 2005	3,797	2,170	—	5,967
Issuance of common stock	—	—	181	181
Redemption of common stock	—	—	(108)	(108)
Amended and Restated Bylaws May 26, 2006	(3,797)	(2,170)	5,967	—
Net change in accounts receivable, stock	—	—	1	1

	—	—	—	—
Carrying amount/redemption amount — July 31, 2006	—	—	6,041	6,041
Issuance of common stock	—	—	168	168
Redemption of common stock	—	—	(90)	(90)
Net change in accounts receivable, stock	—	—	(5)	(5)

Carrying amount/redemption amount — July 31, 2007	$—	$—	$6,114	$6,114

There were 0, 0, and 10 redeemable common shares subscribed but unissued as of July 31, 2007, 2006, and 2005, respectively. The amounts receivable on these shares reduced Redeemable Common Stock by $0, $0, and $16 at July 31, 2007, 2006, and 2005, respectively. Accounts receivable arising from Redeemable Common Stock sales is presented as a deduction from Redeemable Common Stock to the extent such receivables were not paid in cash prior to the date of the report. Accounts receivable arising from Redeemable Common Stock sales excludes Shares Subject to Mandatory Redemption. No finance charges have been generated on any existing payment plan for any share of Redeemable Common Stock.

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

There were 0, 0, and 3 Shares Subject to Mandatory Redemption subscribed but unissued as of July 31, 2007, 2006, and 2005, respectively. The amounts receivable on these shares reduced Shares Subject to Mandatory Redemption by $0, $0, and $6 at July 31, 2007, 2006, and 2005, respectively. Accounts receivable arising from Shares Subject to Mandatory Redemption sales are presented as a deduction from Shares Subject to Mandatory Redemption to the extent such receivables were not paid in cash prior to the date of the report. No finance charges have been generated on any existing payment plan for any Share Subject to Mandatory Redemption.

There were 13, 10, and 0 Common Shares subscribed but unissued as of July 31, 2007, 2006, and 2005, respectively. The amounts receivable on these shares reduced paid-in capital by $25, $20, and $0 at July 31, 2007, 2006, and 2005, respectively. Accounts receivable arising from common stock are presented as a deduction from paid-in capital to the extent such receivables were not paid in cash prior to the date of the report. No finance charges have been generated on any existing payment plan for any common share.

NOTE 7 —	INCOME TAXES:

Significant components of income tax expense are as follows:

	2007	2006	2005

Current
Federal	$1,561	$828	$1,486
State	229	97	186

	1,790	925	1,672
Deferred
Federal	(268)	487	(170)
State	(47)	86	(10)

	(315)	573	(180)
Total	$1,475	$1,498	$1,492

A reconciliation of income tax expense computed using the U.S. federal statutory income tax rate of 34% of income before income taxes to the actual provision for income taxes is as follows:

	2007	2006	2005

Expected tax at U.S. statutory rate	$1,340	$1,323	$1,370
State taxes, net of federal effect	96	150	95
Other, net	39	25	27

	$1,475	$1,498	$1,492

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred tax assets and liabilities reflect the future tax consequences of events that have already been recognized in the consolidated financial statements or income tax returns. At July 31, the deferred tax asset and liability consisted of the following:

	2007	2006

Current deferred tax asset (liability):
Uniform capitalization	$396	$262
Allowance for doubtful accounts	206	228
Inventory valuation	51	25
Deferred compensation	—	656

	$653	$1,171

Noncurrent deferred tax asset (liability):
Excess of tax over book depreciation	$(892)	$(1,028)
Amortization	30	43
Deferred compensation	1,051	—
Profit in SERVCO	(167)	(84)

	$22	$(1,069)

On July 27, 2006 the Company’s management engaged Neff-Ernst Consulting Group, LLC Capital Recovery Specialists to conduct a study. The study was to segregate the construction and other related project costs for the various components of property according to their functions; identify and classify recovery property into the recovery classes defined in the 1986 Tax Reform Act (the “Act” or “TRA 86”) Cost Recovery System and the Omnibus Budget Reconciliation Act of 1993; identify those components and their respective costs which, under the provisions of the Internal Revenue Code (the “Code”), are considered to be Section 1245 property and those considered to be Section 1250 property. The study concluded that the Company had a Section 481(a) adjustment of $1,476 of depreciation expense.

The Company’s management approved the Section 481(a) adjustment of $1,476 of depreciation expense for tax year ending July 31, 2006. The adjustment is included in the above tax disclosure.

NOTE 8 — LONG-TERM DEBT:

At July 31, long-term debt is summarized as follows:

	2007	2006

Note payable, maturing in 2008, secured by certain assets, 5.77% interest	—	1,694
Note payable, maturing in 2009, secured by certain assets, 7.42% interest	—	3,293
Capital lease obligation, expiring in 2008, secured by Computer equipment, 6.19% interest	56	126
Note payable, maturing in 2016, secured by certain assets, 7.35% interest	4,477	—

	4,533	5,113
Less — current portion	400	1,061

	$4,133	$4,052

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The aggregate schedule of maturities of long-term debt and capital lease obligations subsequent to July 31, 2007 are as follows:

2008	$400
2009	372
2010	400
2011	431
2012	463
Thereafter	2,467

$4,533

In November 2006, the Company refinanced the term notes held by U.S. Bank with a term note held by First National Bank (FNB). See Note 11 for additional details of this agreement. The FNB term note is amortized over a ten year period with a final maturity date of December 2016. The interest rate is fixed at 7.35% and the terms include monthly installments of $55 beginning January 2007. As of July 31, 2007, the Company had $4,477 outstanding on the term note.

At July 31, 2006, the Company had in place a revolving line of credit that provides for borrowings up to $40,000 with U.S. Bank. In November 2006, the revolving line of credit was refinanced with FNB. See Note 11 for additional details of this agreement. The new revolving line of credit at FNB provides for borrowing up to $40,000 and is scheduled to expire in December 2009. The short-term borrowing amounts outstanding under these credit facilities were $11,946 and $6,103 at July 31, 2007 and 2006, respectively. Under the current credit agreement, interest is payable at 1.25% or 1.50% over the London InterBank Offered Rate (LIBOR), depending on the Company’s cash flow leverage ratios. The weighted average interest rates of borrowing outstanding under the revolving credit agreements were 6.75%, 6.45%, and 4.73% for the years ended July 31, 2007, 2006 and 2005, respectively. The average dollar amounts of the borrowing were $21,373 and $20,113 for the years ended July 31, 2007 and 2006, respectively. The line of credit is secured by substantially all of the Company’s assets.

These debt and credit agreements contain certain covenants related to financial ratios as well as restricting the Company from paying dividends. The Company was in compliance with all covenants under the borrowing agreements at July 31, 2007 and 2006.

NOTE 9 — RELATED PARTY TRANSACTIONS:

In the normal course of business the Company sells to its affiliate, board of directors and key employees under normal terms and conditions. Accounts receivable, related parties on the balance sheet include amounts receivable on demand as of July 31 from the following:

	2007	2006

Affiliate (SERVCO)	$3,315	$3,325
Board of Directors	557	148
Officer and employees	4	8

	$3,876	$3,481

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net sales on the Consolidated Statements of Income, Comprehensive Income and Retained Earnings include sales to related parties as follows:

	2007	2006	2005

Affiliate (SERVCO)	$39,062	$38,995	$37,771
Board of Directors	4,457	2,330	2,340
Officer and employees	64	75	82

	$43,583	$41,400	$40,193

Accounts payable, related parties on the balance sheet include amounts payable on demand as of July 31 from the following:

	2007	2006

Affiliate (SERVCO)	$493	$409
Agri-Laboratories	1,066	435

	$1,559	$844

Purchases from Agri-Laboratories were $13,728, $11,987 and $11,855 for 2007, 2006 and 2005, respectively.

NOTE 10 — PROFIT-SHARING AND 401(k) RETIREMENT PLAN:

The Company provides a non-contributory profit-sharing plan covering all full-time employees who qualify as to age and length of service. It has been the Company’s policy to make contributions to the plan as provided annually by the Board of Directors. The total provision for the contribution to the plan was $349, $466 and $528 for 2007, 2006 and 2005, respectively.

The Company also provides a contributory 401(k) retirement plan covering all full-time employees who qualify as to age and length of service. It is the Company’s policy to match a maximum allowable 100% employee contribution with a 3% contribution. The total provision to the plan was $306, $288 and $240 for 2007, 2006 and 2005, respectively.

On January 1, 2003, the Company adopted a Supplemental Executive Retirement Plan (SERP). The SERP is a nonqualified defined benefit plan pursuant to which the Company will pay supplemental pension benefits to certain key employees upon retirement based upon the employees’ years of service and compensation. As of July 31, 2007, the Company adopted the provisions of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans and in accordance therewith reflected the underfunded status of the plan in its balance sheet at such date. Prospectively, the Company will adjust the liability to reflect the current funded status of the plan. Any gains or losses that arise during the period but are not recognized as components of net periodic benefit cost will be recognized as a component of other comprehensive income. The adoption of SFAS No. 158 resulted in the recognition of $646 of unrecognized actuarial losses which arose during the period ended July 31, 2007 and a corresponding increase in the defined benefit pension plan liability at July 31, 2007. Such unrecognized losses, net of deferred taxes of $258 were debited to other comprehensive income. The adoption of SFAS No. 158 had no effect on the Company’s consolidated statement of income for the period ended July 31, 2007.

For the year ended July 31, 2007 and 2006, benefits accrued and expensed were $343 and $472, respectively. The vested benefit obligation and accumulated benefit obligation were $1,942 and $2,128, respectively, at July 31, 2007 and $1,558 and $1,893, respectively, at July 31, 2006. The plan is an unfunded supplemental retirement plan and is not subject to the minimum funding requirements of the Employee Retirement Income Security Act (ERISA). While the SERP is an unfunded plan, the Company is informally funding the plan through life insurance contracts on the participants. The life insurance contracts had cash surrender values of $1,772 and $1,369 at July 31, 2007 and 2006, respectively.

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following set forth the change in benefit obligations, change in plan assets, funded status and amounts recognized in the balance sheet as of July 31 for the Company’s SERP:

	2007	2006

Change in Benefit Obligation:
Projected benefit obligation — July 31	$2,390	$2,754
Service cost	144	190
Interest cost	149	156
Actuarial (gain)/loss	(28)	363
Plan Amendments	(27)	(1,073)

Projected benefit obligation — July 31	$2,628	$2,390

Fair Value of Plan Assets — July 31	$—	$—

Funded Status:
Funded status	$(2,628)	$(2,390)
Unrecognized actuarial loss	—	377
Unrecognized prior service cost	—	374

Net amount recognized	$(2,628)	$(1,639)

Balance Sheet Amounts:
Accrued retirement benefits	$(2,628)	$(1,893)
Intangible retirement asset	—	254

Net amount recognized	$(2,628)	$(1,639)

During the year ended July 31, 2007, the following were recognized as components of other comprehensive income:

For the Year
Ended July 31,
2007

Amounts arising during period:
Unrecognized actuarial losses	$(646)
Deferred taxes	258

Recognized in other comprehensive income (loss), net of tax	$(388)

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Assets and (liabilities) recognized in the balance sheet at July 31, 2007 and the incremental effect of applying SFAS No. 158 are as follows:

	Before Application		After Application
	of SFAS No. 158	Adjustments	of SFAS No. 158

(Liability) for pension benefits	$(1,982)	$(646)	$(2,628)
Deferred income tax asset (liability)	(236)	258	22
Accumulated other comprehensive loss, net of tax	—	(388)	(388)

Total stockholders’ equity	22,621	(388)	22,233
Accumulated other comprehensive loss, net of tax	—	(388)	(388)

Total stockholders’ equity	22,621	(388)	22,233

Net periodic benefit costs for the Company’s SERP for the year ended July 31 included the following components:

	2007	2006

Service cost	$144	$190
Interest cost	149	155
Amortization of prior losses	12	89
Amortization of unrecognized prior service costs	38	38

Net periodic cost	$343	$472

The weighted average discount rate and rate of increase in compensation levels used to compute the actuarial present value of projected benefit obligations were 6.25% and 4.00%, respectively, at July 31, 2007 and 6.25% and 4.00%, respectively, at July 31, 2006.

NOTE 11 — COMMITMENTS AND CONTINGENT LIABILITIES:

Operating and Capital Leases — The Company has operating and capital leases covering certain property, equipment, and computer hardware and software expiring at various dates through 2012. Capitalized lease property consists of computer equipment having a net carrying cost of $146 at July 31, 2007. Future minimum lease payments under operating and capital leases that have initial or remaining noncancelable lease terms in excess of one year at July 31, 2007 are as follows:

	Operating	Capital

2008	$789	$57
2009	651	—
2010	558	—
2011	42	—
2012	3	—

Total minimum payments	$2,043	57

Less — interest on capital leases		1

Present value of net minimum lease payments (incl. in Note 8)		$56

Lease expense was $1,065, $1,078 and $1,030 for the years ended July 31, 2007, 2006 and 2005, respectively.

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Redemption — The Bylaws grant the Company discretion to repurchase or not to repurchase shares of common stock at the time of the shareholder’s request for redemption. The Company may, but no longer has any obligation to, repurchase such shares. See Note 6 for additional information.

Other — The Company is subject to claims and other actions arising in the ordinary course of business. Some of these claims and actions have resulted in lawsuits where the Company is a defendant. Management believes that the ultimate obligations if any, which may result from unfavorable outcomes of such lawsuits, will not have a material adverse effect on the financial position, results of operations or cash flows of the Company and such obligations, if any, would be adequately covered by insurance.

Agreements — On November 7, 2005, the Company executed a lease agreement with Independent Veterinary Group LLC (IVG). Pursuant to the lease agreement, the Company leased certain premises located in Lexington, Kentucky for a term commencing November 1, 2005 and ending July 31, 2007. The Company used the premises for storing and warehousing animal health products.

The Company executed a loan agreement dated November 14, 2006 and related loan documents with First National Bank of Omaha, a national banking association. The obligations of the Company under the loan agreement and loan documents commenced November 16, 2006, and are joint and several.

Pursuant to the terms of the loan documents, FNB may loan to the Company and its subsidiaries up to $44,666, which includes a $40,000 revolving loan facility and a $4,666 term loan facility. The proceeds of such loan facilities were used to repay existing indebtedness of the Company and provide working capital support.

The loan agreement imposes certain financial covenants, and the Company shall not, without the consent of FNB, permit its minimum tangible net worth to be less than $17,000 or its cash flow leverage ratio to be equal to or greater than 3.50 to 1.00. The loans may be accelerated upon default. Event of default provisions include, among other things, the Company’s failure (i) to pay amounts when due and (ii) to perform any material condition or to comply with any material promise or covenant of the loan agreement or any of the loan documents. The revolving note and term note are secured by substantially all of the assets of the Company, including the Company’s headquarters in Omaha. The Company is also currently restricted from paying dividends by these credit facilities.

The loan proceeds from the term note were wired to U.S. Bank, N.A., the Company’s prior lender, on November 16, 2006, to repay the Company’s obligations under the U.S. Bank loan agreement. This term note is amortized over a ten year period with a final maturity date of December 1, 2016. The interest rate is fixed at 7.35% per annum for the term of the note. Upon an event of default, the term note shall bear interest at the LIBOR Rate as determined by FNB plus 7.50% per annum. This term note may not be prepaid without obtaining the consent of FNB and payment of the prepayment fee as calculated therein.

Payments with respect to the term note shall be as follows: (i) interest only in advance at the rate of $1 per day shall be due and payable for the period beginning November 16, 2006 and ending on November 30, 2006 and (ii) one hundred nineteen (119) installments of principal and interest in the amount of $55 each shall be payable commencing on January 1, 2007 and continuing on the first day of each month until and including November 1, 2016. On December 1, 2016, all unpaid principal and interest thereon shall be due and payable.

FNB shall provide advances to the Company from the revolving note in the maximum aggregate amount of $40,000, which advances will be used as needed by the Company for working capital, through the termination date of December 1, 2009. Interest shall be paid at a variable rate, reset daily, equal to the LIBOR Rate as determined by FNB a percentage based on the Company’s leverage ratio. Upon an event of default, the revolving note shall bear interest at the LIBOR Rate as determined by FNB plus 7.50% per annum. FNB advanced funds under the revolving note on November 16, 2006, which were wired to U.S. Bank, to repay the Company’s obligations under the U.S. Bank loan agreement. The loan agreement and loan documents executed with FNB replaced the Amended and Restated Loan Agreement with U.S. Bank, N.A. dated May 12, 2003, as amended and related loan documentation.

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On January 3, 2007, the Company entered into Amendment No. 3 to lease agreement with Kinsley Equities II Limited Partnership. The agreement extended the lease term from July 31, 2007 to July 31, 2010. The minimum lease payments are $544, $425, $438, and $438 for the fiscal years ended July 31, 2007, 2008, 2009, and 2010, respectively.

On May 18, 2007, the Company’s Audit Committee recommended to the Board of Directors the dismissal of Quick & McFarlin upon its completion of the audit and the filing of the Form 10-K for the fiscal year ending July 31, 2007 and the retention of BKD, LLP (“BKD”) as the Company’s independent accountant for the fiscal year ending July 31, 2008. The Board of Directors approved the Audit Committee’s recommendations, subject to acceptance by BKD of the engagement. Quick & McFarlin audited the Company’s financial statements for each of the five fiscal years in the period ended July 31, 2006. On July 27, 2007, BKD and the Company executed the engagement letter to formally retain BKD as the Company’s independent accountant to audit its financial statements for the year ending July 31, 2008.

Subsequent Events See Note 14 for a discussion of Subsequent Events.

NOTE 12 — SEGMENT INFORMATION:

The Company has three reportable segments:  Wholesale Distribution, Logistics Services, and Direct Customer Services. The Wholesale Distribution segment is a wholesaler of animal health products. This segment distributes products primarily to licensed veterinarians or business entities comprised of licensed veterinarians. The Logistics Services segment provides logistics and distribution service operations for vendors of animal health products and business to business type transactions. The Logistic Services segment distributes products primarily to other animal health companies. The Direct Customer Services segment acts as a supplier of animal health products to the producer or consumer. Animal health products are shipped to locations closer to the final destination. The segment’s trucking operations transport the products directly to the producer or consumer.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies as detailed in Note 2 to these consolidated financial statements. The Company evaluates performance based on profit or loss from operations before income taxes.

The Company’s reportable segments are strategic business units that serve different types of customers in the animal health industry. The separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

Since the Company’s reportable segments all provide essentially the same products and services, the Company believes it would be impracticable to report the revenue from external customers for each product and service or each group of similar products and services in accordance with paragraph 37 of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information.

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the Company’s operations by business segment:

			Direct
	Wholesale	Logistics	Customer		Consolidated
	Distribution	Services	Services	Eliminations	Total

For the year ended July 31, 2007
Net sales and other revenue	$338,535	$306	$57,085	$(53,227)	$342,699
Cost of sales	303,949	258	50,001	(53,086)	301,122
Operating, general and administrative expenses	29,106	—	6,971	—	36,077
Operating income	5,480	48	113	(141)	5,500
Income before taxes	$3,860	$48	$92	$(141)	$3,859
Business segment assets	$87,297	$394	$13,075	$(12,522)	$88,244
For the year ended July 31, 2006
Net sales and other revenue	$367,288	$426	$50,412	$(49,200)	$368,926
Cost of sales	333,513	380	43,387	(48,319)	328,961
Operating, general and administrative expenses	26,768	—	6,108	—	32,876
Operating income	5,008	46	917	(882)	5,089
Income before taxes	$3,890	$46	$836	$(882)	$3,890
Business segment assets	$75,649	$346	$10,832	$(10,428)	$76,399
For the year ended July 31, 2005
Net sales and other revenue	$386,073	$1,930	$42,926	$(43,680)	$387,249
Cost of sales	352,980	1,877	37,432	(42,914)	349,375
Operating, general and administrative expenses	28,420	1	4,843	—	33,264
Operating income	4,673	52	651	(766)	4,610
Income before taxes	$4,028	$52	$714	$(766)	$4,028
Business segment assets	$84,574	$300	$10,131	$(9,739)	$85,266

NOTE 13 — SELECTED QUARTERLY FINANCIAL DATA:

The following presents certain unaudited quarterly financial data and certain audited year-end financial data:

	Quarters Ended				Year Ended
	October 31,	January 31,	April 30,	July 31,	July 31,
	2004	2005	2005	2005	2005

Revenues	$98,972	$90,718	$102,689	$94,870	$387,249
Gross profit	8,966	10,929	10,618	7,361	37,874
Operating income	939	2,465	1,847	(641)	4,610
Net income	498	1,452	1,017	(431)	2,536
Net income per redeemable common share	$403.45	$1,169.93	$807.97	$(337.02)	$2,022.61
Redeemable common shares outstanding	1,234	1,241	1,260	1,279	1,254

PROFESSIONAL VETERINARY PRODUCTS, LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Quarters Ended				Year Ended
	October 31,	January 31,	April 30,	July 31,	July 31,
	2005	2006	2006	2006	2006

Revenues	$98,611	$103,808	$85,487	$81,020	$368,926
Gross profit	9,768	11,978	9,795	8,424	39,965
Operating income	1,329	2,485	1,305	(30)	5,089
Net income	655	1,391	558	(212)	2,392
Net income per redeemable common share	$509.21	$1,084.48	$434.70	$—	$—
Net income per common share	$—	$—	$—	$(119.07)	$1,697.62
Redeemable common shares outstanding	1,287	1,282	1,285	—	—
Common shares outstanding	—	—	—	1,783	1,409

	Quarters Ended				Year Ended
	October 31,	January 31,	April 30,	July 31,	July 31,
	2006	2007	2007	2007	2007

Revenues	$89,816	$87,478	$78,520	$86,885	$342,699
Gross profit	10,048	10,797	9,362	11,370	41,577
Operating income	992	1,300	684	2,524	5,500
Net income	419	468	85	1,412	2,384
Net income per common share	$205.18	$229.79	$41.78	$689.59	$1,169.27
Common shares outstanding	2,043	2,036	2,030	2,048	2,039

NOTE 14 — SUBSEQUENT EVENTS:

On August 9, 2007, the Company and SERVCO agreed to a temporary extension with a minor revision to the agreement to logistics and other operational services. The Company and SERVCO agreed to extend the agreement to June 30, 2008 pending final changes.

On September 17, 2007, the Company entered into Amendment No. 1 to the Loan Agreement dated November 14, 2006 with First National Bank of Omaha, a national banking association. Hill’s Pet Nutrition Sales, Inc. (Hill’s) requested that the limitation on purchase money security interest liens under the Loan Agreement be amended to grant to Hill’s a purchase money security interest in all products that the Company acquires from Hill’s including but not limited to Hill’s Prescription Diet and Hill’s Science Diet, together with all proceeds from the sale of such branded products.

EXHIBIT A1

INSTRUCTIONS TO SUBSCRIBERS

Qualified persons wishing to subscribe for one share of Common Stock (the “Stock”), par value $1.00, of Professional Veterinary Products, Ltd. (the “Company”), are required to complete the documents in this Subscription Booklet. PLEASE DO NOT REMOVE ANY OF THE DOCUMENTS. An additional copy of the documents in this Subscription Booklet will be delivered to you.

1. Purchaser Questionnaire.  (Exhibit A2) Please provide all information requested on the Purchaser Questionnaire.

2. Subscription Agreement.  (Exhibit A3) Please complete the Subscription Agreement in the following manner:

a. Complete the appropriate signature page.

b. If the subscriber is a partnership, corporation, limited liability company or other business entity the appropriate signature page in the Subscription Agreement should be completed. Special procedures are required for execution and additional documentation may be required as set forth in the Subscription Agreement.

3. Delivery Instructions.  After you have completed the Purchaser Questionnaire and Subscription Agreement, please deliver or mail this entire Subscription Booklet to:

Professional Veterinary Products, Ltd.
10077 South 134th Street
Omaha, Nebraska 68138
Attn: Vicki Frederick

If you have any questions concerning completion of the documentation, please call Vicki Frederick at (402) 331-4440.

A1-1

EXHIBIT A2

PURCHASER QUESTIONNAIRE

1.  The Name of the Practice is:   .

2.	The Practice is a: Sole Proprietorship; Partnership; Corporation; Single Member Limited Liability Company; Multi-Member Limited Liability Company

3.  If the Practice is a Sole Proprietorship, the Doctor’s name is:   .

4.  If the Practice is a Partnership, the partners’ names are:   .

5.	If the Practice is a Partnership, the managing partner with whom Professional Veterinary Products, Ltd. is to communicate: .

6.	If the Practice if a Corporation, the President’s name is: .

7.	If the Practice is a Limited Liability Company, the name of the manager is or designate that the company is managed by its members: .

8.	If the Practice is a Limited Liability Company managed by its members, the member Professional Veterinary Products, Ltd. is to communicate with is: .

9.	The mailing address of the Practice for correspondence and product delivery is:

Practice name:

Address:

City, State Zip Code:

Phone Number:

Fax Number:

Email Address:

Federal Employer I.D. Number:

  or Social Security Number:

Please attach a copy of your Federal D.E.A. Certificate.

Computer System:     Hardware:        Software:

Names of persons placing orders with PVPL:

  .

Names of veterinarians (other than partners listed above) in the practice:
   .

10.	Bank name and address: .

Bank phone number:   .

Contact person at the Bank:   .

11.	Exact name of Individual, Partnership, Corporation or Limited Liability Company to whom stock certificate is to be issued: .

A1-2

EXHIBIT A3

SUBSCRIPTION AGREEMENT

Professional Veterinary Products, Ltd.

Professional Veterinary Products, Ltd.
10077 South 134th Street
Omaha, Nebraska 68138

Ladies and Gentlemen:

1. Subscription.  Subject to acceptance by the Company, the undersigned hereby subscribes to purchase one share of Common Stock (the “Stock”), par value $1.00, indicated below in accordance with the terms of this Agreement, and the Prospectus of the Company dated          ,           relating to the Stock.

This subscription may be rejected by the Company in its sole discretion.

2. Representations and Warranties.  The undersigned represents and warrants to the Company as follows:

(a) The undersigned has received the Prospectus.

(b) The undersigned is:           an individual licensed veterinarian; or           any lawful form of business entity established to deliver veterinary services and/or products in which all medical decisions are made by licensed veterinarians. (Please check appropriate status).

3. Miscellaneous.

(a) The undersigned agrees not to transfer or assign this Agreement, or any of the undersigned’s interest herein, and further agrees that the transfer or assignment of the Stock acquired pursuant hereto shall be made only in accordance with the Prospectus and all applicable laws.

(b) Notwithstanding any of the representations, warranties, acknowledgments, or agreements made herein by the undersigned, the undersigned does not thereby or in any other manner waive any rights granted to the undersigned under federal or state securities laws.

(c) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all parties.

(d) This Agreement shall be enforced, governed, and construed in all respects in accordance with the laws of the State of Nebraska without regard to its conflicts of laws provisions.

(e) Upon request from the Company, the undersigned agrees to provide such information and to execute and deliver such documents as reasonably may be necessary to comply with any and all laws and ordinances to which the Company is subject.

4. Subscription and Method of Payment.  There are two payment plans from which to choose, please check the appropriate plan. The second payment plan is not available to investors located in Nebraska or Louisiana. The undersigned hereby subscribes for the Stock as follows:

Plan 1:           One payment for the full $3,000 cost of the share.

Plan 2:           Three installments of $1,000 each, with the second and third installments due thirty and sixty days after the first installment is paid.

All subscriptions are subject to acceptance by the Company and may be rejected by the Company in its sole discretion.

A3-1

TYPE OF OWNERSHIP

(Check One)

☐	Sole Proprietorship (One signature required)
☐	Single Member Limited Liability Company
☐	Multi-Member Limited Liability Company
☐	Corporation
☐	Partnership
☐	Other — please designate below.
Please print here the exact name (registration)
investor desires for Stock.

A3-2

SIGNATURE PAGE
FOR SOLE PROPRIETORSHIP INVESTORS

Signature*

Social Security Number

Print or Type Name

Email Address:

Residence Address:

Executed at:*

City

State

this   day of  , 20  .

Mailing Address:

SUBSCRIPTION ACCEPTED:

Professional Veterinary Products, Ltd.

By:
Dr. Lionel L. Reilly, President

Date:

* No notary necessary

A3-3

SIGNATURE PAGE
FOR PARTNERSHIP, CORPORATE, LIMITED LIABILITY COMPANY
OR OTHER BUSINESS ENTITY INVESTORS

Name of partnership, corporation or other business entity (please print or type)

By:
(Signature of authorized agent)*

Title:

Taxpayer Identification No.:

Email Address:

Address of Principal Partnership, Corporate or Business Office:

Mailing Address, if different:

Attention:

Executed at*   effective this   day of   , 20   .

SUBSCRIPTION ACCEPTED:

Professional Veterinary Products, Ltd.

By:
Dr. Lionel L. Reilly, President

Date:

* No notary necessary

A3-4

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$160.50
Legal fees and expenses	100,000.00
Blue Sky filing fees and expenses	40,000.00
Printing and engraving expenses	75,000.00
Accounting fees and expenses	5,000.00
Miscellaneous expenses	20,000.00

Total	$240,160.50

All of the above items except the registration fee are estimated.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Directors, officers, employees and agents of Professional Veterinary Products, Ltd. (the “Company”) may be entitled to benefit from the indemnification provisions contained in the Company’s Articles of Incorporation and the Nebraska Business Corporation Act. The general effect of these provisions is summarized below:

The Articles of Incorporation provide that to the extent permitted by law, the Company shall indemnify any director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including any action or suit by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise or as a trustee, officer, employee or agent of an employee benefit plan. Such indemnification shall be against expenses, including attorney fees, and except for actions by or in the right of the Company, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Generally under Nebraska law, any individual who is made a party to a proceeding because the individual is or was a director may be indemnified if the individual acted in good faith and had reasonable basis to believe that (1) in the case of conduct in the individual’s official capacity with the Company, that the individual’s conduct was in the Company’s best interests; (2) in all other cases, that the individual’s conduct was at least not opposed to the Company’s best interest; and (3) regarding any criminal proceedings, the individual had no reasonable cause to believe the individual’s conduct was unlawful. Nebraska law also extends such indemnification to officers of the Company and provides that the Company may advance expenses to a director or officer of the Company. Further, Nebraska law provides that neither a director nor officer is liable for any action taken as a director or officer, or any failure to take any action, as long as the individual discharged his or her duties (1) in good faith, (2) with the care of an ordinarily prudent person in a like position would exercise under similar circumstances, and (3) in a manner the individual reasonably believes to be in the best interests of the Company.

The Articles of Incorporation also provide that to the extent permitted by law, the Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company against any liability asserted against such person while acting in such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability. Nebraska law provides that the Company may purchase and maintain insurance on behalf of an individual who is or was a director or officer of the Company, or who, while a director or officer of the Company, serves at the Company’s request as a director, officer, member of a limited liability company, partner, trustee, employee, or agent of another domestic or foreign corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other entity, against liability asserted against or incurred by that individual in that capacity or arising from the individual’s status as a director or officer, whether or not the Company would have the power to indemnify or advance expenses under Nebraska law.

The Articles of Incorporation provide that the indemnity provided for in the Articles of Incorporation shall not be deemed to be exclusive of any other rights to which those indemnified may be otherwise entitled, nor shall the provisions of the Articles of Incorporation be deemed to prohibit the Company from extending its indemnification to cover other persons or activities to the extent permitted by law or pursuant to any provisions in the Articles of Incorporation. Under the Nebraska Business Corporation Act, the Company may provide indemnification or advance expenses to a director or officer only as permitted under Nebraska law; however, the Company may, by a provision in its Articles of Incorporation or Bylaws, or in a resolution adopted or a contract approved by its board of directors or shareholders, obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification or advance funds under Nebraska law.

There is no pending litigation or proceeding involving a director, officer, employee or agent of the Company as to which indemnification is being sought. The Company is not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, employee or agent.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

During the last three fiscal years, the Company did not issue any unregistered shares of common stock.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Regulation S-K
Exhibit Number	Document

3.1	Second Amended and Restated Articles of Incorporation of Professional Veterinary Products(6)
3.2	Second Amended and Restated Bylaws of Professional Veterinary Products, Ltd.(7)
3.3	Amendment to Second Amended and Restated Bylaws of Professional Veterinary Products, Ltd.(9)
4.1	Certificate of Professional Veterinary Products, Ltd.(1)
4.2	Second Amended and Restated Articles of Incorporation of Professional Veterinary Products, Ltd.(6)
4.3	Second Amended and Restated Bylaws of Professional Veterinary Products, Ltd.(7)
4.4	Amendment to Second Amended and Restated Bylaws of Professional Veterinary Products, Ltd.(9)
5	Form of Opinion of Baird Holm LLP(15)
10.1	Sales Agency Agreement between Professional Veterinary Products, Ltd. and Bayer Corporation(1)*
10.2	Sales Agent Agreement between Professional Veterinary Products, Ltd. and Merial LLC(1)*
10.3	Select Distributors Marketing Agreement between Professional Veterinary Products, Ltd. and the Animal Health Group of Pfizer, Inc.(1)*
10.4	Supply and Distribution Agreement between Professional Veterinary Products, Ltd. and Schering-Plough Animal Health Corporation(1)*
10.5	Distribution Agreement between Professional Veterinary Products, Ltd. and Fort Dodge Animal Health(1)
10.6	Purchase and Sale Agreement between Professional Veterinary Products, Ltd., AAHA Services Corporation and American Animal Hospital Association(2)
10.7	Lease of building located in York, Pennsylvania between Professional Veterinary Products, Ltd. and Kinsley Equities II Limited Partnership(3)
10.8	Term Promissory Note dated May 12, 2003 between Professional Veterinary Products, Ltd., ProConn, LLC, Exact Logistics, LLC and U.S. Bank, N.A.(4)

Regulation S-K
Exhibit Number	Document

10.9	Security Agreement (PA Equipment) dated May 12, 2003 between Professional Veterinary Products, Ltd. and U.S. Bank, N.A.(4)
10.10	Security Agreement (Blanket) dated May 12, 2003 between Professional Veterinary Products, Ltd. and U.S. Bank N.A.(4)
10.11	Assignment of Leases and Rents dated May 12, 2003 between Professional Veterinary Products, Ltd. and U.S. Bank, N.A.(4)
10.12	Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated May 12, 2003 between Professional Veterinary Products, Ltd. and U.S. Bank, N.A.(4)
10.13	Supplemental Executive Retirement Plan(4)
10.14	Revolving Promissory Note dated December 28, 2004 among Professional Veterinary Products, Ltd., ProConn, LLC, Exact Logistics, LLC and U.S. Bank, N.A.(6)
10.15	Second Amendment to the Amended and Restated Loan Agreement dated December 28, 2004, among Professional Veterinary Products, Ltd., ProConn, LLC, Exact Logistics, LLC and U.S. Bank, N.A.(6)
10.16	Lease dated October 1, 2005 among Professional Veterinary Products, Ltd. and Steve Lewis and Mike Mimms(8)
10.17	Lease Agreement dated November 8, 2005 between Professional Veterinary Products, Ltd. and Independent Veterinary Group, LLC(8)
10.18	Supplemental Executive Retirement Plan (effective January 1, 2006)(10)
10.19	Commercial Lease Extension and Addendum between Professional Veterinary Products, Ltd, and The Independent Veterinary Group LLC and ACH BRO LLC(11)
10.20	Separation Agreement with Cheryl Miller(12)
10.21	Loan Agreement with First National Bank of Omaha dated November 14, 2006(13)
10.22	Revolving Note dated November 14, 2006, to First National Bank of Omaha(13)
10.23	Term Note dated November 14, 2006, to First National Bank of Omaha(13)
10.24	Form of Security Agreement dated November 14, 2006, with First National Bank of Omaha(13)
10.25	Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated November 14, 2006, in favor of First National Bank of Omaha(13)
10.26	Assignment of Rents and Leases dated November 14, 2006, in favor of First National Bank of Omaha(13)
10.27	Amendment No. 1 to Lease Agreement between Professional Veterinary Products, Ltd. and Kinsley Equities II Limited Partnership(14)
10.28	Amendment No. 2 to Lease Agreement between Professional Veterinary Products, Ltd. and Kinsley Equities II Limited Partnership(14)
10.29	Amendment No. 3 to Lease Agreement between Professional Veterinary Products, Ltd. and Kinsley Equities II Limited Partnership(14)
11	Statement re Computation of Per Share Earnings(16)
12	Computation of Ratio of Earnings to Fixed Charges(16)
21	List of Subsidiaries(5)
23.1	Consent of Quick & McFarlin, P.C.(#)
23.2	Form of consent of Baird Holm LLP (see Exhibit 5)
24.1	Power of Attorney executed by G.W. Buckaloo, Jr., D.V.M.(18)
24.2	Power of Attorney executed by Tom Latta, D.V.M.(18)
24.3	Power of Attorney executed by Buddy D. Ray, D.V.M.(18)
24.4	Power of Attorney executed by Scott A. Schuey, D.V.M.(18)
24.5	Power of Attorney executed by William Swartz, D.V.M.(18)
24.6	Power of Attorney executed by Thomas E. Wakefield, D.V.M.(18)

Regulation S-K
Exhibit Number	Document

24.7	Power of Attorney executed by Steven E. Wright, D.V.M.(18)
24.8	Power of Attorney executed by A. Donald Janezic, Jr.(18)
24.9	Power of Attorney executed by Eileen Sam Holly Morris, D.V.M.(19)
99	Schedule of Allowances(16)

The following footnotes indicate a document previously filed as an exhibit to and incorporated by reference from the following:

(1)	Form S-1 Registration Statement No. 333-86629 filed on September 7, 1999.

(2)	Post-Effective Amendment No. 1 to the Form S-1 Registration Statement No. 333-86629 filed on November 3, 2000.

(3)	Form 10-K for the fiscal year ended July 31, 2002 filed on October 29, 2002.

(4)	Post-Effective Amendment No. 1 to the Form S-1 Registration Statement No. 333-72962 filed on August 29, 2003.

(5)	Form S-1 Registration Statement No. 333-72962 filed on November 8, 2001.

(6)	Form 10-Q Quarterly Report for the period ended January 31, 2005 filed March 17, 2005.

(7)	Form 8-K Current Report dated March 7, 2005 and filed March 11, 2005.

(8)	Post-Effective Amendment No. 2 to the Form S-1 Registration Statement No. 333-120426 filed on December 13, 2005.

(9)	Form 8-K Current Report dated May 26, 2006 and filed June 2, 2006.

(10)	Form 8-K Current Report dated October 19, 2006 and filed October 25, 2006.

(11)	Form 8-K Current Report dated August 2, 2006 and filed October 25, 2006.

(12)	Form S-1 Registration Statement filed on November 28, 2006.

(13)	Form 8-K Current Report dated November 14, 2006 and filed November 20, 2006.

(14)	Form 8-K Current Report dated January 3, 2007 and filed January 9, 2007.

(15)	Pre-Effective Amendment No. 4 to the Form S-1 Registration Statement No. 333-138982 filed on February 28, 2007.

(16)	Form 10-K for fiscal year ended July 31, 2007 filed on October 25, 2007.

(17)	Pre-Effective Amendment No. 1 to Form S-1/A Registration Statement No. 333-138982 filed on January 3, 2007.

(18)	Pre-Effective Amendment No. 2 to Form S-1/A Registration Statement No. 333-138982 filed on February 2, 2007

The following footnotes are references to the following:

(#)	Filed herewith.

(*)	Portions of these exhibits have been redacted pursuant to a request for confidential treatment which was granted by the Securities and Exchange Commission.

ITEM 17.	UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Nebraska on this 20th day of February, 2008.

PROFESSIONAL VETERINARY PRODUCTS, LTD.

By:	/s/ Dr. Lionel L. Reilly
Dr. Lionel L. Reilly
President and CEO

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated on the 20th day of February, 2008.

Signature		Capacity

/s/ Dr. Lionel L. Reilly Dr. Lionel L. Reilly		President and Chief Executive Officer (principal executive officer)

/s/ Neal B. Soderquist Neal B. Soderquist		Chief Financial Officer and Vice President (principal financial officer and principal accounting officer)

/s/ Dr. G.W. Buckaloo, Jr.* Dr. G.W. Buckaloo, Jr.		Director

/s/ Dr. Donald Fogle Dr. Donald Fogle		Director

/s/ A. Donald Janezic, Jr.* A. Donald Janezic, Jr.		Director

/s/ Dr. Tom Latta* Dr. Tom Latta		Director

/s/ Dr. Eileen Sam Holly Morris* Dr. Eileen Sam Holly Morris		Director

/s/ Dr. Scott A. Shuey* Dr. Scott A. Shuey		Director

/s/ Dr. William Swartz* Dr. William Swartz		Director

/s/ Dr. Thomas E. Wakefield* Dr. Thomas E. Wakefield		Director

/s/ Dr. Vicky Wilkey Dr. Vicky Wilkey		Director

*By:	/s/ Dr. Lionel L. Reilly As Attorney-in-fact

EXHIBIT INDEX

Regulation S-K
Exhibit Number	Document

3.1	Second Amended and Restated Articles of Incorporation of Professional Veterinary Products(6)
3.2	Second Amended and Restated Bylaws of Professional Veterinary Products, Ltd.(7)
3.3	Amendment to Second Amended and Restated Bylaws of Professional Veterinary Products, Ltd.(9)
4.1	Certificate of Professional Veterinary Products, Ltd.(1)
4.2	Second Amended and Restated Articles of Incorporation of Professional Veterinary Products, Ltd.(6)
4.3	Second Amended and Restated Bylaws of Professional Veterinary Products, Ltd.(7)
4.4	Amendment to Second Amended and Restated Bylaws of Professional Veterinary Products, Ltd.(9)
5	Form of Opinion of Baird Holm LLP(15)
10.1	Sales Agency Agreement between Professional Veterinary Products, Ltd. and Bayer Corporation(1)*
10.2	Sales Agent Agreement between Professional Veterinary Products, Ltd. and Merial LLC(1)*
10.3	Select Distributors Marketing Agreement between Professional Veterinary Products, Ltd. and the Animal Health Group of Pfizer, Inc.(1)*
10.4	Supply and Distribution Agreement between Professional Veterinary Products, Ltd. and Schering-Plough Animal Health Corporation(1)*
10.5	Distribution Agreement between Professional Veterinary Products, Ltd. and Fort Dodge Animal Health(1)
10.6	Purchase and Sale Agreement between Professional Veterinary Products, Ltd., AAHA Services Corporation and American Animal Hospital Association(2)
10.7	Lease of building located in York, Pennsylvania between Professional Veterinary Products, Ltd. and Kinsley Equities II Limited Partnership(3)
10.8	Term Promissory Note dated May 12, 2003 between Professional Veterinary Products, Ltd., ProConn, LLC, Exact Logistics, LLC and U.S. Bank, N.A.(4)
10.9	Security Agreement (PA Equipment) dated May 12, 2003 between Professional Veterinary Products, Ltd. and U.S. Bank, N.A.(4)
10.10	Security Agreement (Blanket) dated May 12, 2003 between Professional Veterinary Products, Ltd. and U.S. Bank N.A.(4)
10.11	Assignment of Leases and Rents dated May 12, 2003 between Professional Veterinary Products, Ltd. and U.S. Bank, N.A.(4)
10.12	Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated May 12, 2003 between Professional Veterinary Products, Ltd. and U.S. Bank, N.A.(4)
10.13	Supplemental Executive Retirement Plan(4)
10.14	Revolving Promissory Note dated December 28, 2004 among Professional Veterinary Products, Ltd., ProConn, LLC, Exact Logistics, LLC and U.S. Bank, N.A.(6)
10.15	Second Amendment to the Amended and Restated Loan Agreement dated December 28, 2004, among Professional Veterinary Products, Ltd., ProConn, LLC, Exact Logistics, LLC and U.S. Bank, N.A.(6)
10.16	Lease dated October 1, 2005 among Professional Veterinary Products, Ltd. and Steve Lewis and Mike Mimms(8)
10.17	Lease Agreement dated November 8, 2005 between Professional Veterinary Products, Ltd. and Independent Veterinary Group, LLC(8)
10.18	Supplemental Executive Retirement Plan (effective January 1, 2006)(10)
10.19	Commercial Lease Extension and Addendum between Professional Veterinary Products, Ltd, and The Independent Veterinary Group LLC and ACH BRO LLC(11)
10.20	Separation Agreement with Cheryl Miller(12)
10.21	Loan Agreement with First National Bank of Omaha dated November 14, 2006(13)

Regulation S-K
Exhibit Number	Document

10.22	Revolving Note dated November 14, 2006, to First National Bank of Omaha(13)
10.23	Term Note dated November 14, 2006, to First National Bank of Omaha(13)
10.24	Form of Security Agreement dated November 14, 2006, with First National Bank of Omaha(13)
10.25	Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated November 14, 2006, in favor of First National Bank of Omaha(13)
10.26	Assignment of Rents and Leases dated November 14, 2006, in favor of First National Bank of Omaha(13)
10.27	Amendment No. 1 to Lease Agreement between Professional Veterinary Products, Ltd. and Kinsley Equities II Limited Partnership(14)
10.28	Amendment No. 2 to Lease Agreement between Professional Veterinary Products, Ltd. and Kinsley Equities II Limited Partnership(14)
10.29	Amendment No. 3 to Lease Agreement between Professional Veterinary Products, Ltd. and Kinsley Equities II Limited Partnership(14)
11	Statement re Computation of Per Share Earnings(16)
12	Computation of Ratio of Earnings to Fixed Charges(16)
21	List of Subsidiaries(5)
23.1	Consent of Quick & McFarlin, P.C.(#)
23.2	Form of consent of Baird Holm LLP (see Exhibit 5)
24.1	Power of Attorney executed by G.W. Buckaloo, Jr., D.V.M.(18)
24.2	Power of Attorney executed by Tom Latta, D.V.M.(18)
24.3	Power of Attorney executed by Buddy D. Ray, D.V.M.(18)
24.4	Power of Attorney executed by Scott A. Schuey, D.V.M.(18)
24.5	Power of Attorney executed by William Swartz, D.V.M.(18)
24.6	Power of Attorney executed by Thomas E. Wakefield, D.V.M.(18)
24.7	Power of Attorney executed by Steven E. Wright, D.V.M.(18)
24.8	Power of Attorney executed by A. Donald Janezic, Jr.(18)
24.9	Power of Attorney executed by Eileen Sam Holly Morris, D.V.M.(19)
99	Schedule of Allowances(16)

The following footnotes indicate a document previously filed as an exhibit to and incorporated by reference from the following:

(1)	Form S-1 Registration Statement No. 333-86629 filed on September 7, 1999.

(2)	Post-Effective Amendment No. 1 to the Form S-1 Registration Statement No. 333-86629 filed on November 3, 2000.

(3)	Form 10-K for the fiscal year ended July 31, 2002 filed on October 29, 2002.

(4)	Post-Effective Amendment No. 1 to the Form S-1 Registration Statement No. 333-72962 filed on August 29, 2003.

(5)	Form S-1 Registration Statement No. 333-72962 filed on November 8, 2001.

(6)	Form 10-Q Quarterly Report for the period ended January 31, 2005 filed March 17, 2005.

(7)	Form 8-K Current Report dated March 7, 2005 and filed March 11, 2005.

(8)	Post-Effective Amendment No. 2 to the Form S-1 Registration Statement No. 333-120426 filed on December 13, 2005.

(9)	Form 8-K Current Report dated May 26, 2006 and filed June 2, 2006.

(10)	Form 8-K Current Report dated October 19, 2006 and filed October 25, 2006.

(11)	Form 8-K Current Report dated August 2, 2006 and filed October 25, 2006.

(12)	Form S-1 Registration Statement filed on November 28, 2006.

(13)	Form 8-K Current Report dated November 14, 2006 and filed November 20, 2006.

(14)	Form 8-K Current Report dated January 3, 2007 and filed January 9, 2007.

(15)	Pre-Effective Amendment No. 4 to the Form S-1 Registration Statement No. 333-138982 filed on February 28, 2007.

(16)	Form 10-K for fiscal year ended July 31, 2007 filed on October 25, 2007.

(17)	Pre-Effective Amendment No. 1 to Form S-1/A Registration Statement No. 333-138982 filed on January 3, 2007.

(18)	Pre-Effective Amendment No. 2 to Form S-1/A Registration Statement No. 333-138982 filed on February 2, 2007

The following footnotes are references to the following:

(#)	Filed herewith.

(*)	Portions of these exhibits have been redacted pursuant to a request for confidential treatment which was granted by the Securities and Exchange Commission.